This preliminary prospectus supplement relates to an effective registration statement but it is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-158409
Subject to completion, dated November 9, 2010

Preliminary prospectus supplement
(To Prospectus dated April 3, 2009)

Covanta Holding Corporation

$400,000,000
     % Senior Notes due 2020

Interest payable           and

Issue price:     %

We are offering $400,000,000 aggregate principal amount of our     % Senior Notes due 2020 (the “notes”). The notes will mature on          , 2020. Interest will accrue from          , 2010, and the first interest payment date will be          , 2011.

We may redeem some or all of the notes at any time on or after          , 2015. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before          , 2013. In addition, at any time prior to          , 2015, we may redeem some or all of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries. We conduct all of our business through our subsidiaries. None of our subsidiaries will guarantee the notes.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our notes. Investing in our notes involves a high degree of risk. See “Risk factors” beginning on page S-21 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public	Underwriting discounts	Proceeds, before
	offering price(1)	and commissions	expenses, to us(1)

Per note
Total

(1)	Plus accrued interest, if any, from November , 2010.

The notes will not be listed on any securities exchange or automated quotation system.

The Issuer expects that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about          , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan
BofA Merrill Lynch
Barclays Capital
Citi

Joint lead managers

Credit Agricole CIB	RBS

Co-managers

HSBC	Mizuho Securities USA Inc.	TD Securities

November   , 2010

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. This prospectus supplement relates to the offer and sale of the notes.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date or that the information incorporated by reference in this prospectus supplement is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

Prospectus supplement

Prospectus

We are a Delaware corporation. Our principal executive offices are located at 40 Lane Road, Fairfield, NJ 07004 and our telephone number at that address is (973) 882-9000. Our website is

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located at http://www.covantaholding.com. Our website and the information contained on our website are not part of this prospectus supplement, and you should rely only on the information contained or incorporated by reference in this prospectus supplement when making a decision as to whether to invest in the notes.

Except as otherwise stated and unless the context otherwise requires, references in this prospectus supplement to “Covanta Holding,” “Covanta,” the “Issuer,” “we,” “our,” “us” and similar terms refer to Covanta Holding Corporation and its subsidiaries; references to “Covanta Energy” refer to Covanta Energy Corporation, a direct wholly-owned subsidiary of Covanta Holding, and its subsidiaries. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.

Cautionary statement regarding forward-looking statements

Certain statements in this prospectus supplement, including documents incorporated by reference therein, contain statements that may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of us, or general industry or broader economic performance in domestic and international markets in which we operate or compete, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to us include, but are not limited to, the risks and uncertainties affecting our businesses described in the “Risk factors” section in this prospectus supplement and in the filings with the SEC incorporated by reference herein.

Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this prospectus supplement or the documents incorporated herein by reference are made only as of the date hereof and we do not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

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Non-GAAP financial measures

To supplement our results prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), we have included in this prospectus supplement certain non-GAAP measures, including Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures as defined by the SEC. These non-GAAP financial measures are not intended as substitutes and should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. In addition, our use of non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The presentation of Adjusted EBITDA and Free Cash Flow are intended to enhance the usefulness of our financial information by providing measures which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in Covanta Energy’s credit facilities, and as an additional way of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, we believe provides a more complete understanding of our business. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. For further information on these additional items, see “Management’s discussion and analysis of financial condition and results of operations—Supplementary Financial Information—Adjusted EBITDA (Non-GAAP Discussion).”

Adjusted EBITDA should not be considered as an alternative to net income or cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity in accordance with GAAP.

We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. Free Cash Flow is defined as cash flow provided by operating activities less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our businesses, such as making acquisitions, investing in construction of new projects or making principal payments on debt. For further information, see “Management’s discussion and analysis of financial condition and results of operations—Supplementary Financial Information—Free Cash Flow (Non-GAAP Discussion).”

Free Cash Flow should not be considered as an alternative to cash flow provided by operating activities as an indicator of our liquidity or any other measure of liquidity in accordance with GAAP.

For more information, see “Summary historical consolidated financial information,” “Selected historical consolidated financial information” and the financial statements and related notes thereto incorporated by reference in this prospectus supplement.

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Market, ranking, industry data and forecasts

This prospectus supplement and the documents incorporated by reference herein include market share, ranking, industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within the energy-from-waste industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus supplement. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained or incorporated by reference in this prospectus supplement.

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Summary

Our company

We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”). Energy-from-waste serves two key markets as both a sustainable waste disposal solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service.

Our EfW facilities earn revenue from both the disposal of waste and the generation of electricity, generally under long-term contracts, as well as from the sale of metal recovered during the energy-from-waste process. We process approximately 19 million tons of solid waste annually, representing approximately 5% of U.S. waste generation, and produce over 11 million megawatt hours of baseload electricity annually, representing over 5% of the nation’s non-hydroelectric renewable power. We operate and/or have ownership positions in 44 energy-from-waste facilities, which are primarily located in North America, and 20 additional energy generation facilities, including other renewable energy production facilities in North America (wood biomass, landfill gas and hydroelectric) and independent power production (“IPP”) facilities in Asia. We also operate waste management infrastructure that is complementary to our core EfW business.

For the twelve months ended September 30, 2010 (“LTM”), we generated $1,696 million of revenue and $524 million of Adjusted EBITDA.

The energy-from-waste process

Energy-from-waste facilities produce energy through the combustion of non-hazardous municipal solid waste (“MSW”) in specially-designed power plants. Most of our facilities are “mass-burn” facilities, which combust the MSW on an as-received basis without any pre-processing such as shredding, sorting, or sizing. In a typical mass-burn facility, waste collection trucks deliver waste to the facility, where it is dumped into a concrete storage pit, then loaded by an overhead crane into a feed chute leading to a furnace. The waste is combusted in a self-sustaining process at temperatures greater than 2,000 degrees Fahrenheit, and heat from the combustion process converts water inside steel tubes that form the furnace walls and boilers into steam. A superheater further heats the steam before it is either sent to a turbine generator to produce electricity (in most facilities), or sold directly to industrial or commercial users. From the boiler, the cooled gases enter an advanced air pollution control system, where dry scrubbers neutralize any acid-forming gases and a high-efficiency fabric baghouse captures more than 99% of particulate matter. The process reduces the waste to an inert ash that is only about 10% of its original volume. In addition, ferrous and non-ferrous metals are removed and recycled during the process. On average, each ton of waste processed yields approximately 550 kilowatt hours of electricity and approximately 50 pounds of recycled metal. The amount of waste generated annually by a family of four could power an average home for roughly two months. New facilities currently under development are even more efficient and can recover 700 to 800 kilowatt hours of electricity or more from each ton of waste processed.

Revenue sources

Our energy-from-waste projects generate revenue from three main sources: (1) fees charged for operating projects or processing waste received, (2) the sale of electricity and/or steam, and (3) the sale of ferrous and non-ferrous metals that are recycled as part of the energy-from-waste process. We may also generate additional revenue from the construction or expansion of a facility when a municipal client owns the facility. Our customers for waste disposal or facility operations are principally municipal entities, though we also market disposal capacity at certain facilities to commercial waste haulers. Our facilities sell energy primarily to utilities at contracted rates or, in situations where a contract is not in place, at prevailing market rates in regional markets (primarily PJM, NEPOOL and NYISO in the Northeastern U.S.). Our revenue is highly contracted, with over 75% of our waste and service revenue under contract for the LTM period. Further, over 70% of our energy revenue was under contract and not subject to market price fluctuation for the LTM period.

LTM Revenue by Source ($1,696 million)	LTM Revenue by Facility Type ($1,696 million)

Energy-from-waste contract structures

Most of our energy-from-waste projects were developed and structured contractually as part of competitive procurement processes conducted by municipal entities. As a result, many of these projects have common features. However, each individual project structure is different, reflecting the specific needs and concerns of a client community, applicable regulatory requirements and/or other factors.

Our EfW projects can generally be divided into three categories, based on the applicable contract structure at a project: (1) “Tip Fee” projects, (2) “Service Fee” projects that we own, and (3) “Service Fee” projects that we do not own but operate on behalf of a municipal owner. At Tip Fee projects, we receive a per-ton fee for processing waste, and we typically retain all of the energy and recycled metal sales. We generally own or lease the Tip Fee facilities. At Service Fee projects, we typically charge a fixed fee for operating the facility, and the facility capacity is dedicated either primarily or exclusively to the host community client, which also retains the majority of any energy and recycled metal sales. As a result of these distinctions, the revenue generated at Tip Fee projects tends to be more dependent on operating performance, as well as market conditions, than the revenue at Service Fee projects.

Our projects were generally financed at construction with project debt in the form of tax-exempt municipal bonds issued by a sponsoring municipality, which generally matures at the same time the initial term of our service contract expires and is repaid over time based on set amortization schedules. At Tip Fee facilities, our project subsidiary is responsible for meeting any debt service or lease payment obligations out of the revenue generated by the facility. At Service Fee projects that we own and where project debt is in place, a portion of our monthly fee from the municipal client is dedicated, dollar-for-dollar, to project debt service. We are not responsible for debt service for projects that we neither own nor lease. When the service contract expires and the debt is paid off, the project owner (either Covanta or the municipal entity) will determine the form of any new contractual arrangements.

The following summarizes the typical contractual and economic characteristics of the three project structures:

		Service fee	Service fee
	Tip fee	(owned)	(operated)

Number of facilities:	17	11	16

% of Tons Processed (LTM):	37%	23%	40%

Client(s):	Host community and/or merchant customers	Host community, with limited merchant capacity in some cases	Dedicated to host community exclusively

Waste or service revenue:	Per ton “tipping fee”	Fixed fee, with performance incentives and inflation escalation	Fixed fee, with performance incentives and inflation escalation

Energy revenue:	Covanta retains 100%	Share with client (typically retain 10%)	Share with client (typically retain 10%)

Metals revenue:	Covanta retains 100%	Share with client	Share with client

Operating costs:	Covanta responsible for all operating costs	Pass through certain costs to municipal client (e.g., ash disposal)	Pass through certain costs to municipal client (e.g., ash disposal)

Project debt service:	Covanta project subsidiary responsible	Paid by client explicitly as part of service fee	Client responsible for debt service

After service contract expiration:	N/A	Covanta owns the facility; clients have certain rights; new contract(s) negotiated	Client controls the facility; extend with Covanta or tender for new contract

Industry

Waste disposal

The U.S. generates more than 380 million tons of waste annually (nearly 1.3 tons for every person), which is approximately 20% of the world’s total. Of that amount, approximately 29% is recycled, 64% is landfilled, and 7% is processed by energy-from-waste (of which approximately two-thirds is processed by us). In the U.S., waste generation has increased steadily over time, growing by a 2% annual rate over the past 19 years. At the same time, the number of landfills in the U.S. has decreased dramatically, from over 7,500 in 1986 to under 2,000 today. We believe that these trends, and the fact that waste disposal is an essential service, mean that the industry is relatively recession-resistant.

Energy-from-waste is an important part of the waste management infrastructure of the U.S., with approximately 85 facilities currently in operation, processing over 29 million tons and serving the needs of nearly 25 million people, while producing enough electricity for 1.3 million homes. The use of energy-from-waste is even more prevalent in Western Europe and many countries in Asia, such as Japan. An estimated 800 energy-from-waste facilities are in use today around the world, processing approximately 140 million tons of waste per year. In the waste management hierarchies of the U.S. EPA and the European Union, energy-from-waste is designated as a superior solution to landfilling.

Renewable energy

Public policy in the U.S., at both the state and national levels, has developed over the past several years in support of increased generation of renewable energy as a means of combating the potential effects of climate change, as well as increasing domestic energy security. Today in the U.S., approximately 10.5% of electricity is generated from renewable sources, two-thirds of which is hydroelectric power.

Energy-from-waste contributes approximately 10% of the nation’s non-hydroelectric renewable power. Energy-from-waste is designated as renewable energy in 25 states, the District of Columbia, and Puerto Rico, as well as in several federal statutes and policies. In addition, unlike other renewable resources, EfW generation can serve base-load demand and is more often located near population centers where demand is greatest, minimizing the need for expensive incremental transmission infrastructure.

Environmental benefits of energy-from-waste

We believe that energy-from-waste offers solutions to public sector leaders around the world in addressing two key issues: sustainable waste disposal and renewable energy generation. We believe that the environmental benefits of energy-from-waste, as an alternative to landfilling, are clear and compelling: by processing municipal solid waste in energy-from-waste facilities we reduce greenhouse gas (“GHG”) emissions (as the methane emitted by landfills is over 20 times more potent a GHG than carbon dioxide), lower the risk of groundwater contamination, and conserve land. At the same time, energy-from-waste generates clean, reliable energy from a renewable fuel source, thus reducing dependence on fossil fuels, the combustion of which is itself a major contributor of GHG emissions. Based on estimates using the EPA’s Decision Support Tool, one ton of CO2-equivalent is reduced relative to landfilling for every ton of waste processed. In addition, each ton of waste processed eliminates the need to consume approximately one barrel of oil or one-quarter ton of coal, in order to generate the equivalent amount of electricity. As public planners in North America, Europe and Asia address their needs for more environmentally sustainable waste disposal and energy generation in the years ahead, we believe that energy-from-waste will be an increasingly attractive alternative.

Competitive strengths

World leader in energy-from-waste with consistently strong long-term operating performance

We are one of the world’s largest owners and operators of energy-from-waste facilities, operating an estimated two-thirds of the energy-from-waste capacity in North America. We believe that we have more experience in developing, constructing and operating energy-from-waste facilities than any other company in the world. We operate over 10 different types of energy-from-waste technologies, representing many of the commercially viable systems in the world. In addition, we believe that we have earned a strong reputation in our industry for maintaining successful long-term partnerships with our host communities, which are critical to our long-term success.

As a result of our experience and expertise in facility operations and maintenance, we have a track record of consistently high availability, and our facilities have processed nearly 350 million tons of waste. Our facilities have maintained average boiler availability above 90% since 2001, which is significantly in excess of our contractually-required levels. In 2009, we achieved our highest portfolio availability on record at 91.6%. Consistent production allows us to provide steady and reliable service for our customers. In addition, we believe that our maintenance practices are critical to maximizing the long-term value of our assets. Most of our facilities have been in operation for over 15 years, and we are confident that their useful lives will extend at least as long into the future.

Waste Tons Processed (millions)—Americas	Boiler Availability—Americas

The depth and scope of our experience is also evident in our outstanding record of environmental performance, where our emphasis is to go beyond mere compliance with legal and permit requirements. Our U.S.-based EfW facilities routinely achieve emission levels for various measures 60 to 90 percent below the established requirements of the U.S. EPA. We believe that this approach to environmental performance is an important element of our corporate risk management, which enhances both the service we provide our customers and our prospects for growth.

Highly contracted revenue with credit-worthy counterparties

Our revenue is highly contracted, with over 75% of our waste and service revenue under contract for the LTM period. Further, over 70% of our energy revenue was under contract and not subject to market price fluctuation for the LTM period. As our existing service agreements and waste contracts expire, we will generally seek to renew or replace these contracts in order to maintain a substantial portion of our facility capacity under contract. We have historically been able to renew or extend our waste and service contracts on commercially agreeable terms. As our energy contracts expire, we will also pursue opportunities to enter into new contracts; however, we expect that the percentage of our energy revenue sold at market prices will increase over time, but with a substantial contracted profile remaining in place over the next several years.

Our customers for waste services are principally municipal entities for whom waste disposal is an essential public service. We have encountered no material counterparty issues with any of our municipal clients relating to waste services during the recent economic downturn. For facility capacity that we market to private waste haulers, we primarily contract with large, national and regional waste companies. For energy sales, we generally contract with regulated utilities, and where we do not sell under long-term contracts, we sell directly into the electricity grid and are paid by the independent system operator. Overall, our revenue sources are also highly diversified, with no facility or counterparty contributing more than 7% of total revenue during the LTM period.

Substantial and consistent free cash flow generation and strong balance sheet

Our business generates substantial Free Cash Flow. In 2009, we generated $397 million of cash flow from operating activities and $345 million of Free Cash Flow (after maintenance capital expenditures). This Free Cash Flow represented 22% of revenue and 67% of Adjusted EBITDA. See “Management’s discussion and analysis of financial condition and results of operations—Supplementary Financial Information—Free Cash Flow (Non-GAAP Discussion).”

Our project debt is repaid over time based on set amortization schedules, with payments often made directly by our municipal clients as a component of our fees paid under service agreements. We repaid $194 million in project debt in 2009 and have repaid a further $123 million during the nine months ended September 30, 2010. As of September 30, 2010, we had $877 million of project debt principal outstanding, and based on existing bond maturity schedules, more than half of that principal is scheduled to be repaid by 2013. This ongoing project debt repayment enhances the strength of our credit over time.

We believe that these financial characteristics provide us with an important competitive advantage, as they enable us to pursue attractive growth opportunities, and we believe that they also provide our municipal clients with confidence that we will have the ability to serve as long-term partners and continue to satisfy our contractual obligations for facility performance well into the future.

Strong industry fundamentals in attractive geographic markets

Our energy-from-waste facilities are critical infrastructure assets that provide a necessary and essential service to our client communities. While the recent economic downturn has negatively impacted waste generation rates, industry fundamentals overall have remained strong, as per capita waste generation in North America remains the highest in the world and waste disposal capacity is constrained in many of the geographic markets where we operate. Given the essential nature of waste disposal services, we believe that our business is relatively recession-resistant.

Our energy-from-waste facilities in North America are concentrated in the attractive Northeastern U.S. where population density and constraints on landfill capacity drive the highest waste disposal fees of any region in the country. In addition, our facilities are typically located near or within the populations that they serve, and often enjoy a geographic advantage over competing landfills, which are increasingly located farther away from the sources of waste in less populated areas where landfill capacity is less expensive and easier to permit. As a result, landfills generally must incur greater transportation costs than our facilities, and we believe that these costs will increase to the extent that fossil fuel costs rise in the future.

The Northeast is also an attractive regional electricity market, where similar drivers (dense populations and constrained capacity) have supported prices over time. The majority of our merchant electricity sales are in the PJM, NEPOOL and NYISO markets, which are among the most liquid electricity markets in the country. In addition, our facilities are generally located near or within the load centers of the regions they serve, where market electricity prices are typically at a premium due to transmission congestion.

Critical infrastructure assets that are difficult to replicate

Waste disposal infrastructure is difficult and costly to replicate or expand. While all aspects of waste disposal are subject to extensive regulation, and energy-from-waste is among the most highly regulated sectors of the market, EfW requires a larger initial investment than most waste disposal alternatives. There are currently approximately 85 EfW facilities in operation in the United States, and while we expect that there will be new facilities built in the future, it has been almost 15 years since the last new facility was constructed.

Landfills represent our primary competition in the waste disposal market, and in the densely populated areas of the Northeast where the majority of our facilities are located, construction of new landfill capacity is constrained due to increased regulation and the difficulty of building or expanding landfills close to urban areas. The number of landfills in the U.S. overall has decreased dramatically, from over 7,500 facilities in 1986 to under 2,000 today. While less costly than EfW in terms of initial investment, we believe that the environmental disadvantages of landfilling are now widely recognized and factored into the development of energy and waste management policies, as they have been in other countries for many years. As a result, we believe that our existing EfW asset base will become increasingly valuable over time, and our EfW focus and experience will enhance our ability to expand our business with new project development.

Favorable environmental and regulatory trends

We believe that the environmental benefits of energy-from-waste as both a sustainable waste disposal solution and source of clean, renewable energy will continue to support a favorable regulatory framework in the markets where we operate. Examples of this include the European Union Landfill Directive, which directs member states to substantially reduce their reliance on landfills over the next 10 years (and thus, in many cases, rely more heavily on energy-from-waste as an alternative), and existing legislation in numerous U.S. states that supports energy-from-waste as a renewable energy source. In addition, we believe that the benefits of energy-from-waste as a net reducer of GHG emissions should increasingly be recognized as regulations are developed to combat climate change, and that our other renewable energy operations will benefit from such regulations as well.

Experienced operational management team with long continuity

We believe that our senior operational management has a level of experience in energy-from-waste and continuity at Covanta that is unmatched in our industry. Our President and CEO, Anthony Orlando, has been with Covanta for 23 years and held the position of CEO for 7 years. John Klett, our Chief Operating Officer, has 33 years of industry experience, including 24 with Covanta. Each member of our senior-level operating team worked for us for more than 20 years.

Strategy

Our mission is to be the leading energy-from-waste company in the world, which we intend to pursue through the following key strategies:

•	Maximize the value of our existing portfolio. We intend to maximize the long-term value of our existing portfolio by continuing to operate at our historic production levels, maintaining our facilities in optimal condition through our ongoing maintenance programs, extending or replacing waste and service contracts upon their expiration, seeking incremental revenue opportunities with our existing assets and expanding facility capacity where possible.

•	Grow in selected attractive markets. We seek to grow our portfolio primarily through the development of new facilities where we believe that market and regulatory conditions will enable us to invest our capital at attractive risk-adjusted rates of return. We are currently focusing on development opportunities in the U.S., Canada and Europe, which we consider to be our core markets. We believe that there are numerous attractive opportunities in the United Kingdom in particular, where national policies, such as a substantial tax on landfill use, are intended to achieve compliance with the EU Landfill Directive, which we believe will result in the development of over 10 million tons of new energy-from-waste capacity within the next 10 years.

We believe that our approach to development opportunities is highly-disciplined, both with regard to our required rates of return and the manner in which potential new projects will be structured and financed. In general, prior to the commencement of construction of a new facility, we intend to enter into long-term contracts with municipal and/or commercial customers for a substantial portion of the disposal capacity and obtain non-recourse project financing for a majority of the capital investment. We intend to finance new projects in a prudent manner, minimizing the impact on our balance sheet and credit profile at the parent company level where possible.

•	Develop and commercialize new technology. We believe that our efforts to protect and expand our business will be enhanced by the development of additional technologies in such fields as emission controls, residue disposal, alternative waste treatment processes, and combustion controls. We have advanced our research and development efforts in these areas, and have developed and have patents pending for major advances in controlling nitrogen oxide (“NOx”) emissions and have a patent for a proprietary process to improve the handling of the residue from our energy-from-waste facilities. We have also entered into various agreements with multiple partners to invest in the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels or the generation of energy, as well as improved environmental performance.

•	Advocate for public policy favorable to energy-from-waste. We seek to educate policymakers about the environmental and economic benefits of energy-from-waste and advocate for policies that appropriately reflect these benefits. Energy-from-waste is a highly regulated business, and as such we believe that it is critically important for us, as an industry leader, to play an active role in the debates surrounding potential policy developments that could impact our business.

Corporate information

We were incorporated in Delaware as a holding company in 1992. We conduct all of our operations through subsidiaries, which are predominantly engaged in the waste and energy businesses. We also continue to operate subsidiaries that are engaged in insurance operations, primarily in California; however, these collectively account for only approximately 1% of our consolidated revenue.

Recent developments

We have announced our intention to pursue a sale of our interests in four independent power production facilities in the Philippines, India and Bangladesh, representing all of our IPP operations in Asia outside of China. In anticipation of this potential transaction, our foreign subsidiaries that are involved in the operation or ownership of our businesses in Asia are designated as unrestricted subsidiaries under the indenture under which the notes will be issued. For the twelve months ended September 30, 2010, our unrestricted subsidiaries, which also include our insurance subsidiaries, contributed approximately 10% of our total Adjusted EBITDA.

The tender offer

On November 9, 2010, we commenced a tender offer to purchase for cash any and all of our outstanding 1.00% Senior Convertible Debentures due 2027 (the “Debentures”). We are offering to purchase the Debentures at a purchase price of $990 for each $1,000 principal amount of Debentures, plus accrued and unpaid interest to, but excluding, the date of payment for Debentures accepted for payment. The tender offer will expire at 12:00 midnight, New York City time, on December 8, 2010 unless extended or earlier terminated by us. We intend to use a portion of the proceeds of this offering to finance the tender offer. See “Use of proceeds.” This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the Debentures. The tender offer is made only by and pursuant to the terms of the Offer to Purchase, dated November 9, 2010, and the related Letter of Transmittal, as they may be amended or supplemented. The consummation of the tender offer is conditioned upon the satisfaction of certain conditions set forth in the Offer to Purchase, including the closing in this offering of at least $400 million of notes on terms and conditions satisfactory to us. We reserve the right to waive any or all conditions to the tender offer. As of November 9, 2010, there was $373.75 million aggregate principal amount of Debentures outstanding.

Organization and indebtedness

The following chart illustrates, in summary form, our organization and indebtedness (principal amounts) immediately after giving effect to the offering and tender offer (assuming that 100% of the holders tender their Debentures in the tender offer):

(1)	As adjusted for the tender offer assuming 100% of the holders tender their Debentures in the tender offer. Under the terms of the tender offer we have offered to purchase any and all of the outstanding Debentures at a purchase price of $990 for each $1,000 principal amount of Debentures tendered. As of November 9, 2010, there was $373.75 million aggregate principal amount of Debentures outstanding.

(2)	As of September 30, 2010, we had no borrowings outstanding under our revolving credit facility, with the full $300 million of capacity available, of which up to $200 million may be utilized for letters of credit. For additional information, see “Management’s discussion and analysis of financial conditions and results of operations — Available Sources of Liquidity — Short-Term Liquidity” and “Description of other indebtedness.”

(3)	As of September 30, 2010, we had $294.5 million in letters of credit outstanding under our $320 million funded letter of credit facility, with remaining capacity of up to an additional $25.5 million. For additional information, see “Management’s discussion and analysis of financial conditions and results of operations — Available Sources of Liquidity — Short-Term Liquidity” and “Description of other indebtedness.”

(4)	Guaranteed by Covanta Holding and each of Covanta Energy’s domestic subsidiaries (as such term is defined in the Credit and Guaranty Agreement dated February 9, 2007).

(5)	Project debt is included as the principal portion of “Project debt (short- and long-term)” in our condensed consolidated financial statements incorporated by reference herein. Generally, project debt is secured by the revenues generated by the project and other project assets, including the related facility. The only recourse to Covanta Holding or Covanta Energy with respect to project debt arises under the operating performance guarantees described under “Description of other indebtedness.” Certain subsidiaries have project debt which is recourse to our subsidiary Covanta ARC LLC, but is non-recourse to Covanta Holding or Covanta Energy, which as of September 30, 2010 aggregated to $208.5 million.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of notes” in this prospectus supplement.

Issuer	Covanta Holding Corporation.

Securities offered	$400 million aggregate principal amount of % Senior Notes due 2020.

Maturity date	, 2020.

Interest rate	% per year.

Interest payment dates	and , commencing , 2011.

Optional redemption	The notes will be redeemable at the Issuer’s option, in whole or in part, at any time on or after , 2015, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to , 2013, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of % of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to , 2015, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, plus a “make-whole premium.”

Mandatory offers to purchase	The occurrence of specific kinds of changes in control will be a triggering event requiring us to offer to purchase from you all or a portion of your notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay indebtedness (with a corresponding permanent reduction in commitment, if applicable) or to invest or commit to invest such proceeds in additional assets related to our business or capital stock of a restricted subsidiary (as defined under the heading “Description of notes”).

Ranking	The notes will be the Issuer’s senior unsecured obligations and:

• will rank equally in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness;

• will rank senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness;

• will be effectively subordinated to any of the Issuer’s existing and future secured debt, to the extent of the value of the assets securing such debt; and

• will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries.

As of September 30, 2010, after giving effect to this offering and the completion of the tender offer (assuming that 100% of the holders tender their Debentures (as defined below) in the tender offer) with the net proceeds from this offering:

• we would have had approximately $2,375.5 million of total consolidated indebtedness (including the notes), of which $456.6 million would have ranked equally with the notes;

• of our total consolidated indebtedness, Covanta Energy would have had approximately $627.3 million of secured indebtedness under our senior credit facility (excluding an additional $294.5 million represented by letters of credit under the senior credit facility) to which the notes would have been effectively subordinated;

• Covanta Energy would have had commitments available to be borrowed under the senior credit facility of $325.5 million, after giving effect to $294.5 million of outstanding letters of credit; and

• our subsidiaries would have had $2,849.0 million of total liabilities (including trade payables), all of which would have been structurally senior to the notes.

Covenants	The Issuer will issue the notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture will, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase or redeem their capital stock;

• prepay, redeem or repurchase certain debt;

• make loans and investments;

• sell assets;

• incur liens;

• enter into transactions with affiliates;

• alter the businesses they conduct;

• enter into agreements restricting our subsidiaries’ ability to pay dividends; and

• consolidate, merge or sell all or substantially all of their assets.

These covenants will be subject to a number of important exceptions and qualifications. In addition, if and for so long as the notes have an investment grade rating from both Standard & Poor’s Ratings Group Inc. and Moody’s Investors Service, Inc. and no default under the indenture has occurred, certain of the covenants listed above will be suspended. For more details, see “Description of notes.”

Absence of public market for the notes	The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.

U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain United States federal income tax considerations.”

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million, after deducting discounts and commissions and estimated offering expenses. We intend to use a portion of the net proceeds of this offering to finance our tender offer for any and all of the aggregate principal amount outstanding of our Debentures. Remaining proceeds will be used for general corporate purposes. If the tender offer is not consummated for any reason, all of the net proceeds of this offering will be used for general corporate purposes. Pending such uses, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See “Use of proceeds.”

Risk factors

In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

Summary historical consolidated financial information

The following table sets forth our summary consolidated financial data as of and for the periods indicated. The summary consolidated financial data as of and for the nine months ended September 30, 2010 and 2009 was derived from our unaudited consolidated financial statements incorporated by reference herein. The summary consolidated financial data as of and for the years ended December 31, 2009, 2008 and 2007 was derived from our audited consolidated financial statements incorporated by reference herein. The unaudited information as of and for the nine months ended September 30, 2010 and 2009 has been prepared on the same basis as the audited consolidated financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The Income statement data, Other financial data and other information presented for the twelve months ended September 30, 2010 have been derived from our audited and unaudited consolidated financial statements incorporated by reference herein for each item presented by subtracting the item for the nine months ended September 30, 2009 from the item for the year ended December 31, 2009, and adding the amount of the item for the nine months ended September 30, 2010. The financial data presented for the nine months ended September 30, 2010 and 2009 and the twelve months ended September 30, 2010, is not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or any future period. When you read this summary consolidated financial data, it is important that you also read our audited and unaudited financial statements and related notes thereto incorporated by reference in this prospectus supplement, as well as the section of this prospectus supplement entitled “Management’s discussion and analysis of financial condition and results of operations.” Historical results are not necessarily indicative of future performance.

The summary financial information below contains the non-GAAP measures of Adjusted EBITDA and Free Cash Flow. For additional information on the calculations of Adjusted EBITDA and Free Cash Flow, see “Management’s discussion and analysis of financial condition and results of operations—Supplementary Financial Information—Adjusted EBITDA (Non-GAAP Discussion)” and “Management’s discussion and analysis of financial condition and results of operations—Supplementary Financial Information—Free Cash Flow (Non-GAAP Discussion),” respectively.

						Twelve
				Nine months ended		months ended
	Years ended December 31,			September 30,		September 30,
(dollars in thousands)	2007	2008	2009	2009	2010	2010(1)

Income statement data:
Operating revenues:
Waste and service revenues	$864,396	$934,527	$919,604	$667,298	$768,433	$1,020,739
Electricity and steam sales	498,877	660,616	580,248	439,751	438,005	578,502
Other operating revenues	69,814	69,110	50,615	36,206	82,545	96,954

Total operating revenues	1,433,087	1,664,253	1,550,467	1,143,255	1,288,983	1,696,195

Operating expenses:
Plant operating expenses	801,560	999,674	946,166	703,888	813,086	1,055,364
Other operating expenses	60,639	66,701	47,968	34,270	77,568	91,266
General and administrative expenses	82,729	97,016	109,235	81,366	77,401	105,270
Depreciation and amortization expense	196,970	199,488	202,872	150,717	146,527	198,682
Net interest expense on project debt	54,579	53,734	48,391	37,511	31,266	42,146
Write-down of assets, net of insurance recoveries	–	(8,325)	–	–	32,321	32,321

Total operating expenses	1,196,477	1,408,288	1,354,632	1,007,752	1,178,169	1,525,049

Operating income	236,610	255,965	195,835	135,503	110,814	171,146

Other income (expense):
Investment income	10,578	5,717	4,007	3,136	1,669	2,540
Interest expense	(67,104)	(46,804)	(38,116)	(27,291)	(32,250)	(43,075)
Non-cash convertible debt related expense	(15,377)	(17,979)	(24,290)	(14,562)	(29,760)	(39,488)
Loss on extinguishment of debt	(32,071)	–	–	–	–	–

Total other expenses	(103,974)	(59,066)	(58,399)	(38,717)	(60,341)	(80,023)

Income before income tax expense and equity in net income from unconsolidated investments	132,636	196,899	137,436	96,786	50,473	91,123
Income tax expense	(24,483)	(84,561)	(50,044)	(34,197)	(23,348)	(39,195)
Equity in net income from unconsolidated investments	22,196	23,583	23,036	17,091	18,024	23,969

NET INCOME	130,349	135,921	110,428	79,680	45,149	75,897

Less: Net income attributable to noncontrolling interest in subsidiaries	(8,656)	(6,961)	(8,783)	(6,312)	(6,436)	(8,907)

NET INCOME ATTRIBUTABLE TO COVANTA HOLDING CORPORATION	$121,693	$128,960	$101,645	$73,368	$38,713	$66,990

						Twelve
				Nine months ended		months ended
	Years ended December 31,			September 30,		September 30,
(dollars in thousands)	2007	2008	2009	2009	2010	2010(1)

Other financial data:
Net cash provided by operating activities	$363,591	$402,607	$397,238	$247,733	$328,107	$477,612
Net cash used in investing activities	(179,910)	(189,308)	(387,240)	(329,624)	(247,573)	(305,189)
Net cash (used in) provided by financing activities	(268,335)	(170,242)	230,950	261,902	(437,395)	(468,347)
Acquisition of businesses, net of cash acquired	(110,465)	(73,393)	(265,644)	(251,734)	(128,254)	(142,164)
Purchase of property, plant and equipment	(85,748)	(87,920)	(73,619)	(59,109)	(83,101)	(97,611)
Adjusted EBITDA(2)(3)	549,181	573,789	515,098	375,109	383,794	523,783
Free Cash Flow(4)	308,103	341,968	345,301	203,588	271,267	412,980

	December 31,			September 30,
(dollars in thousands)	2007	2008	2009	2009	2010

Balance sheet data:
Cash and cash equivalents	$149,406	$192,393	$433,683	$372,600	$76,507
Restricted funds held in trust	379,864	324,911	277,752	335,204	337,721
Property, plant and equipment, net	2,620,507	2,530,035	2,582,841	2,612,304	2,526,291
Total assets	4,368,499	4,279,989	4,934,282	4,974,026	4,652,714
Total debt, including current portion:
Covanta Energy debt	1,925,957	1,717,507	1,592,235	1,656,906	1,518,904
Covanta Holding debt	2,217,359	2,026,888	2,397,070	2,437,471	2,319,652
Total equity	1,114,066	1,224,051	1,417,169	1,395,623	1,200,536

	Twelve months ended
	September 30, 2010
	Actual		As adjusted

Credit Statistics:
Ratio of Covanta Energy Debt / Net cash provided by operating activities	3.18	x	3.18	x
Ratio of Covanta Holding Debt / Net cash provided by operating activities	4.86	x	4.97	x
Ratio of Covanta Energy Net Debt / Adjusted EBITDA(5)	2.53	x	2.53	x
Ratio of Covanta Holding Net Debt / Adjusted EBITDA(5)	4.05	x	4.16	x

(1)	The Income statement data, Other financial data and other information presented for the twelve months ended September 30, 2010 have been derived from our audited and unaudited consolidated financial statements incorporated by reference herein for each item presented by subtracting the item for the nine months ended September 30, 2009 from the item for the year ended December 31, 2009, and adding the amount of the item for the nine months ended September 30, 2010. We believe that the presentation of information for the twelve months ended September 30, 2010 provides useful information to investors regarding our recent financial performance and we view the most recently completed twelve-month period as an important measurement period for investors to assess our historical results. We also use trailing four quarter financial data to test compliance with covenants under our senior credit facility. Our presentation of information for the twelve months ended September 30, 2010 should not be considered in isolation or to the exclusion of consideration of our annual audited financial statements or quarterly unaudited financial statements included in our period filings with the SEC which are incorporated by reference herein.

(2)	For all periods presented, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The definition of Adjusted EBITDA is substantially similar to that of Consolidated Adjusted EBITDA as defined in the indenture, but may differ in certain respects. Adjusted EBITDA should not be considered as an alternative to net income or cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. The following are reconciliations of net income to Adjusted EBITDA and net cash provided by operating activities to Adjusted EBITDA for the three years ended December 31, 2009, 2008 and 2007, the nine months ended September 30, 2010 and 2009 and the twelve months ended September 30, 2010:

						Twelve
				Nine months ended		months ended
	Years ended December 31,			September 30,		September 30,
(dollars in thousands)	2007	2008	2009	2009	2010	2010

Computation of Adjusted EBITDA:
Net Income attributable to Covanta Holding Corporation	$121,693	$128,960	$101,645	$73,368	$38,713	$66,990
Depreciation and amortization expense	196,970	199,488	202,872	150,717	146,527	198,682
Debt service:
Net interest expense on project debt	54,579	53,734	48,391	37,511	31,266	42,146
Interest expense	67,104	46,804	38,116	27,291	32,250	43,075
Non-cash convertible debt related expense	15,377	17,979	24,290	14,562	29,760	39,488
Investment income	(10,578)	(5,717)	(4,007)	(3,136)	(1,669)	(2,540)

Subtotal debt service	126,482	112,800	106,790	76,228	91,607	122,169
Income tax expense	24,483	84,561	50,044	34,197	23,348	39,195
Other adjustments:
Write-down of assets	–	–	–	–	32,321	32,321
Change in unbilled service receivables	19,403	14,020	18,620	13,656	23,574	28,538
Non-cash compensation expense	13,448	14,750	14,220	10,724	13,279	16,775
Transaction-related costs	–	–	6,289	5,952	1,349	1,686
Loss on extinguishment of debt	32,071	–	–	–	–	–
Other	5,975	12,249	5,835	3,955	6,640	8,520

Subtotal other adjustments	70,897	41,019	44,964	34,287	77,163	87,840
Net income attributable to noncontrolling interests in subsidiaries	8,656	6,961	8,783	6,312	6,436	8,907

Total adjustments	427,488	444,829	413,453	301,741	345,081	456,793

Adjusted EBITDA	$549,181	$573,789	$515,098	$375,109	$383,794	$523,783

Net cash provided by operating activities	$363,591	$402,607	$397,238	$247,733	$328,107	$477,612
Transaction-related costs	–	–	6,289	5,952	1,349	1,686
Debt service	126,482	112,800	106,790	76,228	91,607	122,169
Amortization of debt premium and deferred financing costs	11,016	7,023	3,265	2,791	576	1,050
Other	48,092	51,359	1,516	42,405	(37,845)	(78,734)

Adjusted EBITDA	$549,181	$573,789	$515,098	$375,109	$383,794	$523,783

(3)	For all periods presented, Adjusted EBITDA (Restricted Group) is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income, as calculated for our Restricted Subsidiaries only. The Restricted Subsidiaries exclude our foreign subsidiaries that are involved in the operation or ownership of our businesses in Asia, much of which we intend to sell, and our insurance subsidiaries. Adjusted EBITDA (Restricted Group) should not be considered as an alternative to net income or cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. The following are reconciliations of net income (Restricted Group) to Adjusted EBITDA (Restricted Group) and net cash provided by operating activities (Restricted Group) to Adjusted EBITDA (Restricted Group) for the three years ended December 31, 2009, 2008 and 2007, the nine months ended September 30, 2010 and 2009 and the twelve months ended September 30, 2010:

						Twelve
				Nine months ended		months ended
	Years ended December 31,			September 30,		September 30,
(dollars in thousands)	2007	2008	2009	2009	2010	2010

Computation of Adjusted EBITDA (Restricted Group):
Net income	$84,720	$95,497	$71,472	$50,830	$20,916	$41,558
Depreciation and amortization expense	187,973	190,856	195,281	145,069	140,838	191,050
Debt service:
Net interest expense on project debt	51,208	46,184	42,327	32,699	27,646	37,274
Interest expense	67,104	46,804	38,116	27,291	32,250	43,075
Non-cash convertible debt related expense	15,377	17,979	24,290	14,562	29,760	39,488
Investment income	(10,578)	(5,717)	(4,007)	(3,136)	(1,669)	(2,540)

Subtotal debt service	123,111	105,250	100,726	71,416	87,987	117,297
Income tax expense	19,314	80,021	43,759	27,526	18,720	34,953
Other adjustments:
Write-off of assets	–	–	–	–	32,321	32,321
Change in unbilled service receivables	19,403	14,020	18,620	13,656	23,574	28,538
Non-cash compensation expense	13,448	14,750	14,220	10,724	13,279	16,775
Transaction-related costs	–	–	6,289	5,952	1,349	1,686
Loss on extinguishment of debt	32,071	–	–	–	–	–
Other	6,588	10,603	5,172	3,138	6,107	8,141

Subtotal other adjustments	71,510	39,373	44,301	33,470	76,630	87,461

Total adjustments	401,908	415,500	384,067	277,481	324,175	430,761

Adjusted EBITDA (Restricted Group)	$486,628	$510,997	$455,539	$328,311	$345,091	$472,319

Net cash provided by operating activities	$322,612	$357,468	$360,254	$222,455	$298,115	$435,914
Transaction-related costs	–	–	6,289	5,952	1,349	1,686
Debt service	120,101	106,882	102,935	73,126	89,814	119,623
Amortization of debt premium and deferred financing costs	11,016	7,023	3,265	2,791	576	1,050
Other	32,899	39,624	(17,204)	23,987	(44,763)	(85,954)

Adjusted EBITDA (Restricted Group)	$486,628	$510,997	$455,539	$328,311	$345,091	$472,319

(4)	For all periods presented, Free Cash Flow is defined as cash flow provided by operating activities less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our businesses, such as amounts available to make acquisitions, invest in construction of new projects or make principal payments on debt. Free Cash Flow should not be considered as an alternative to cash flow provided by operating activities as an indicator of our liquidity or any other measure of liquidity in accordance with GAAP. The following is a summary reconciliation of net cash provided by operating activities to Free Cash Flow for the three years ended December 31, 2009, 2008 and 2007, the nine months ended September 30, 2010 and 2009 and the twelve months ended September 30, 2010:

						Twelve
						months
				Nine months ended		ended
	Years ended December 31,			September 30,		September 30,
(dollars in thousands)	2007	2008	2009	2009	2010	2010

Computation of Free Cash Flow:
Net cash provided by operating activities	$363,591	$402,607	$397,238	$247,733	$328,107	$477,612
Less: Maintenance capital expenditures	(55,488)	(60,639)	(51,937)	(44,145)	(56,840)	(64,632)

Free Cash Flow	$308,103	$341,968	$345,301	$203,588	$271,267	$412,980
Maintenance capital expenditures	$55,488	$60,639	$51,937	$44,145	$56,840	$64,632
Capital expenditures associated with development projects	–	1,208	13,233	9,794	13,943	17,382
Capital expenditures associated with technology development	–	5,882	5,008	3,269	4,642	6,381
Capital expenditures associated with SEMASS fire	18,144	3,065	2,088	821	–	1,267
Capital expenditures associated with certain acquisitions/other	12,116	17,126	1,353	1,080	7,676	7,949

Total purchase of property, plant and equipment	$85,748	$87,920	$73,619	$59,109	$83,101	$97,611

(5)	For all periods presented, Net Debt is calculated as total debt, less restricted funds held in trust for the express purpose of repayment of debt principal. The definition of Net Debt is consistent with that of Consolidated Indebtedness as defined in the indenture, which is used in the calculation of Combined Leverage Ratio in the indenture. Net Debt should not be considered as an alternative to Total Debt as an indicator of our liquidity or any other measures of liquidity derived in accordance with GAAP. The following are reconciliations of Covanta Energy Debt to Covanta Energy Net Debt and Covanta Holding Debt to Covanta Holding Net Debt:

	September 30, 2010
(dollars in thousands)	Actual	As adjusted

Computation of Net Debt:
Covanta Energy Debt	$1,518,904	$1,518,904
Less: Restricted funds held in trust—principal related	195,852	195,852

Covanta Energy Net Debt	$1,323,052	$1,323,052

Covanta Holding Debt	$2,319,652	$2,375,554
Less: Restricted funds held in trust—principal related	195,852	195,852

Covanta Holding Net Debt	$2,123,800	$2,179,702

Risk factors

You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus supplement before deciding to invest in the notes. Any of these risks or other risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, financial condition, results of operations and cash flow, which could in turn materially adversely affect the price of the notes. If any of the following risks and uncertainties develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of the notes could decline and you may lose all or part of your investment.

This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described below and elsewhere in this prospectus supplement and the documents incorporated by reference. Please see “Cautionary statement regarding forward-looking statements.”

Risks relating to our business

Changes in public policies and legislative initiatives could materially affect our business and prospects.

There has been substantial debate recently in the United States and abroad in the context of environmental and energy policies affecting climate change, the outcome of which could have a positive or negative influence on our existing business and our prospects for growing our business. The United States Congress has recently considered the enactment of laws that would encourage electricity generation from renewable technologies and discourage such generation from fossil fuels. Congress has considered proposed legislation which would have established new “renewable portfolio standards” which are designed to increase the proportion of the nation’s electricity that is generated from renewable technologies. Congress has also considered enacting legislation which sets declining limits on greenhouse gas emissions, and requires generators to purchase rights to emit in excess of such limits, and allows such rights to be traded. This structure is sometimes referred to as “cap-and-trade.” In addition, Congress has periodically considered extending existing tax benefits to renewable energy technologies, which would expire without such an extension. Each of these policy initiatives, and potentially others that may be considered, could provide material financial and competitive benefits to those technologies which are included among those defined as renewable in any legislation that is enacted, or are otherwise favorably treated as greenhouse gas reducing technologies in “cap-and-trade” legislation. For those sources of GHG emissions that are unable to meet the required limitations, such legislation could impose substantial financial burdens. Our business could be adversely affected if renewable technologies we use were not included among those technologies identified in any final law as being renewable and/or greenhouse gas reducing, and therefore entitled to the benefits of such laws.

Weakness in the economy may have an adverse effect on our revenue, cash flow and our ability to grow our business.

The ongoing global economic slowdown has reduced demand for goods and services generally, which tends to reduce overall volumes of waste requiring disposal, and the pricing at which we can attract waste to fill available capacity. At the same time, the recent decline in global oil and natural gas prices has pushed energy pricing lower generally, and may reduce the prices for the portion of the energy we sell under short-term arrangements. Lastly, the downturn in economic activity tends to reduce global demand for and pricing of certain commodities, such as the scrap metals we recycle from our energy-from-waste facilities. These factors could have a material adverse effect on our revenue and cash flow, and may not be successfully mitigated or reduced by the efforts of governments to stimulate economic activity.

The same economic slowdown may reduce the demand for the waste disposal services and the energy that our facilities offer. Many of our customers are municipalities and public authorities, which are generally experiencing fiscal pressure as local and central governments seek to reduce expenses in order to address declining tax revenues, which may result from the ongoing global economic slowdown and increases in unemployment. These factors, particularly in the absence of energy policies which encourage renewable technologies such as energy-from-waste, may make it more difficult for us to sell waste disposal services or energy at prices sufficient to allow us to grow our business through developing and building new projects.

Our results of operations may be adversely affected by market conditions existing at the time our contracts expire.

The contracts pursuant to which we operate energy-from-waste projects and sell energy output expire on various dates between 2010 and 2034. Expiration of these contracts will subject us to greater market risk in transitioning into new or replacement contracts at pricing levels that may not generate comparable revenues. We cannot assure you that we will be able to enter into renewal or replacement contracts on favorable terms, or at all. Furthermore, as existing contracts entered into under Qualifying Facility (“QF”) historic avoided cost rates expire, a significant and increasing portion of our electricity output will be sold at rates determined through our participation in competitive energy markets. The expiration of existing energy sales contracts, if not renewed under similar terms, will require us to sell project energy output either in short-term transactions or on a spot basis or pursuant to new contracts, which may subject us to greater market risk in maintaining and enhancing revenue. We also expect that medium- and long-term contracts for sales of energy may be less available than in the past. As a result, following the expiration of our existing long-term contracts, we may have more exposure on a relative basis to market risk, and therefore revenue fluctuations, in energy markets than in waste markets.

Our revenue and cash flows may decline if we are not successful in extending or renewing our contracts to operate facilities which we do not own.

We operate facilities for municipal clients under long-term contracts and we have historically been successful in extending such contracts. If in the future when existing contracts expire, we are unable to reach agreement with our municipal clients on the terms under which they would extend our operating contracts, this may adversely affect our revenue, cash flow and profitability. We cannot assure you that we will be able to enter into such contracts or that the terms available in the market at the time will be favorable to us.

Our revenue and cash flows may be subject to greater volatility if we extend or renew our contracts under tip fee structures more often than service fee structures.

For facilities we own as well as those we operate for municipal clients, if we are successful in reaching agreement with our municipal clients on the terms under which they would extend our contracts, we may do so under tip fee structures more often than under service fee structures. If that were to occur, we may be exposed to greater performance and price risk on the energy we sell, which may increase the volatility of our revenue and cash flow. We cannot assure you that we will be able to enter into such contracts or that the structures of such contracts will not expose us to greater risks.

Exposure to commodity prices may affect our results of operations.

Some of the electricity and steam we sell and all of the recycled metals we sell, are subject to market price volatility. Changes in the market prices for electricity and steam in particular can be affected by changes in natural gas prices, while recycled metals prices are affected by general economic conditions and global demand for construction, goods and services. Similarly, the portion of waste disposal capacity which is not under contract may be subject to volatility, principally as a result of general economic activity and related waste generation, as well as the availability of alternative disposal sites. Volatility with respect to all of these revenues could adversely impact our businesses’ profitability and financial performance.

We may experience volatility in the market prices and availability of commodities we purchase, such as reagents we use in our operations, or fuel supplies for some of our international facilities and for our domestic biomass facilities. Any price increase, delivery disruption or reduction in the availability of such supplies could affect our ability to operate the facilities and impair their cash flow and profitability. We may not be successful in our efforts to mitigate our exposure to supply and price swings.

Recent dislocations in credit and capital markets may make it more difficult for us to borrow money or raise capital needed to finance the construction of new projects, the expansion of our existing projects, the acquisition of projects or businesses and the refinancing of our existing debt.

Our business is capital intensive, and we typically borrow money from project lenders to pay for a portion of the cost to construct facilities. Recent dislocations in the credit markets, including for project debt, have resulted in less credit being made available by banks and other lending institutions, and/or borrowing terms that are less favorable than has historically been the case. As a result, we may not be able to obtain financing for new facilities or expansions of our existing facilities on terms, and/or for a cost, that we find acceptable, which may make it more difficult to grow our business through new and/or expanded facilities.

We also intend to grow our business through opportunistic acquisitions of projects or businesses. Some acquisitions may be large enough to require capital in excess of our cash on hand and availability under our revolving credit facility. Recent dislocations in the capital markets may adversely impact our access to debt or equity capital and our ability to execute our strategy to grow our business through such acquisitions and could make it more difficult or costly for us to refinance our corporate debt when it matures.

A substantial portion of our debt will need to be refinanced between 2013 and 2014. Prolonged instability or worsening of the credit or capital markets may adversely affect our ability to obtain refinancing of such debt on favorable terms, or at all. Such circumstances could adversely affect our business, financial condition, and/or the share price of our common stock.

Our reputation could be adversely affected if opposition to our efforts to grow our business results in adverse publicity.

With respect to our efforts to grow and maintain our business globally, we sometimes experience opposition from advocacy groups or others intended to halt our development or ongoing business. Such opposition is often intended to discourage third parties from doing business with us and may be based on misleading, inaccurate, incomplete or inflammatory assertions. Our reputation may be adversely affected as a result of adverse publicity resulting from such opposition. Such damage to our reputation could adversely affect our ability to grow and maintain our business.

Changes in technology may have a material adverse effect on our profitability.

Research and development activities are ongoing to provide alternative and more efficient technologies to dispose of waste, produce by-products from waste, or to produce power. We and many other companies are pursuing these technologies, and an increasing amount of capital is being invested to find new approaches to waste disposal, waste treatment, and renewable power generation. It is possible that this deployment of capital may lead to advances in these or other technologies which will reduce the cost of waste disposal or power production to a level below our costs and/or provide new or alternative methods of waste disposal or energy generation that become more accepted than those we currently utilize. Unless we are able to participate in these advances, any of these changes could have a material adverse effect on our revenues, profitability and the value of our existing facilities.

Operation of our facilities involves significant risks.

The operation of our facilities involves many risks, including:

•	supply interruptions;

•	the breakdown or failure of equipment or processes;

•	difficulty or inability to find suitable replacement parts for equipment;

•	increases in the prices of commodities we need to continue operating our facilities;

•	the unavailability of sufficient quantities of waste or fuel;

•	fluctuations in the heating value of the waste we use for fuel at our energy-from-waste facilities;

•	decreases in the fees for solid waste disposal and electricity generated;

•	decreases in the demand or market prices for recovered ferrous or non-ferrous metal;

•	disruption in the transmission of electricity generated;

•	permitting and other regulatory issues, license revocation and changes in legal requirements;

•	labor disputes and work stoppages;

•	unforeseen engineering and environmental problems;

•	unanticipated cost overruns;

•	weather interferences, catastrophic events including fires, explosions, earthquakes, droughts, pandemics and acts of terrorism; and

•	the exercise of the power of eminent domain.

We cannot predict the impact of these risks on our business or operations. One or more of these risks, if they were to occur, could prevent us from meeting our obligations under our operating contracts and have an adverse effect on our cash flows and results of operations.

Development and construction of new projects and expansions may not commence as anticipated, or at all.

The development and construction of new waste and energy facilities involves many risks including:

•	difficulties in identifying, obtaining and permitting suitable sites for new projects;

•	the inaccuracy of our assumptions with respect to the cost of and schedule for completing construction;

•	difficulty, delays or inability to obtain financing for a project on acceptable terms;

•	delays in deliveries of, or increases in the prices of, equipment sourced from other countries;

•	the unavailability of sufficient quantities of waste or other fuels for startup;

•	permitting and other regulatory issues, license revocation and changes in legal requirements;

•	labor disputes and work stoppages;

•	unforeseen engineering and environmental problems;

•	unanticipated cost overruns; and

•	weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism.

In addition, new facilities have no operating history and may employ recently developed technology and equipment. Our businesses maintain insurance to protect against risks relating to the construction of new projects; however, such insurance may not be adequate to cover lost revenues or increased expenses. As a result, a new facility may be unable to fund principal and interest payments under its debt service obligations or may operate at a loss. In certain situations, if a facility fails to achieve commercial operation, at certain levels or at all, termination rights in the agreements governing the facility’s financing may be triggered, rendering all of the facility’s debt immediately due and payable. As a result, the facility may be rendered insolvent and we may lose our interest in the facility.

Construction activities may cost more and take longer than we estimate.

The design and construction of new projects or expansions requires us to contract for services from engineering and construction firms, and make substantial purchases of equipment such as boilers, turbine generators and other components that require large quantities of steel to fabricate. If world-wide demand for new infrastructure spending, including energy generating facilities and waste disposal facilities, increases, then prices for building materials such as steel may also rise sharply. In addition, this increased demand would affect not only the cost of obtaining the services necessary to design and construct these facilities, but also the availability of quality firms to perform the services. These conditions may adversely affect our ability to successfully compete for new projects, or construct and complete such projects on time and within budget.

Exposure to foreign currency fluctuations may affect our results from operations or construction costs of facilities we develop in international markets.

We have sought to participate in projects where the host country has allowed the convertibility of its currency into U.S. dollars and repatriation of earnings, capital and profits subject to compliance with local regulatory requirements. As we grow our business in other countries and enter new international markets, we expect to invest substantial amounts in foreign currencies to pay for the construction costs of facilities we develop, or for the cost to acquire existing businesses or assets. Currency volatility in those markets, as well as the effectiveness of any currency hedging strategies we may implement, may impact the amount we are required to invest in new projects, as well as our reported results.

In some cases, components of project costs incurred or funded in U.S. dollars are recovered with limited exposure to currency fluctuations through negotiated contractual adjustments to the price charged for electricity or service provided. This contractual structure may cause the cost in local currency to the project’s power purchaser or service recipient to rise from time to time in excess of local inflation. As a result, there is a risk in such situations that such power purchaser or service recipient will, at least in the near term, be less able or willing to pay for the project’s power or service.

Changes in labor laws could adversely affect our relationship with our employees and cause disruptions to our business.

Legislation has been proposed in Congress which would materially change the labor laws in the United States. The proposed changes would, among other things, allow labor unions to organize employees without secret ballot employee protections; require arbitrator-imposed contracts in the event good faith bargaining was not successful within short time periods; and impose significant fines on employers under certain circumstances. Our business depends upon the professionalism, innovation, and hard work of our employees and our ability to maintain a safe workplace where employees are treated fairly, with respect, and where we have the flexibility to make operating decisions. We believe our success may be affected by the degree to which we are able to maintain a direct relationship with our employees without the imposition of third-party representatives, such as labor unions. We cannot predict if such legislation will be enacted in its present form or whether and to what extent it may affect our relationship with our employees, the cost of operating our facilities and our operating discretion.

The rapid growth of our operations could strain our resources and cause our business to suffer.

We have experienced rapid growth and intend to further grow our business. This growth has placed, and potential future growth will continue to place, a strain on our management systems, infrastructure and resources. Our ability to successfully offer services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continually evaluate and maintain our financial and managerial controls, reporting systems and procedures. We will also need to expand, train and manage our workforce worldwide. Furthermore, we expect that we will be required to manage an increasing number of relationships with various customers and other third parties. Failure to expand in any of the foregoing areas efficiently and effectively could interfere with the growth and current operation of our business as a whole.

Our efforts to grow our business will require us to incur significant costs in business development, often over extended periods of time, with no guarantee of success.

Our efforts to grow our waste and energy services business will depend in part on how successful we are in developing new projects and expanding existing projects. The development period for each project may occur over several years, during which we incur substantial expenses relating to siting, design, permitting, community relations, financing and professional fees associated with all of the foregoing. Not all of our development efforts will be successful, and we may decide to cease developing a project for a variety of reasons. If the cessation of our development efforts were to occur at an advanced stage of development, we may have incurred a material amount of expenses for which we will realize no return.

Our insurance and contractual protections may not always cover lost revenues, increased expenses or liquidated damages payments.

Although our businesses maintain insurance, obtain warranties from vendors, require contractors to meet certain performance levels and, in some cases, pass risks we cannot control to the service recipient or output purchaser, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenues, increased expenses or liquidated damages payments.

Performance reductions could materially and adversely affect us and our projects may operate at lower levels than expected.

Most service agreements for our energy-from-waste facilities provide for limitations on damages and cross-indemnities among the parties for damages that such parties may incur in connection with their performance under the service agreement. In most cases, such contractual provisions excuse our businesses from performance obligations to the extent affected by uncontrollable circumstances and provide for service fee adjustments if uncontrollable circumstances increase our costs. We cannot assure you that these provisions will prevent our businesses from incurring losses upon the occurrence of uncontrollable circumstances or that if our businesses were to incur such losses they would continue to be able to service their debt.

We have issued or are party to performance guarantees and related contractual obligations associated with our energy-from-waste facilities. With respect to our businesses, we have issued guarantees to our municipal clients and other parties that we will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. The obligations guaranteed will depend upon the contract involved. Many of our subsidiaries have contracts to operate and maintain energy-from-waste facilities. In these contracts, the subsidiary typically commits to operate and maintain the facility in compliance with legal requirements; to accept minimum amounts of solid waste; to generate a minimum amount of electricity per ton of waste; and to pay damages to contract counterparties under specified circumstances, including those where the operating subsidiary’s contract has been terminated for default. Any contractual damages or other obligations incurred by us could be material, and in circumstances where one or more subsidiary’s contract has been terminated for its default, such damages could include amounts sufficient to repay project debt. Additionally, damages payable under such guarantees on our owned energy-from-waste facilities could expose us to recourse liability on project debt. Certain of our operating subsidiaries which have issued these guarantees may not have sufficient sources of cash to pay such damages or other obligations. We cannot assure you that we will be able to continue to avoid incurring material payment obligations under such guarantees or that, if we did incur such obligations, that we would have the cash resources to pay them.

Our businesses generate their revenue primarily under long-term contracts and must avoid defaults under those contracts in order to service their debt and avoid material liability to contract counterparties.

We must satisfy performance and other obligations under contracts governing energy-from-waste facilities. These contracts typically require us to meet certain performance criteria relating to amounts of waste processed, energy generation rates per ton of waste processed, residue quantity and environmental standards. Our failure to satisfy these criteria may subject us to termination of operating contracts. If such a termination were to occur, we would lose the cash flow related to the projects and incur material termination damage liability, which may be guaranteed by us. In circumstances where the contract has been terminated due to our default, we may not have sufficient sources of cash to pay such damages. We cannot assure you that we will be able to continue to perform our respective obligations under such contracts in order to avoid such contract terminations, or damages related to any such contract termination, or that if we could not avoid such terminations that we would have the cash resources to pay amounts that may then become due.

We have provided guarantees and financial support in connection with our projects.

We are obligated to guarantee or provide financial support for our projects in one or more of the following forms:

•	support agreements in connection with service or operating agreement-related obligations;

•	direct guarantees of certain debt relating to our facilities;

•	contingent obligations to pay lease payment installments in connection with certain of our facilities;

•	agreements to arrange financing for projects under development;

•	contingent credit support for damages arising from performance failures;

•	environmental indemnities; and

•	contingent capital and credit support to finance costs, in most cases in connection with a corresponding increase in service fees, relating to uncontrollable circumstances.

Many of these contingent obligations cannot readily be quantified, but, if we were required to provide this support, it could materially and adversely affect our cash flow and financial condition.

Our businesses depend on performance by third parties under contractual arrangements.

Our waste and energy services businesses depend on a limited number of third parties to, among other things, purchase the electric and steam energy produced by our facilities, and supply and deliver the waste and other goods and services necessary for the operation of our energy facilities. The viability of our facilities depends significantly upon the performance by third parties in accordance with long-term contracts, and such performance depends on factors which may be beyond our control. If those third parties do not perform their obligations, or are excused from performing their obligations because of nonperformance by our waste and energy services businesses or other parties to the contracts, or due to force majeure events or changes in laws or regulations, our businesses may not be able to secure alternate arrangements on substantially the same terms, if at all, for the services provided under the contracts. In addition, the bankruptcy or insolvency of a participant or third party in our facilities could result in nonpayment or nonperformance of that party’s obligations to us. Many of these third parties are municipalities and public authorities. The ongoing global economic slowdown and disruptions in credit markets have strained resources of these entities generally, and could make it difficult for these entities to honor their obligations to us.

We are subject to counterparty and market risk with respect to transactions with financial and other institutions.

Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions.

The option counterparties to our cash convertible note hedge transactions are financial institutions or affiliates of financial institutions, and we are subject to risks that these option counterparties default under these transactions. Our exposure to counterparty credit risk is not secured by any collateral. If one or more of the counterparties to one or more of our cash convertible note hedge transactions becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at the time under those transactions. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in our stock price and in volatility of our stock. We may also suffer adverse tax consequences as a result of a default by one of the option counterparties. In addition, a default by an option counterparty may result in our inability to repay the Cash Convertible Notes (as defined herein) as a result of the negative covenants in our credit agreement or otherwise. We can provide no assurances as to the financial stability or viability of any of our counterparties.

We also have a revolving credit facility, a funded letter of credit facility, and term loan with a diversified group of financial institutions. We can provide no assurances as to the financial stability or viability of these financial and other institutions and their ability to fund their obligation when required under our agreements.

We also expect that medium- and long-term contracts for sales of energy will be less available than in the past. As a result, following the expiration of our initial long-term contracts, we expect to have on a relative basis more exposure to market risk, and therefore revenue fluctuations, in energy markets than in waste markets. Consequently, we may enter into futures, forward contracts, swaps or options with financial institutions to hedge our exposure to market risk in energy markets. We can provide no assurances as to the financial stability or viability of these financial and other institutions.

Concentration of suppliers and customers may expose us to heightened financial exposure.

Our waste and energy services businesses often rely on single suppliers and single customers at our facilities, exposing such facilities to financial risks if any supplier or customer should fail to perform its obligations.

For example, our businesses often rely on a single supplier to provide waste, fuel, water and other services required to operate a facility and on a single customer or a few customers to purchase all or a significant portion of a facility’s output. In most cases our businesses have long-term agreements with such suppliers and customers in order to mitigate the risk of supply interruption. The financial performance of these facilities depends on such customers and suppliers continuing to perform their obligations under their long-term agreements. A facility’s financial results could be materially and adversely affected if any one customer or supplier fails to fulfill its contractual obligations and we are unable to find other customers or suppliers to produce the same level of profitability. We cannot assure you that such performance failures by third parties will not occur, or that if they do occur, such failures will not adversely affect the cash flows or profitability of our businesses.

In addition, we rely on the municipal clients as a source not only of waste for fuel, but also of revenue from the fees for disposal services we provide. Because our contracts with municipal clients are generally long-term, we may be adversely affected if the credit quality of one or more of our municipal clients were to decline materially.

Our waste operations are concentrated in one region, and expose us to regional economic or market declines.

The majority of our waste disposal facilities are located in the northeastern United States, primarily along the Washington, D.C. to Boston, Massachusetts corridor. Adverse economic developments in this region could affect regional waste generation rates and demand for waste disposal services provided by us. Adverse market developments caused by additional waste disposal capacity in this region could adversely affect waste disposal pricing. Either of these developments could have a material adverse effect on our revenues and cash generation.

Some of our energy contracts involve greater risk of exposure to performance levels which could result in materially lower revenues.

Some of our energy-from-waste facilities receive 100% of the energy revenues they generate. As a result, if we are unable to operate these facilities at their historical performance levels for any reason, our revenues from energy sales could materially decrease.

Exposure to international economic and political factors may materially and adversely affect our international businesses.

Our international operations expose us to political, legal, tax, currency, inflation, convertibility and repatriation risks, as well as potential constraints on the development and operation of potential business, any of which can limit the benefits to us of an international project.

Our projected cash distributions from most of our existing international facilities come from facilities located in countries with sovereign ratings below investment grade. The financing,

development and operation of projects outside the United States can entail significant political and financial risks, which vary by country, including:

•	changes in law or regulations;

•	changes in electricity pricing;

•	changes in foreign tax laws and regulations;

•	changes in United States federal, state and local laws, including tax laws, related to foreign operations;

•	compliance with United States federal, state and local foreign corrupt practices laws;

•	changes in government policies or personnel;

•	changes in general economic conditions affecting each country, including conditions in financial markets;

•	changes in labor relations in operations outside the United States;

•	political, economic or military instability and civil unrest;

•	expropriation and confiscation of assets and facilities; and

•	credit quality of entities that purchase our power.

The legal and financial environment in foreign countries in which we currently own assets or projects could also make it more difficult for us to enforce our rights under agreements relating to such projects.

Any or all of the risks identified above with respect to our international projects could adversely affect our revenue and cash generation. As a result, these risks may have a material adverse effect on our business, consolidated financial condition and results of operations.

Our reputation could be adversely affected if our businesses, or third parties with whom we have a relationship, were to fail to comply with United States or foreign laws or regulations.

Some of our projects and new business may be conducted in countries where corruption has historically penetrated the economy to a greater extent than in the United States. It is our policy to comply, and to require our local partners and those with whom we do business to comply, with all applicable anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, and with applicable local laws of the foreign countries in which we operate. Our reputation may be adversely affected if we were reported to be associated with corrupt practices or if we or our local partners failed to comply with such laws. Such damage to our reputation could adversely affect our ability to grow our business.

Our inability to obtain resources for operations may adversely affect our ability to effectively compete.

Our energy-from-waste facilities depend on solid waste for fuel, which provides a source of revenue. For most of our facilities, the prices we charge for disposal of solid waste are fixed under long-term contracts and the supply is guaranteed by sponsoring municipalities. However, for some of our energy-from-waste facilities, the availability of solid waste to us, as well as the tipping fee that we must charge to attract solid waste to our facilities, depends upon competition from a number of sources such as other energy-from-waste facilities, landfills and transfer stations competing for waste in the market area. In addition, we may need to obtain waste on a competitive basis as our long-term contracts expire at our owned facilities. There has been consolidation and there may be further consolidation in the solid waste industry which would reduce the number of solid waste collectors or haulers that are competing for disposal facilities or enable such collectors or haulers to use wholesale purchasing to negotiate favorable below-market disposal rates. The consolidation in the solid waste industry has resulted in companies with vertically integrated collection activities and disposal facilities. Such consolidation may result in economies of scale for those companies as well as the use of disposal capacity at facilities owned by such companies or by affiliated companies. Such activities can affect both the availability of waste to us for disposal at some of our energy-from-waste facilities and market pricing.

Compliance with environmental laws could adversely affect our results of operations.

Costs of compliance with federal, state, local and foreign existing and future environmental regulations could adversely affect our cash flow and profitability. Our waste and energy services businesses are subject to extensive environmental regulation by federal, state, local and foreign authorities, primarily relating to air, waste (including residual ash from combustion) and water. We are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in operating our facilities. Our businesses may incur significant additional costs to comply with these requirements. Environmental regulations may also limit our ability to operate our facilities at maximum capacity or at all. If our businesses fail to comply with these requirements, we could be subject to civil or criminal liability, damages and fines. Existing environmental regulations could be revised or reinterpreted and new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. This may materially increase the amount we must invest to bring our facilities into compliance, impose additional expense on our operations, or otherwise impose structural changes to markets which would adversely affect our competitive positioning in those markets.

In addition, lawsuits or enforcement actions by federal, state, local and/or foreign regulatory agencies may materially increase our costs. Stricter environmental regulation of air emissions, solid waste handling or combustion, residual ash handling and disposal, and waste water discharge could materially affect our cash flow and profitability. Certain environmental laws make us potentially liable on a joint and several basis for the remediation of contamination at or emanating from properties or facilities we currently or formerly owned or operated or properties to which we arranged for the disposal of hazardous substances. Such liability is not limited to the cleanup of contamination we actually caused. Although we seek to obtain indemnities against liabilities relating to historical contamination at the facilities we own or operate, we cannot provide any assurance that we will not incur liability relating to the remediation of contamination, including contamination we did not cause.

Our businesses may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be jeopardized or become subject to additional costs.

Energy regulation could adversely affect our revenues and costs of operations.

Our waste and energy services businesses are subject to extensive energy regulations by federal, state and foreign authorities. We cannot predict whether the federal, state or foreign governments will modify or adopt new legislation or regulations relating to the solid waste or energy industries. The economics, including the costs, of operating our facilities may be adversely affected by any changes in these regulations or in their interpretation or implementation or any future inability to comply with existing or future regulations or requirements.

The Federal Power Act (“FPA”) regulates energy generating companies and their subsidiaries and places constraints on the conduct of their business. The FPA regulates wholesale sales of electricity and the transmission of electricity in interstate commerce by public utilities. Under the Public Utility Regulatory Policies Act of 1978, most of our facilities located in the United States are exempt from most provisions of the FPA and also from state rate regulation. Our facilities located in the United States that are making power sales not exempt from FPA rate regulation have been authorized by the Federal Energy Regulatory Commission (“FERC”) to make wholesale sales of electricity at market-based rates or otherwise make sales at rates on file with FERC. Our foreign projects are also exempt from regulation under the FPA.

The Energy Policy Act of 2005 enacted comprehensive changes to the energy industry in the United States which may affect our businesses. The Energy Policy Act removed certain regulatory constraints that previously limited the ability of utilities and utility holding companies to invest in certain activities and businesses, which may have the effect over time of increasing competition in energy markets in which we participate. In addition, the Energy Policy Act includes provisions that may remove some of the benefits provided to non-utility electricity generators, like us, after our existing energy sale contracts expire, including eliminating the obligation imposed on utilities to purchase power from QFs at an avoided cost rate if certain conditions are met. As a result, we may face increased competition after such expirations occur. If we are unable to extend or renew existing contracts (including contracts with favorable avoided cost or other rates) under similar terms, we would sell project energy output either in short-term transactions or on a spot basis or pursuant to new contracts, which may subject us to greater market risk in maintaining and enhancing revenue.

If our businesses lose existing exemptions under the FPA, the economics and operations of our energy projects could be adversely affected, including as a result of rate regulation by FERC with respect to our output of electricity, which could result in lower prices for sales of electricity and increased compliance costs. In addition, depending on the terms of the project’s power purchase agreement, a loss of our exemptions could allow the power purchaser to cease taking and paying for electricity under existing contracts. Such results could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements. Defaults under such financing agreements could render the underlying debt immediately due and payable. Under such circumstances, we cannot assure you that revenues received, the costs incurred, or both, in connection with the project could be recovered through sales to other purchasers.

Failure to obtain regulatory approvals could adversely affect our operations.

Our waste and energy services businesses are continually in the process of obtaining or renewing federal, state, local and foreign approvals required to operate our facilities. While we believe our businesses currently have all necessary operating approvals, we may not always be able to obtain all required regulatory approvals, and we may not be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain and comply with any required regulatory approvals, the operation of our facilities or the sale of electricity to third parties could be prevented, made subject to additional regulation or subject our businesses to additional costs or a decrease in revenue.

The energy industry is becoming increasingly competitive, and we might not successfully respond to these changes.

We may not be able to respond in a timely or effective manner to the changes resulting in increased competition in the energy industry in global markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in other markets and increasing competition in all markets. To the extent competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of our business may be subject to greater volatility.

Covanta Energy’s credit facilities and the indenture for the notes contain covenant restrictions that may limit our ability to operate our business.

Covanta Energy’s credit facilities contain operating and financial restrictions and covenants that impose operating and financial restrictions on Covanta Energy and require Covanta Energy to meet certain financial tests. Additionally, the indenture for the notes will contain operating and financial restrictions and covenants that impose operating and financial restrictions on us and require us to meet certain financial tests. Complying with these covenant restrictions may have a negative impact on our business, results of operations and financial condition by limiting our ability to engage in certain transactions or activities, including:

•	incurring additional indebtedness or issuing guarantees, in excess of specified amounts;

•	creating liens, in excess of specified amounts;

•	making certain investments, in excess of specified amounts;

•	entering into transactions with its affiliates;

•	selling certain assets, in excess of specified amounts;

•	making cash distributions or paying dividends, in excess of specified amounts;

•	redeeming capital stock or making other restricted payments, in excess of specified amounts; and

•	merging or consolidating with any person.

Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, the failure to comply with these covenants in Covanta Energy’s credit facilities could result in a default thereunder and a default under the notes. Upon the occurrence of such an event of default, the lenders under Covanta Energy’s credit facilities could elect to declare all amounts outstanding under such agreement, together with accrued interest, to be immediately due and payable. If the lenders accelerate the payment of the indebtedness under Covanta Energy’s credit facilities, we cannot assure you that the assets securing such indebtedness would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes, which could have a material and adverse effect on our financial condition.

We cannot be certain that our NOLs will continue to be available to offset tax liability.

Our net operating loss carryforwards (“NOLs”), which offset our consolidated taxable income, will expire in various amounts, if not used, between 2011 and 2028. The Internal Revenue Service (“IRS”) has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS were successful in challenging our NOLs, it is possible that some portion of the NOLs would not be available to offset our future consolidated taxable income.

As of December 31, 2009, we estimated that we had approximately $545 million of NOLs. In order to utilize the NOLs, we must generate consolidated taxable income which can offset such carryforwards. The NOLs are also used to offset income from certain grantor trusts that were established as part of the reorganization in 1990 of certain of our subsidiaries engaged in the insurance business and are administered by state regulatory agencies. As the administration of these grantor trusts is concluded, taxable income could result, which could utilize a portion of our NOLs and, in turn, could accelerate the date on which we may be otherwise obligated to pay incremental cash taxes.

In addition, if our existing insurance business were to require capital infusions from us in order to meet certain regulatory capital requirements, and we were to fail to provide such capital, some or all of our subsidiaries comprising our insurance business could enter insurance insolvency or bankruptcy proceedings. In such event, such subsidiaries may no longer be included in our consolidated tax return, and a portion, which could constitute a significant portion, of our remaining NOLs may no longer be available to us. In such event, there may be a significant inclusion of taxable income in our federal consolidated income tax return.

Our controls and procedures may not prevent or detect all errors or acts of fraud.

Our management, including our Chief Executive Officer and Chief Financial Officer, believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must consider the benefits of controls relative to their costs. Inherent limitations within a control system include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. While the design of any system of controls is to provide reasonable assurance of the effectiveness of disclosure controls, such design is also based in part upon certain assumptions about the likelihood of future events, and such assumptions, while reasonable, may not take into account all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and may not be prevented or detected.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on Covanta Holding’s stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission to implement Section 404, we are required to furnish a report by our management to include in our annual report on Form 10-K regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

We have in the past discovered, and may potentially in the future discover, areas of internal control over financial reporting which may require improvement. If we are unable to assert that its internal control over financial reporting is effective now or in any future period, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

We depend on our senior management and key personnel and we may have difficulty attracting and retaining qualified professionals.

Our future operating results depend to a large extent upon the continued contributions of key senior managers and personnel. In addition, we are dependent on our ability to attract, train, retain and motivate highly skilled employees. However, there is significant competition for employees with the requisite level of experience and qualifications. If we cannot attract, train, retain and motivate qualified personnel, we may be unable to compete effectively and our growth may be limited, which could have a material adverse effect on our business, results of operations, financial condition and prospects and our ability to fulfill our obligations under the notes.

Risks relating to this offering

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our indebtedness, including the notes.

As of September 30, 2010, after giving effect to this offering and the completion of the tender offer (assuming that 100% of the holders tender their Debentures in the tender offer) with the net proceeds from this offering, we would have had approximately $2,375.5 million of total consolidated indebtedness (including the notes), of which $456.6 million would have ranked equally with the notes; of our total consolidated indebtedness, Covanta Energy would have had approximately $627.3 million of secured indebtedness under our senior credit facility (excluding an additional $294.5 million represented by letters of credit under the senior credit facility) to which the notes would have been effectively subordinated; Covanta Energy would have had commitments available to be borrowed under the senior credit facility of $325.5 million, after giving effect to $294.5 million of outstanding letters of credit; and our subsidiaries would have had $2,849.0 million of total liabilities (including trade payables), all of which would have been structurally senior to the notes.

The level of our consolidated indebtedness could have significant consequences on our future operations, including:

•	making it difficult for us to meet our payment and other obligations under our outstanding indebtedness;

•	limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on indebtedness under Covanta Energy’s credit facilities;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industries in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes, the Cash Convertible Notes and our subsidiaries’ debt.

We cannot assure you that our cash flow from operations will be sufficient to service our indebtedness.

Our ability to meet our obligations under our indebtedness, including the notes, depends on our ability to receive dividends and distributions from our subsidiaries in the future. This, in turn, is subject to many factors, some of which are beyond our control, including the following:

•	the continued operation and maintenance of our facilities, consistent with historical performance levels;

•	maintenance or enhancement of revenue from renewals or replacement of existing contracts and from new contracts to expand existing facilities or operate additional facilities;

•	market conditions affecting waste disposal and energy pricing, as well as competition from other companies for contract renewals, expansions and additional contracts, particularly after our existing contracts expire;

•	the continued availability of the benefits of our NOLs; and

•	general economic, financial, competitive, legislative, regulatory and other factors.

We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under Covanta Energy’s credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our outstanding indebtedness, including the notes, and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under our outstanding indebtedness, including the notes, which could have a material and adverse effect on our financial condition.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on our indebtedness, including the notes.

All of our business is conducted through our subsidiaries. Our ability to make payments on the notes is dependent on the earnings of, and the distribution of funds to us from, our subsidiaries. Certain of our subsidiaries and affiliates are currently subject to project and other financing arrangements that restrict their ability to make dividends or distributions to us. While the indenture governing the notes and the agreements governing certain of our other existing indebtedness will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments to us, these limitations are subject to qualifications and exceptions.

We derive our cash flow principally from our domestic and international project operations and businesses. A material portion of our domestic cash flows are expected to be derived from projects where financial tests and other covenants contained in respective debt arrangements must be satisfied in order for project subsidiaries to make cash distributions to our intermediate subsidiaries. We cannot assure you that our project subsidiaries will be able to satisfy such financial tests and covenants in the future, and that we will be able to receive cash distributions from such subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The notes will be effectively subordinated to any of our existing and future secured indebtedness and to any existing and future indebtedness and other liabilities of our subsidiaries.

The notes will be our unsecured obligations and therefore will be effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Further, the indenture governing the notes will allow us to incur senior secured indebtedness in the future. As a result, in the event of our bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, our assets will be available to satisfy obligations of our secured indebtedness before any payment may be made on the notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations on our indebtedness or guarantees, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including lenders under Covanta Energy’s credit facilities and lenders under the project level indebtedness. The notes do not restrict the ability of our subsidiaries to incur additional liabilities.

As of September 30, 2010, after giving effect to this offering and the completion of the tender offer (assuming that 100% of the holders tender their Debentures in the tender offer) with the net proceeds from this offering, we would have had approximately $2,375.5 million of total consolidated indebtedness (including the notes), of which $456.6 million would have ranked equally with the notes; of our total consolidated indebtedness, Covanta Energy would have had approximately $627.3 million of secured indebtedness under our senior credit facility (excluding an additional $294.5 million represented by letters of credit under the senior credit facility) to which the notes would have been effectively subordinated; Covanta Energy would have had commitments available to be borrowed under the senior credit facility of $325.5 million, after giving effect to $294.5 million of outstanding letters of credit; and our subsidiaries would have had $2,849.0 million of total liabilities (including trade payables), all of which would have been structurally senior to the notes.

Despite our current and anticipated indebtedness levels, we may still incur substantially more indebtedness or take other actions which would intensify the risks associated with our substantial indebtedness.

Despite our current and anticipated consolidated indebtedness levels, we may be able to incur substantial additional indebtedness in the future, in connection with acquisitions or otherwise. Under Covanta Energy’s credit facilities, upon the request of Covanta Energy, and subject to the satisfaction of certain conditions, additional term loan facilities and/or additional revolving credit facility commitments and incremental funded letter of credit facilities up to an aggregate of $400 million may become available to Covanta Energy. Although the terms of Covanta Energy’s credit facilities and the indenture that will govern the notes contain restrictions on the incurrence of additional indebtedness by us, Covanta Energy and certain of our subsidiaries, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. If new indebtedness is added to our current or anticipated indebtedness levels, the substantial risks described above would intensify. Our ability and Covanta Energy’s and its project subsidiaries’ ability to recapitalize, incur additional debt, secure existing or future debt, and take a number of other actions that are not, to an extent, limited by the terms of the indenture for the notes could have the effect of diminishing our ability to make payments on the notes when due.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all revolving loans are fully drawn, each quarter point change in interest rates would result in a $2.3 million change in annual interest expense on our indebtedness under our senior credit facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the senior credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under our senior credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our senior credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes—Change of control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that will govern the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if we (a) issued the notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes and, in the case of (b) only, one of the following is also true at the time thereof:

•	we were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left us with an unreasonably small amount of capital or assets to carry on the business;

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes to the extent we did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes would be subordinated to our other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes, could subordinate the notes to presently existing and future indebtedness of us. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities for which there is currently no active trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of this offering, certain of the underwriters intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The market price of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the market for the notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Any decline in the ratings of our corporate credit could adversely affect the value of the notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

We will have broad discretion as to the use of any proceeds of this offering not used to fund the tender offer.

As described under the “Use of proceeds” section, we will have significant flexibility in allocating any of the net proceeds of this offering not used to fund the tender offer. We intend to use a portion of the net proceeds of this offering to finance our tender offer for any and all of the aggregate principal amount outstanding of our Debentures. Remaining proceeds will be used for general corporate purposes. If the tender offer is not consummated for any reason, all of the net proceeds of this offering will be used for general corporate purposes. Pending such uses, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. If we fail to spend these funds effectively, it could harm our financial condition and result in lost business opportunities.

Provisions of our certificate of incorporation, the Debentures, our senior credit facility, the Cash Convertible Notes and the indenture governing the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes, the Cash Convertible Notes, the Debentures, our senior credit facility and the indenture governing the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, the Cash Convertible Notes, the Debentures, our senior credit facility and the holders of the notes will have the right to require Covanta Holding or Covanta Energy, as the case may be, to repurchase their notes, Cash Convertible Notes or Debentures or repay the facility, as applicable. We may also be required to increase the conversion rate of the Cash Convertible Notes or the Debentures or, with respect to the Debentures, provide for conversion based on the acquirer’s capital stock in the event of certain fundamental changes. In addition, provisions of our restated certificate of incorporation and amended and restated bylaws, each as amended, could make it more difficult for a third party to acquire control of us. For example, our restated certificate of incorporation authorizes our board of directors to issue preferred stock without requiring any stockholder approval, and preferred stock could be issued as a defensive measure in response to a takeover proposal. All these provisions could make it more difficult for a third party to acquire us or discourage a third party from acquiring us even if an acquisition might be in the best interest of our stockholders.

The notes will be initially held in book-entry form and therefore you must rely on the procedures of DTC to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, a nominee of DTC will be the sole holder of the notes.

Payments of amounts owing in respect of the global notes will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee, which will distribute such payments to participants in accordance with their respective procedures.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays to you because the trustee will be sending distributions on the notes to DTC instead of directly to you;

•	make it difficult or impossible for you to pledge certificates if physical certificates are required by the party demanding the pledge; and

•	hinder your ability to resell notes because some investors may be unwilling to buy notes that are not in physical form.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income before income tax expense, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries less capitalized interest plus dividends from unconsolidated investments and fixed charges. “Fixed charges” consists of interest expense, capitalized interest and imputed interest on operating leases.

	Nine months ended
	September 30,		For the years ended December 31,
(dollars in thousands)	2010		2009		2008		2007		2006		2005

Earnings
Income before income tax expense, equity in net income from unconsolidated investments and non-controlling interests in subsidiaries	$50,473		$137,436		$196,899		$132,636		$122,228		$77,565
Capitalized interest	–		(508)		(346)		–		–		–
Dividends from unconsolidated investments	10,910		11,310		19,459		24,250		19,375		19,287
Fixed charges	102,517		125,913		134,697		153,865		187,254		157,315

Total Earnings	$163,900		$274,151		$350,709		$310,751		$328,857		$254,167

Interest expense	$93,276		$110,797		$118,517		$137,060		$169,717		$142,404
Capitalized interest	–		508		346		–		–		–
Imputed interest on operating leases	9,241		14,608		15,834		16,805		17,537		14,911

Total Fixed Charges	$102,517		$125,913		$134,697		$153,865		$187,254		$157,315

Ratio of Earnings to Fixed Charges	1.60	x	2.18	x	2.60	x	2.02	x	1.76	x	1.62	x

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $      million, after deducting discounts and commissions and estimated offering expenses.

We intend to use a portion of the net proceeds of this offering to finance our tender offer for any and all of the aggregate principal amount outstanding of our Debentures. Remaining proceeds will be used for general corporate purposes. If the tender offer is not consummated for any reason, all of the net proceeds of this offering will be used for general corporate purposes. Pending such uses, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

Capitalization

The following table sets forth (a) our cash and cash equivalents and restricted funds held in trust and (b) our capitalization as of September 30, 2010:

•	on an actual basis; and

•	as adjusted to give effect to the issuance of $400.0 million in aggregate principal amount of the notes in this offering, after deducting discounts and commissions and estimated offering expenses of $10.2 million, and the completion of the tender offer (assuming that 100% of the holders tender their Debentures in the tender offer).

This table should be read in conjunction with “Summary historical consolidated financial information,” “Use of proceeds,” and “Management’s discussion and analysis of financial conditions and results of operations” and our consolidated financial statements and the notes thereto included elsewhere or incorporated by reference in this prospectus supplement.

	As of September 30, 2010
(dollars in millions)	Actual	As adjusted

Cash and cash equivalents and restricted funds held in trust:
Cash and cash equivalents	$76.5	$92.8
Restricted funds held in trust	337.7	337.7

Total cash and cash equivalents and restricted funds held in trust	$414.2	$430.5

Capitalization:
Debt:
Project debt(1)	$877.4	$877.4
Unamortized premium on project debt	13.6	13.6
Other long-term debt	0.6	0.6
Revolving credit facility(2)	–	–
Covanta Energy’s term loan facility (due 2014)	627.3	627.3
Notes offered hereby(3)	–	400.0
Debentures(4)	344.1	–
Cash Convertible Notes(5)	456.6	456.6

Total debt	$2,319.6	$2,375.5

Equity:
Stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10,000 shares; none issued on an actual or as adjusted basis)	$–	$–
Common stock ($0.10 par value; authorized 250,000 shares; issued 156,723 shares and outstanding 153,407 shares on an actual and as adjusted basis)(6)	15.6	15.6
Additional paid-in capital	885.6	876.2
Accumulated other comprehensive income	8.9	8.9
Accumulated earnings(7)	256.9	249.0
Treasury stock, at par	(0.3)	(0.3)

Stockholders’ equity	1,166.7	1,149.4
Noncontrolling interests in subsidiaries	33.8	33.8

Total equity	$1,200.5	$1,183.2

Total capitalization	$3,520.1	$3,558.7

(1)	Consists of project debt of subsidiaries.

(2)	$300.0 million remains available to be drawn on the revolving credit facility. In addition, we have $294.5 million outstanding under our $320.0 million funded letter of credit facility, with remaining capacity of up to an additional $25.5 million.

(3)	Consists of face value of the notes offered hereby of $400.0 million.

(4)	Consists of face value of the Debentures of $373.75 million, net of debt discount of $29.6 million.

(5)	Consists of face value of the Cash Convertible Notes of $460.0 million, net of debt discount of $96.7 million plus the fair value of the cash conversion feature of $93.3 million.

(6)	The number of issued shares in the table above as of September 30, 2010 on an actual and as adjusted basis does not include (a) approximately 4.8 million shares of our common stock issuable upon exercise of outstanding stock options and upon vesting of restricted stock awards and units, (b) up to 27.2 million shares of our common stock that may be issued under the warrant transactions entered into in connection with the issuance of the Cash Convertible Notes and (c) solely on an actual basis, does not include up to approximately 14.6 million shares of our common stock issuable upon conversion of the Debentures.

(7)	As adjusted accumulated earnings reflects an estimated after-tax loss in connection with the completion of the tender offer.

Selected historical consolidated financial information

The following table sets forth our selected consolidated financial data as of and for the periods indicated. The selected consolidated financial data as of and for the nine months ended September 30, 2010 and 2009 was derived from our unaudited consolidated financial statements incorporated by reference herein. The selected consolidated financial data as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 was derived from our audited consolidated financial statements. The unaudited information as of and for the nine months ended September 30, 2010 and 2009 has been prepared on the same basis as the audited consolidated financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The financial data presented for the nine months ended September 30, 2010 and 2009, is not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or any future period. When you read this selected consolidated financial data, it is important that you also read our audited and unaudited financial statements and related notes thereto incorporated by reference in this prospectus supplement, as well as the section of this prospectus supplement entitled “Management’s discussion and analysis of financial condition and results of operations.” Historical results are not necessarily indicative of future performance.

The summary financial information below contains the non-GAAP measures of Adjusted EBITDA and Free Cash Flow. For additional information on the calculations of Adjusted EBITDA and Free Cash Flow, see “Management’s discussion and analysis of financial condition and results of operations—Supplementary Financial Information—Adjusted EBITDA (Non-GAAP Discussion)” and “Management’s discussion and analysis of financial condition and results of operations—Supplementary Financial Information—Free Cash Flow (Non-GAAP Discussion),” respectively.

	Years ended December 31,					Nine months ended September 30,
(dollars in thousands)	2005	2006	2007	2008	2009	2009	2010

Income statement data:
Operating Revenues:
Waste and service revenues	$638,503	$817,633	$864,396	$934,527	$919,604	$667,298	$768,433
Electricity and steam sales	322,770	433,834	498,877	660,616	580,248	439,751	438,005
Other operating revenues	17,490	17,069	69,814	69,110	50,615	36,206	82,545

Total operating revenues	978,763	1,268,536	1,433,087	1,664,253	1,550,467	1,143,255	1,288,983

Operating Expenses:
Plant operating expenses	559,638	712,156	801,560	999,674	946,166	703,888	813,086
Other operating expenses	17,730	2,594	60,639	66,701	47,968	34,270	77,568
General and administrative expenses	67,481	73,599	82,729	97,016	109,235	81,366	77,401
Depreciation and amortization expense	124,925	193,217	196,970	199,488	202,872	150,717	146,527
Net interest expense on project debt	52,431	60,210	54,579	53,734	48,391	37,511	31,266
Write-down of assets	–	–	–	–	–	–	32,321
Insurance recoveries, net of write-down of assets	–	–	–	(8,325)	–	–	–
California Grantor Trust Settlement	10,342	–	–	–	–	–	–

Total operating expenses	832,547	1,041,776	1,196,477	1,408,288	1,354,632	1,007,752	1,178,169

Operating income	146,216	226,760	236,610	255,965	195,835	135,503	110,814

Other Income (Expense):
Investment income	6,129	11,770	10,578	5,717	4,007	3,136	1,669
Interest expense	(89,973)	(109,507)	(67,104)	(46,804)	(38,116)	(27,291)	(32,250)
Non-cash convertible debt related expense	–	–	(15,377)	(17,979)	(24,290)	(14,562)	(29,760)
Loss on extinguishment of debt	–	(6,795)	(32,071)	–	–	–	–
Gain on derivative instruments, ACL warrants	15,193	–	–	–	–	–	–

Total other expenses	(68,651)	(104,532)	(103,974)	(59,066)	(58,399)	(38,717)	(60,341)

Income before income tax expense and equity in net income from unconsolidated investments	77,565	122,228	132,636	196,899	137,436	96,786	50,473
Income tax expense	(34,651)	(38,465)	(24,483)	(84,561)	(50,044)	(34,197)	(23,348)
Equity in net income from unconsolidated investments	25,609	28,636	22,196	23,583	23,036	17,091	18,024

Net Income	68,523	112,399	130,349	135,921	110,428	79,680	45,149
Less: Net income attributable to noncontrolling interest in subsidiaries	(9,197)	(6,610)	(8,656)	(6,961)	(8,783)	(6,312)	(6,436)

Net Income Attributable to Covanta Holding Corporation	$59,326	$105,789	121,693	$128,960	$101,645	$73,368	$38,713

	Years ended December 31,					Nine months ended September 30,
(dollars in thousands)	2005	2006	2007	2008	2009	2009	2010

Other financial data:
Net cash provided by operating activities	208,259	$318,989	$363,591	$402,607	$397,238	$247,733	$328,107
Net cash used in investing activities	(676,879)	(66,904)	(179,910)	(189,308)	(387,240)	(329,624)	(247,573)
Net cash (used in) provided by financing activities	501,249	(147,420)	(268,335)	(170,242)	230,950	261,902	(437,395)
Acquisition of businesses, net of cash acquired	(684,990)	–	(110,465)	(73,393)	(265,644)	(251,734)	(128,254)
Purchase of property, plant and equipment	(23,527)	(54,267)	(85,748)	(87,920)	(73,619)	(59,109)	(83,101)

	December 31,					September 30,
(dollars in thousands)	2005	2006	2007	2008	2009	2009	2010

Balance sheet data:
Cash and cash equivalents	$128,556	$233,442	$149,406	$192,393	$433,683	$372,600	$76,507
Restricted funds held in trust	447,432	407,921	379,864	324,911	277,752	335,204	337,721
Property, plant and equipment, net	2,724,843	2,637,923	2,620,507	2,530,035	2,582,841	2,612,304	2,526,291
Total assets	4,702,165	4,437,820	4,368,499	4,279,989	4,934,282	4,974,026	4,652,714
Total debt, including current portion:
Covanta Energy debt	2,906,403	2,696,070	1,925,957	1,717,507	1,592,235	1,656,906	1,518,904
Covanta Holding debt	2,906,403	2,696,070	2,217,359	2,026,888	2,397,070	2,437,471	2,319,652
Total equity	599,241	739,152	1,114,066	1,224,051	1,417,169	1,395,623	1,200,536

Management’s discussion and analysis of
financial condition and results of operations

The following discussion addresses our financial condition as of the date of the financial statements referred to herein and should be read in conjunction with our audited consolidated financial statements and notes thereto for the years ended December 31, 2009, 2008 and 2007 (our “audited financial statements”), and our interim unaudited financial statements and notes thereto for the nine months ended September 30, 2010 and 2009 (our “interim financial statements”), each of which is incorporated herein by reference.

The preparation of interim financial statements necessarily relies heavily on estimates. Due to the use of estimates and certain other factors, such as the seasonal nature of our waste and energy services business, as well as competitive and other market conditions, we do not believe that interim results of operations are indicative of full year results of operations. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Overview

We are a leading developer, owner and operator of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), as well as other waste disposal and renewable energy production businesses in the Americas, Europe and Asia. Our reportable segments are Americas and International. We are organized as a holding company and conduct all of our operations through subsidiaries which are engaged predominantly in the businesses of waste and energy services. We also engage in the independent power production business outside the Americas.

We own, have equity investments in, and/or operate 64 energy generation facilities, 56 of which were in the Americas and eight of which were located outside the Americas. Our energy generation facilities use a variety of fuels, including municipal solid waste, wood waste (biomass), landfill gas, water (hydroelectric), natural gas, coal, and heavy fuel-oil. We also own or operate several businesses that are associated with our energy-from-waste business, including a waste procurement business, two ash fills and two landfills, which we use primarily for ash disposal, and 13 waste transfer stations.

We have extensive experience in developing, constructing, operating, acquiring and integrating waste and energy services businesses. We are focusing our efforts on operating our existing business and pursuing strategic growth opportunities through development and acquisition with the goal of maximizing long-term shareholder return. We anticipate that a part of our future growth will come from investing in or acquiring additional energy-from-waste, waste disposal and renewable energy production businesses, primarily in the Americas and Europe. We are also exploring the sale of our fossil fuel independent power production facilities in the Philippines, India and Bangladesh. Our business is capital intensive because it is based upon building and operating municipal solid waste processing and energy generating projects. In order to provide meaningful growth, we must be able to invest our funds, obtain equity and/or debt financing, and provide support to our operating subsidiaries. The timing and scale of our investment activity in growth opportunities is often unpredictable and uneven.

We are committed to operate with an efficient capital structure by returning surplus capital to shareholders and funding high value development projects when they come to fruition. On June 17, 2010, the Board of Directors declared a special cash dividend of $1.50 per share (approximately $233 million) which was paid on July 20, 2010 and also increased the authorization to repurchase shares of outstanding common stock to $150 million. During the nine months ended September 30, 2010, we repurchased 2,499,500 shares of our common stock at a weighted average cost of $14.69 per share for an aggregate amount of approximately $36.7 million. For additional information on the special dividend or share repurchase plan see “—Liquidity and Capital Resources.” Given our strong cash generation and the status of our various development efforts, we plan on making additional opportunistic share repurchases in the future.

The energy-from-waste solution

We believe that our business offers solutions to public sector leaders around the world in two related elements of critical infrastructure: waste disposal and renewable energy generation. We believe that the environmental benefits of energy-from-waste, as an alternative to landfilling, are clear and compelling: by processing municipal solid waste in energy-from-waste facilities we reduce GHG emissions, lower the risk of groundwater contamination, and conserve land. At the same time, energy-from-waste generates clean, reliable energy from a renewable fuel source, thus reducing dependence on fossil fuels, the combustion of which is itself a major contributor to GHG emissions. As public planners in the Americas, Europe and Asia address their needs for more environmentally sustainable waste disposal and energy generation in the years ahead, we believe that energy-from-waste will be an increasingly attractive alternative. We will also consider, for application in the Americas and International segments, acquiring or developing new technologies that complement our existing renewable energy and waste services businesses.

Our business offers sustainable solutions to energy and environmental problems, and our corporate culture is increasingly focused on themes of sustainability in all of its forms. We aspire to continuous improvement in environmental performance, beyond mere compliance with legally required standards. This ethos is embodied in our “Clean World Initiative,” an umbrella program under which we are:

•	investing in research and development of new technologies to enhance existing operations and create new business opportunities in renewable energy and waste management;

•	exploring and implementing processes and technologies at our facilities to improve energy efficiency and lessen environmental impacts; and

•	partnering with governments and non-governmental organizations to pursue sustainable programs, reduce the use of environmentally harmful materials in commerce and communicate the benefits of energy-from-waste.

Our Clean World Initiative is designed to be consistent with our mission to be the world’s leading energy-from-waste company by providing environmentally superior solutions, advancing our technical expertise and creating new business opportunities. It represents an investment in our future that we believe will enhance stockholder value.

In order to create new business opportunities and benefits and enhance stockholder value, we are actively engaged in the current discussion among policy makers in the United States regarding the benefits of energy-from-waste and the reduction of our dependence on landfilling for waste disposal and fossil fuels for energy. Given the ongoing global economic slowdown and related unemployment, policy makers are also expected to focus on economic stimulus, job creation, and energy security. We believe that the construction and permanent jobs created by additional energy-from-waste development represent the type of “green jobs” that are consistent with this focus. The extent to which we are successful in growing our business will depend in part on our ability to effectively communicate the benefits of energy-from-waste to public planners seeking waste disposal solutions and to policy makers seeking to encourage renewable energy technologies (and the associated “green jobs”) as viable alternatives to reliance on fossil fuels as a source of energy.

The United States Congress is currently considering proposals designed to encourage two broad policy objectives: increased renewable energy generation and the reduction of fossil fuel usage and related GHG emissions. The United States House of Representatives passed a bill known as the American Clean Energy and Security Act of 2009 (“ACES”) which addresses both policy objectives, by means of a phased-in national renewable energy standard and a “cap-and-trade” system with a market-based emissions trading system aimed at reducing emissions of CO2 below baseline levels. Energy-from-waste and biomass have generally been included in the ACES bill to be among technologies that help to achieve both of these policy objectives. Similar legislation has been introduced in the United States Senate, as well as narrower, renewable-only legislation. While legislation is far from final, we believe the direction of Congressional efforts could create additional growth opportunities for our business and increase energy revenue from existing facilities.

Factors affecting business conditions and financial results

Economic—The ongoing global economic slowdown has reduced demand for goods and services generally, which tends to reduce overall volumes of waste requiring disposal, and the pricing at which we can attract waste to fill available capacity. At the same time, the declines in global natural gas and other fossil fuel prices have pushed electricity and steam pricing lower generally which causes lower revenue for the portion of the energy we sell which is not under fixed-price contracts. Lastly, the downturn in economic activity has reduced global demand for and pricing of certain commodities. The combined effects of these conditions reduced our revenue and cash flow in 2009.

Many of our customers are municipalities and public authorities, which are generally experiencing fiscal pressure as local and central governments seek to reduce expenses in order to address declining tax revenues which may result from the slowdown and increases in unemployment. At the same time, continued dislocations in the financial sector may make it more difficult, and more costly, to finance new projects. These factors, particularly in the absence of energy policies which encourage renewable technologies such as energy-from-waste, may make it more difficult for us to sell waste disposal services or energy at prices sufficient to allow us to grow our business through developing and building new projects, or through the acquisition of additional businesses.

Market Pricing for Waste, Energy and Metal—Global and regional economy activity, as well as technological advances, regulations and a variety of other factors, will affect market supply and demand and therefore prices for waste disposal services, energy (including electricity and steam) and other commodities such as scrap metal. As market prices for waste disposal, electricity, steam and recycled metal rise it benefits our existing business as well as our prospects for growth through expansions or new development. Conversely, market price declines for these services and commodities will adversely affect both our existing business and growth prospects.

Seasonal—Our quarterly operating income for the Americas and International segments, within the same fiscal year, typically differ substantially due to seasonal factors, primarily as a result of the timing of scheduled plant maintenance. We conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand in the spring and fall. The spring scheduled maintenance period is often more extensive than scheduled maintenance conducted during the fall. As a result, we incur the highest maintenance expense in the first half of the year. Given these factors, we typically experience lower operating income from our projects during the first six months of each year and higher operating income during the second six months of each year.

In addition, at certain of our project subsidiaries, distributions of excess earnings (above and beyond monthly operation and maintenance service payments) are subject to periodic tests of project debt service coverage or requirements to maintain minimum working capital balances. While these distributions occur throughout the year based upon the specific terms of the relevant project debt arrangements, they are typically highest in the fourth quarter. Our net cash provided by operating activities exhibits seasonal fluctuations as a result of the timing of these distributions, including a benefit in the fourth quarter compared to the first nine months of the year.

Other Factors Affecting Performance—We have historically performed our operating obligations without experiencing material unexpected service interruptions or incurring material increases in costs. In addition, with respect to many of our contracts, we generally have limited our exposure for risks not within our control. For additional information about such risks and damages that we may owe for unexcused operating performance failures, see “Risk factors.” In monitoring and assessing the ongoing operating and financial performance of our businesses, we focus on certain key factors: tons of waste processed, electricity and steam sold, and boiler availability.

Our ability to meet or exceed historical levels of performance at projects, and our general financial performance, is affected by the following:

•	Seasonal or long-term changes in market prices for waste, energy, or ferrous and non-ferrous metals for projects where we sell into those markets;

•	Seasonal geographic changes in the price and availability of wood waste as fuel for our biomass facilities;

•	Seasonal, geographic and other variations in the heat content of waste processed, and thereby the amount of waste that can be processed by an energy-from-waste facility;

•	Our ability to avoid unexpected increases in operating and maintenance costs while ensuring that adequate facility maintenance is conducted so that historic levels of operating performance can be sustained;

•	Contract counterparties’ ability to fulfill their obligations, including the ability of our various municipal customers to supply waste in contractually committed amounts, and the availability of alternate or additional sources of waste if excess processing capacity exists at our facilities; and

•	The availability and adequacy of insurance to cover losses from business interruption in the event of casualty or other insured events.

General financial performance at our international projects is also affected by the following:

•	Changes in fuel price for projects in which such costs are not completely passed through to the electricity purchaser through revenue adjustments, or delays in the effectiveness of revenue adjustments;

•	The amounts of electricity actually requested by purchasers of electricity, and whether or when such requests are made, our facilities are then available to deliver such electricity;

•	The financial condition and creditworthiness of purchasers of power and services provided by us;

•	Fluctuations in the value of the domestic currency against the value of the U.S. dollar for projects in which we are paid in whole or in part in the domestic currency of the host country; and

•	Political risks inherent to the international business which could affect both the ability to operate the project in conformance with existing agreements and the repatriation of dividends from the host country.

Business segments

Our reportable segments are Americas and International. The Americas segment is comprised of waste and energy services operations primarily in the United States and Canada. The International segment is comprised of waste and energy services operations in other countries, currently those of the United Kingdom, Ireland, Italy, China, The Philippines, India and Bangladesh.

Segment	Description

Americas	Our business in the Americas is comprised primarily of energy-from-waste projects. For all of these projects, we earn revenue from two primary sources: fees charged for operating projects or processing waste received and payments for electricity and steam sales. We also operate, and in some cases have ownership interests in, transfer stations and landfills which generate revenue from waste and ash disposal fees or operating fees. In addition, we own and in some cases operate, other renewable energy projects primarily in the United States which generate electricity from wood waste (biomass), landfill gas, and hydroelectric resources. The electricity from these other renewable energy projects is sold to utilities. We may receive additional revenue from construction activity during periods when we are constructing new facilities or expanding existing facilities.

International	We have ownership interests in and/or operate facilities internationally, including independent power production facilities in the Philippines, Bangladesh, China and India where we generate electricity by combusting coal, natural gas and heavy fuel-oil, and energy-from-waste facilities in China and Italy. We are constructing energy-from-waste facilities in China. We earn revenue from operating fees, waste processing fees, electricity and steam sales, construction activities, and in some cases, we receive cash from equity distributions.

Contract structures

Most of our energy-from-waste projects were developed and structured contractually as part of competitive procurement processes conducted by municipal entities. As a result, many of these projects have common features. However, each service agreement is different reflecting the specific needs and concerns of a client community, applicable regulatory requirements and other factors. Often, we design the facility, help to arrange for financing and then we either construct and equip the facility on a fixed price and schedule basis, or we undertake an alternative role, such as construction management, if that better meets the goals of our municipal client. Following construction and during operations, we receive revenue from two primary sources:

fees we receive for operating projects or for processing waste received, and payments we receive for electricity and/or steam we sell. Typical features of these agreements are as follows:

		Fees for operating
	Current	projects or for	Payments for
	number of	processing waste	electricity and/or
Contract types	projects	received	steam we sell

Service Fee	27	We charge a fixed fee (which adjusts over time pursuant to contractual indices that we believe are appropriate to reflect price inflation) for operation and maintenance services provided to these energy-from-waste projects. At projects that we own and where project debt is in place, a portion of our fee is dedicated to project debt service. Our contracts at Service Fee projects provide revenue that does not materially vary based on the amount of waste processed or energy generated and as such is relatively stable for the contract term. (27 Americas segment Service Fee projects).	At most of our Service Fee projects, the operating subsidiary retains only a fraction of the energy revenues generated, with the balance (generally 90%) used to provide a credit to the municipal client against its disposal costs. Therefore, in these projects, the municipal client derives most of the benefit and risk of energy production and changing energy prices.

Tip Fee	17	We receive a per-ton fee under contracts for processing waste at Tip Fee projects. We generally enter into long-term waste disposal contracts for a substantial portion of the project’s disposal capacity. The waste disposal and energy revenue from these projects is more dependent upon operating performance and, as such, is subject to greater revenue fluctuation to the extent performance levels fluctuate. (14 Americas segment Tip Fee projects and 3 International segment Tip Fee projects).	Where Tip Fee structures exist, we generally retain 100% of the energy revenues as well as risk associated with energy production and changing energy pricing.

Under both structures, our returns are expected to be stable if we do not incur material unexpected operation and maintenance costs or other expenses. In addition, most of our energy-from-waste project contracts are structured so that contract counterparties generally bear, or share in, the costs associated with events or circumstances not within our control, such as uninsured force majeure events and changes in legal requirements. The stability of our revenues and returns could be affected by our ability to continue to enforce these obligations. Also, at some of our energy-from-waste facilities, commodity price risk is mitigated by passing through commodity costs to contract counterparties. With respect to our other renewable energy projects and international independent power projects, such structural features generally do not exist because either we operate and maintain such facilities for our own account or we do so on a cost-plus basis rather than a fixed-fee basis.

We receive the majority of our revenue under short- and long-term contracts with little or no exposure to price volatility but with adjustments intended to reflect changes in our costs. Where our revenue is received under other arrangements and depending upon the revenue source, we have varying amounts of exposure to price volatility. The largest component of our revenue is waste revenue, which has generally been subject to less price volatility than our revenue derived from sales of energy and metals. During the second and third quarters of 2008, pricing for energy and recycled metals reached historically high levels and has subsequently declined materially.

At some of our renewable energy and international independent power projects, our operating subsidiaries purchase fuel in the open markets which exposes us to fuel price risk. At other projects, fuel costs are contractually included in our electricity revenues, or fuel is provided by our customers. In some of our international projects, the project entity (which in some cases is not our subsidiary) has entered into long-term fuel purchase contracts that protect the project from fuel shortages, provided counterparties to such contracts perform their commitments.

We generally sell the energy output from our projects to local utilities pursuant to long-term contracts. At several of our energy-from-waste projects, we sell energy output under short-term contracts or on a spot-basis to our customers.

Contracted and merchant capacity

We generally have long-term contracts to operate, or obtain waste supplies for, our energy-from-waste projects. For those projects we own, our contract to sell the project’s energy output (either electricity or steam) generally expires on or after the date when the initial term of our contract to operate or receive waste also expires. Expiration of both our operating agreements and our agreements to sell energy output will subject us to greater market risk in maintaining and enhancing revenues. As contracts expire at projects we own, we intend to enter into replacement or additional contracts for waste supplies and will sell our energy output either into the regional electricity grid or pursuant to new contracts. Because project debt on these facilities will be paid off at such time, we believe that we will be able to offer disposal services at rates that will attract sufficient quantities of waste and provide acceptable revenues. For those projects we operate but do not own, prior to the expiration of the initial term of our operating contract, we will seek to enter into renewal or replacement contracts to continue operating such projects.

Growth and development

We are focusing our efforts on operating our existing business and pursuing strategic growth opportunities through development and acquisition with the goal of maximizing long-term shareholder return. We anticipate that a part of our future growth will come from investing in or acquiring additional energy-from-waste, waste disposal and renewable energy production businesses. We are pursuing additional growth opportunities particularly in locations where the market demand, regulatory environment or other factors encourage technologies such as energy-from-waste to reduce dependence on landfilling for waste disposal and fossil fuels for energy production in order to reduce GHG emissions. We are focusing on the United Kingdom, Ireland, Canada and the United States. Our growth opportunities include: new energy-from-waste and other renewable energy projects, existing project expansions, contract extensions, acquisitions, and businesses ancillary to our existing business, such as additional waste transfer, transportation, processing and disposal businesses. We also intend to maintain a focus on research and development of technologies that we believe will enhance our competitive position, and offer new technical solutions to waste and energy problems that augment and complement our business.

We have a robust growth pipeline and continue to pursue several billion dollars worth of energy-from-waste development opportunities. However, much remains to be done and there is substantial uncertainty relating to the bidding and permitting process for each project opportunity. If, or when, these development efforts are successful, we plan to invest in these projects to achieve an attractive return on capital particularly when leveraged with project debt which we intend to utilize for all of our development projects.

The following is a discussion of acquisitions and business development for 2010, 2009, 2008 and 2007. See Note 3 to our audited financial statements incorporated herein by reference for additional information.

ACQUISITIONS, BUSINESS DEVELOPMENT AND CONTRACT TRANSITIONS

Facility/operating contract	Location	Year	Transaction	Type	Summary

Wallingford	CT	2010	Contract	EfW	We entered into new tip fee contracts which commenced upon expiration of the existing service fee contract in June 2010. These contracts in total are expected to supply waste utilizing most or all of the facility’s capacity through 2020.

Huntington	NY	2010	Acquisition	EfW	We acquired a nominal limited partnership interest held by a third party in Covanta Huntington Limited Partnership, our subsidiary which owns and operates an energy-from-waste facility in Huntington, New York.

Facility/operating contract	Location	Year	Transaction	Type	Summary

Dade Long Beach Hudson Valley MacArthur Plymouth York Burnaby Abington	FL CA NY NY PA PA Canada PA	2010 2009 2009 2009 2009 2009 2009 2009	Acquisition	EfW EfW EfW EfW EfW EfW EfW Trans.St.	We acquired seven energy-from-waste businesses and one transfer station business from Veolia Environmental Services North America Corp. (the “Veolia EfW Acquisition”). The acquired businesses have a combined capacity of 9,600 tons per day (“tpd”). Each of the operations acquired includes a long-term operating contract with the respective municipal client. Six of the energy-from-waste facilities and the transfer station are publicly-owned facilities. We acquired a majority ownership stake in one of the energy-from-waste facilities and subsequently purchased the remaining ownership stake in this facility.

Stanislaus County	CA	2009	Contract	EfW	The service fee contract with Stanislaus County was extended from 2010 to 2016.

Philadelphia Transfer Stations	PA	2009	Acquisition	Transfer Stations	We acquired two waste transfer stations with combined capacity of 4,500 tpd in Philadelphia, Pennsylvania.

Maine Biomass Energy Facilities	ME	2008	Acquisition	Biomass	We acquired Indeck Maine Energy, LLC which owned and operated two biomass energy facilities. The two nearly identical facilities, located in West Enfield and Jonesboro, Maine, added a total of 49 megawatts (“MW”) to our renewable energy portfolio. We sell the electric output and renewable energy credits from these facilities into the New England electricity market.

Tulsa	OK	2008	Acquisition/ Contract	EfW	The design capacity of the facility is 1,125 tpd of waste and gross electric capacity of 16.5 MW (185,000 pounds of steam generated per hour). This facility was shut down by the prior owner in the summer of 2007 and we returned two of the facility’s three boilers to service in 2008. In 2009, we entered into a new tip fee agreement with the City of Tulsa which expires in 2012 and a new steam contract for a term of 10 years expiring in 2019.

Peabody	MA	2008	Acquisition	Ash Landfill	We acquired a landfill for the disposal of ash.

Harrisburg	PA	2008	Contract	EfW	We entered into a ten year agreement to maintain and operate an 800 tpd energy-from-waste facility located in Harrisburg, Pennsylvania and obtained a right of first refusal to purchase the facility. See “Energy-From-Waste Advanced Development or Construction Projects” discussion below related to this facility.

Facility/operating contract	Location	Year	Transaction	Type	Summary

Indianapolis	IN	2008	Contract	EfW	We entered into a new tip fee contract for a term of 10 years which commenced upon expiration of the existing service fee contract in December 2008. This contract represents approximately 50% of the facility’s capacity. (91 pounds of steam generated per day).

Kent County	MI	2008	Contract	EfW	We entered into a new tip fee contract which commenced on January 1, 2009 and extended the existing operating contract from 2010 to 2023. This contract is expected to supply waste utilizing most or all of the facility’s capacity. Previously this was a service fee contract.

Pasco County	FL	2008	Contract	EfW	We entered into a new service fee contract which commenced on January 1, 2009 and extended the existing contract from 2011 to 2016.

Holliston	MA	2007	Acquisition	Transfer Station	We acquired a waste transfer station with total waste capacity of 700 tpd. In addition, we invested a total of $5.2 million in 2007 and 2008 in capital improvements to enhance the environmental and operational performance of the transfer station.

Massachusetts EfW Facilities and Transfer Stations	MA NY	2007	Acquisition	EfW / Ash Landfill / Transfer Stations	We acquired the operating businesses of EnergyAnswers Corporation. These businesses include a 400 tpd energy-from-waste facility in Springfield, Massachusetts and a 240 tpd energy-from-waste facility in Pittsfield, Massachusetts. Both energy-from-waste projects have tip fee type contracts. Approximately 75% of waste revenues are contracted for at these facilities. In addition, we acquired businesses that include a landfill operation for ash disposal in Springfield, Massachusetts and two transfer stations, one in Canaan, New York, permitted to transfer 600 tpd of waste, and the other located at the Springfield energy-from-waste facility, permitted to transfer 500 tpd of waste.

Facility/operating contract	Location	Year	Transaction	Type	Summary

California Biomass Energy Facilities	CA	2007	Acquisition	Biomass	We acquired Central Valley Biomass Holdings, LLC which owned two biomass energy facilities and a biomass energy fuel management business, all located in California’s Central Valley. These facilities added 75 MW to our portfolio of renewable energy projects. In addition, we invested a total of $19 million in 2007 and 2008 in capital improvements to increase the facilities’ productivity and improve environmental performance.

Westchester Transfer Stations	NY	2007	Acquisition	Transfer Stations	We acquired two waste transfer stations with combined capacity of 1,150 tpd in Westchester County, New York.

Hempstead	NY	2007	Contract	EfW	We entered into a new tip fee contract for a term of 25 years which commenced upon expiration of the previous contract in August 2009. This contract provides approximately 50% of the facility’s capacity. We also entered into new tip fee contracts with other customers that expire between February 2011 and December 2014. These contracts provide an additional 40% of the facility’s capacity.

ENERGY-FROM-WASTE
ADVANCED DEVELOPMENT OR CONSTRUCTION PROJECTS

Project/facility	Location	Summary

Technology Development		We entered into various agreements with multiple partners to invest in the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels or the generation of energy. Licensing fees and demonstration unit purchases aggregated $4.4 million during the nine months ended September 30, 2010 and, $4.7 million and $6.5 million during the years ended December 31, 2009 and 2008, respectively.

AMERICAS
Honolulu	HI	We operate and maintain the energy-from-waste facility located in and owned by the City and County of Honolulu, Hawaii. In December 2009, we entered into agreements with the City and County of Honolulu to expand the facility’s waste processing capacity from 2,160 tpd to 3,060 tpd and to increase the gross electricity capacity from 57 MW to 90 MW. The agreements also extend the service contract term by 20 years. The $302 million expansion project is a fixed-price construction project which will be funded and owned by the City and County of Honolulu. Construction commenced at the end of 2009.

Project/facility	Location	Summary

Harrisburg	PA	See operating contract discussion above. We have an agreement to provide construction management services and advance up to $25.5 million (of which $21.7 million has been advanced and $19.8 million is outstanding as of September 30, 2010) in funding for certain facility improvements required to enhance facility performance, which were substantially completed during 2010. The repayment of this funding is guaranteed by the City of Harrisburg, but is otherwise unsecured, and is junior to project bondholders’ rights. Four repayment installments under this funding arrangement, which were due to us on April 1, 2010, July 1, 2010 August 1, 2010 and October 1, 2010, totaling an aggregate of $2.0 million, have not been paid. The City of Harrisburg requested a forbearance period in April 2010, but meaningful discussion of forbearance and of the City’s related plan for financial recovery did not develop on a timely basis. On October 5, 2010, we filed suit against the City of Harrisburg in the Dauphin County Court of Common Pleas seeking to enforce our rights under the City’s guaranty. We believe that the City of Harrisburg is in a precarious financial condition with substantial obligations, and it has reported both its inability to pay its obligations and consideration of various future options (including state oversight and seeking bankruptcy protection). We intend to pursue our lawsuit in parallel with efforts to work with the City of Harrisburg and other stakeholders to protect the full recovery of our advance and to maintain our position in the project. See discussion in Note 8 to our interim financial statements incorporated herein by reference for accounting information regarding the Harrisburg facility.

Hillsborough	FL	During the third quarter of 2009, we completed the expansion and commenced the operations of the expanded energy-from-waste facility located in Hillsborough County, Florida. We expanded waste processing capacity from 1,200 tpd to 1,800 tpd and increased gross electricity capacity from 29.0 MW to 46.5 MW. As part of the agreement to implement this expansion, we received a long-term operating contract extension to 2029.

Lee	FL	In December 2007, we completed the expansion and commenced the operation of the expanded energy-from-waste facility located in and owned by Lee County, Florida. We expanded waste processing capacity from 1,200 tpd to 1,836 tpd and increased gross electricity capacity from 36.9 MW to 57.3 MW. As part of the agreement to implement this expansion, we received a long-term operating contract extension expiring in 2024.

INTERNATIONAL
Dublin	Ireland	In 2007, we entered into agreements to build, own, and operate a 1,700 metric tpd energy-from-waste project serving the City of Dublin, Ireland and surrounding communities at an estimated cost of €350 million. Dublin Waste to Energy Limited, which we control and co-own with DONG Energy Generation A/S, developed the project and has a 25 year tip fee type contract to provide disposal service for 320,000 metric tons of waste annually, representing approximately 60% of the facility’s processing capacity. The project is expected to sell electricity into the local electricity grid, at rates partially supported by a preferential renewable tariff. While the primary approvals and licenses for the project have been obtained, the longstop date for acquiring necessary property rights and achieving certain other conditions precedent under the project agreement expired on September 4, 2010. As a result, the parties will need to agree to proceed and are currently working toward that objective. See discussion in Note 8 to our interim financial statements incorporated herein by reference for accounting information for the Dublin project.

Project/facility	Location	Summary

Taixing	China	Taixing Covanta Yanjiang Cogeneration Co., Ltd., in which we have an 85% economic interest, entered into a 25 year concession agreement and waste supply agreements to build, own and operate a 350 metric tpd energy-from-waste facility for Taixing Municipality, in Jiangsu Province, People’s Republic of China. The project, which will be built on the site of our existing coal-fired facility in Taixing, will supply steam to an adjacent industrial park under short-term arrangements. We will continue to operate our existing coal-fired facility. The project company has obtained Rmb 165 million in project financing which, together with available cash from existing operations will fund construction costs. The Taixing project commenced construction in late 2009.

Chengdu	China	We and Chongqing Iron & Steel Company (Group) Limited have entered into an agreement to build, own, and operate an 1,800 metric tpd energy-from-waste facility for Chengdu Municipality in Sichuan Province, People’s Republic of China. We also executed a 25 year waste concession agreement for this project. In connection with this project, we acquired a 49% equity interest in the project company. Construction of the facility has commenced and the project company has obtained Rmb 480 million in project financing, of which 49% is guaranteed by us and 51% is guaranteed by Chongqing Iron & Steel Company (Group) Limited until the project has been constructed and for one year after operations commence.

Sanfeng	China	We purchased a 40% equity interest in Chongqing Sanfeng Covanta Environmental Industry Co., Ltd. (“Sanfeng”), a company located in Chongqing Municipality, People’s Republic of China. Sanfeng is engaged in the business of owning and operating energy-from-waste projects and providing design and engineering, procurement and construction services for energy-from-waste facilities in China. Sanfeng currently owns minority equity interests in two 1,200 metric tpd 24 MW mass-burn energy-from-waste projects. Chongqing Iron & Steel Company (Group) Limited holds the remaining 60% equity interest in Sanfeng.

Dispositions

Facility/operating
contract	Location	Year	Transaction	Type	Summary

Detroit	MI	2009/2010	Contract	EfW	On June 30, 2009, our long-term operating contract with the Greater Detroit Resource Recovery Authority (“GDRRA”) to operate the 2,832 tpd energy-from-waste facility located in Detroit, Michigan (the “Detroit Facility”) expired. Effective June 30, 2009, we purchased an undivided 30% owner-participant interest in the Detroit Facility and entered into certain agreements for continued operation of the Detroit Facility for a term expiring June 30, 2010. During this one-year period, we were unable to secure an acceptable steam off-take arrangement. Effective June 30, 2010, we agreed to sell our entire interest in the Detroit Facility, subject to the buyer’s due diligence and any required regulatory approvals, and to continue operating the Detroit Facility under commercial arrangements until the earlier of the closing of the sale transaction or September 30, 2010. The sale agreement did not close or extend on September 30, 2010, and the commercial arrangements expired on that date at which time we decided that it was in our best interest to shut down the Detroit Facility. Regardless of whether the Detroit Facility is permanently shut down, re-started or sold, we do not expect it to have a material effect on our condensed consolidated financial statements.

Results of operations

The comparability of the information provided below with respect to our revenues, expenses and certain other items for periods during each of the years presented was affected by several factors. As outlined above under “—Overview—Growth and Development,” our acquisition and business development initiatives resulted in various additional projects which increased comparative revenues and expenses. These factors must be taken into account in developing meaningful comparisons between the periods compared below.

Nine months ended September 30, 2010 vs. nine months ended September 30, 2009

	For the nine
	months ended		Variance
	September 30,		increase/(decrease)
(unaudited, dollars in thousands)	2010	2009	Nine month

Consolidated results of operations:
Total operating revenues	$1,288,983	$1,143,255	$145,728
Total operating expenses	1,178,169	1,007,752	170,417

Operating income	110,814	135,503	(24,689)

Other income (expense):
Investment income	1,669	3,136	(1,467)
Interest expense	(32,250)	(27,291)	4,959
Non–cash convertible debt related expense	(29,760)	(14,562)	15,198

Total other expenses	(60,341)	(38,717)	21,624

Income before income tax expense and equity in net income from unconsolidated investments	50,473	96,786	(46,313)
Income tax expense	(23,348)	(34,197)	(10,849)
Equity in net income from unconsolidated investments	18,024	17,091	933

Net income	45,149	79,680	(34,531)
Less: Net income attributable to noncontrolling interests in subsidiaries	(6,436)	(6,312)	124

Net income attributable to Covanta Holding Corporation	$38,713	$73,368	(34,655)

The following general discussions should be read in conjunction with the above table, the condensed consolidated financial statements and the Notes thereto and other financial information appearing and referred to elsewhere in this prospectus supplement. Additional detail relating to changes in operating revenues and operating expenses, and the quantification of specific factors affecting or causing such changes, is provided in the Americas and International segment discussions below.

Comparison of results for the nine months ended September 30, 2010 vs. results for the nine months ended September 30, 2009

Operating revenues increased by $145.7 million for the nine month comparative period primarily due to increased waste and services revenues in our Americas segment due to the acquisition of Veolia EfW businesses; increased recycled metal revenues due primarily to higher market prices; and increased construction revenue due to the Honolulu expansion projects. These increases were offset by the impact of contract transitions at our Hempstead, Union and Detroit facilities.

Operating expenses increased by $170.4 million for the nine month comparative period primarily due to increased operating costs related to the acquisition of Veolia EfW businesses; increased construction expenses due to the Honolulu expansion projects; and the non-cash write-down of assets related to a notes receivable from our Harrisburg EfW facility and the write-down of assets related to the Dublin project.

Operating income decreased by $24.7 million for the nine month comparative period primarily due to the non-cash write-down of assets noted above and the impact of contract transitions at our Hempstead, Union and Detroit facilities, offset by the benefits of the acquisition of Veolia EfW businesses. See Note 8 to our interim financial statements incorporated herein by reference for additional information.

Excluding the non-cash asset write-downs noted above, operating income in our Americas segment was increased slightly for the nine month comparative period primarily due to the benefit of the acquisition of Veolia businesses and higher market prices for recycled metals, which was offset by contract transitions at our Hempstead, Union and Detroit facilities. Excluding the non-cash asset write-downs noted above, in our International segment operating income declined for the nine month comparative period primarily due to lower profitability at our Indian facilities related to lower electricity sales and higher fuel prices.

Interest expense increased $5.0 million for the nine month comparative period primarily due to the issuance of the 3.25% Cash Convertible Senior Notes due 2014 (the “Cash Convertible Notes”) which were issued in 2009, offset by lower floating interest rates on the Term Loan Facility (as defined in the “Liquidity” section below). Non-cash convertible debt related expense increased by $15.2 million for the nine month comparative period primarily due to the amortization of the debt discount for the Cash Convertible Notes which were issued in 2009, offset by the net changes to the valuation of the derivatives associated with the Cash Convertible Notes.

Income tax expense decreased by $10.8 million for the nine month comparative period primarily due to lower pre-tax operating income, offset by lower production tax credits. No tax benefit is being recognized at this time associated with the non-cash impairment of the investment in Dublin. See Note 7 to our interim financial statements incorporated herein by reference for additional information.

On June 17, 2010, the Board of Directors declared a special cash dividend of $1.50 per share (approximately $233 million) which was paid on July 20, 2010. During the nine months ended September 30, 2010, we repurchased 2,499,500 shares of our common stock at a weighted average cost of $14.69 per share for an aggregate amount of approximately $36.7 million. For additional information, see “—Liquidity and Capital Resources” below.

Americas segment results of operations—comparison of results for the nine months ended September 30, 2010 vs. results for the nine months ended September 30, 2009

	For the nine months		Variance
	ended September 30,		increase/(decrease)
(unaudited, dollars in thousands)	2010	2009	Nine month

Waste and service revenues	$765,431	$664,430	$101,001
Electricity and steam sales	300,200	301,831	(1,631)
Other operating revenues	68,072	22,010	46,062

Total operating revenues	1,133,703	988,271	145,432

Plant operating expenses	695,620	595,812	99,808
Other operating expense	62,603	18,800	43,803
General and administrative expenses	55,381	61,464	(6,083)

	For the nine months		Variance
	ended September 30,		increase/(decrease)
(unaudited, dollars in thousands)	2010	2009	Nine month

Depreciation and amortization expense	140,652	144,816	(4,164)
Net interest expense on project debt	29,473	34,409	(4,936)
Write–down of assets	9,191	–	9,191

Total operating expenses	992,920	855,301	137,619

Operating income	$140,783	$132,970	7,813

Operating revenues

Operating revenues for the Americas segment increased by $145.4 million for the nine month comparative period.

•	Revenues from Service Fee arrangements increased by $81.1 million for the nine month comparative period primarily due to the acquisition of Veolia EfW businesses and by the Hillsborough expansion coming on line plus service fee contract escalations, partially offset by the Detroit facility’s contract transition and lower revenues earned explicitly to service project debt of $9.1 million.

•	Revenues from Tip Fee arrangements decreased by $0.6 million for the nine month comparative period primarily due to lower waste volumes and tip fee pricing, offset by the acquisition of Veolia EfW businesses and the Philadelphia Transfer Stations.

•	Recycled metal revenues increased by $20.5 million for the nine month comparative period primarily due to higher pricing. Historically, we have experienced volatile prices for recycled metal which has affected our recycled metal revenue as reflected in the table below:

	For the quarters ended
Total recycled metal revenues (dollars in millions)	2010		2009	2008

March 31,		$12.6	$5.2	$11.4
June 30,		14.8	5.8	19.0
September 30,		13.3	9.1	17.3
December 31,		–	9.1	5.9

Total for the Year Ended December 31,	$	N/A	$29.2	$53.6

•	Electricity and steam sales decreased by $1.6 million for the nine month comparative period due to contract transitions at our Hempstead, Union and Detroit facilities and lower production primarily due to economically dispatching one of our biomass facilities offset by the acquisition of Veolia EfW businesses and higher pricing at other facilities primarily at our biomass facilities.

•	Other operating revenues for existing business increased primarily due to increased construction revenue related to the Honolulu expansion project.

Operating Expenses

Plant operating expenses increased by $99.8 million for the nine month comparative period. This increase was primarily due to expense related to the Veolia EfW and Philadelphia transfer stations acquisitions. Other factors that cause the increase included the contract transition at the Hempstead facility as well as lower alternative fuel and renewable energy credits which was partially offset by a contract transition at the Detroit facility and lower costs related to a biomass facility being economically dispatched off—line. Excluding the effect of the acquisitions, contract transitions, lower credits and the biomass dispatch, the remaining plant operating expenses increased 2.7% compared to the prior year.

Other operating expenses increased for the nine month comparative period primarily due to increased construction expense related to the Honolulu expansion project.

General and administrative expenses decreased for the nine month comparative period primarily due to transaction costs related to the Veolia EfW acquisition in 2009.

Operating income

Operating income increased by $7.8 million for the nine month comparative period primarily due to the benefit of the acquisition of Veolia EfW businesses, higher recycled metal revenues and improved performance at recently acquired facilities. These amounts were partially offset by the impact of contract transitions at our Hempstead, Union and Detroit facilities, and the write—down of assets.

International segment results of operations—comparison of results for the nine months ended September 30, 2010 vs. results for the nine months ended September 30, 2009

	For the nine
	months ended		Variance
	September 30,		increase/(decrease)
(unaudited, dollars in thousands)	2010	2009	Nine month

Waste and service revenues	$3,002	$2,868	$134
Electricity and steam sales	137,805	137,920	(115)

Total operating revenues	140,807	140,788	19

Plant operating expenses	117,466	108,076	9,390
Other operating income	(382)	(54)	(328)
General and administrative expenses	20,458	18,064	2,394
Depreciation and amortization expense	5,798	5,819	(21)
Net interest expense on project debt	1,793	3,102	(1,309)
Write–down of assets	23,130	–	23,130

Total operating expenses	168,263	135,007	33,256

Operating (loss) income	$(27,456)	$5,781	(33,237)

Operating revenues for the International segment were flat for the nine month comparative period.

Plant operating expenses increased by $9.4 million for the nine month comparative period due primarily to higher fuel costs at both India facilities and at our coal-fired facility in China, partially offset by lower generation and lower foreign currency exchange gains.

General and administrative expenses increased by $2.4 million for the nine month comparative period primarily due to costs associated with staff reductions in our Shanghai office, additional business development spending in the United Kingdom, and normal wage and benefit escalations.

Operating income

Operating income declined by $33.2 million for the nine months comparative period primarily due to the non-cash impairment charge discussed above. Operating income for the nine months ended September 30, 2010 also declined due primarily to lower profitability at our Indian facilities related to lower electricity sales and higher fuel prices.

Year ended December 31, 2009 vs. year ended December 31, 2008

2009 financial summary

Our financial results for the year ended December 31, 2009 included total revenues of $1,550 million compared to $1,664 million for the year ended December 31, 2008. Net income attributable to Covanta Holding Corporation was $101.6 million. In the same prior year period, net income attributable to Covanta Holding Corporation was $129.0 million.

A more detailed discussion of our financial results and liquidity can be found in the discussion below. The highlights of the components of operating income between the two periods are as follows:

•	Americas segment revenue declined $25.2 million or 1.8% to $1,346 million. New business revenue was $72.5 million, related primarily to the Veolia EfW Acquisition. Existing business revenues declined by $97.7 million, of which $55.7 million was largely due to the impact of the slow economy which caused lower recycled metal, energy and waste prices. In addition, lower debt service revenue, a decline in construction activity, and net contract changes at various facilities contributed approximately $32.3 million to the decline.

•	Americas segment operating expenses during the year increased by $35.0 million. New business operating expenses were $77.8 million and we also incurred acquisition-related transaction costs of $6.8 million, both of which were primarily associated with the Veolia EfW Acquisition. Existing business operating expenses decreased by $49.6 million primarily attributable to a $12.7 million decline in energy related expenses and greater internalization of waste disposal. In addition, lower levels of construction activity and the contract changes at various facilities contributed $36.8 million to the expense reduction. Reductions in existing business expenses were also attributable to lower depreciation expense, lower interest expense and reduced plant operating expense for renewable energy credits sold totaling $13.3 million. In 2008, operating expenses were lower by $13.5 million due to insurance recoveries recorded for the settlement of property damages and business interruption losses related to the SEMASS energy-from-waste facility.

•	International segment revenue decreased $95.2 million during the year while operating expenses declined by $97.4 million, resulting in operating income that was essentially flat with the prior year comparable period. The decreases in revenues and operating expenses resulted primarily from lower fuel costs at our Indian facilities.

In 2009, we issued $460 million aggregate principal amount of the Cash Convertible Notes due 2014. See “—Liquidity and Capital Resources” for a more detailed discussion of this offering.

As of December 31, 2009, in addition to our ongoing cash flow, we had access to several sources of liquidity, including our existing cash on hand of $434 million and the undrawn and available capacity of $300 million of our revolving credit facility (the “Revolving Loan Facility”). In addition, we had restricted cash of $278 million, of which $166 million was designated for future payment of project debt principal. See “—Liquidity and Capital Resources—Available Sources of Liquidity” below.

Our consolidated results of operations are presented in the table below:

	For the years ended		Increase
	December 31,		(decrease)
(dollars in thousands)	2009	2008	2009 vs 2008

Consolidated results of operations:
Total operating revenues	$1,550,467	$1,664,253	$(113,786)
Total operating expenses	1,354,632	1,408,288	(53,656)

Operating income	195,835	255,965	(60,130)

Other income (expense):
Investment income	4,007	5,717	(1,710)
Interest expense	(38,116)	(46,804)	(8,688)
Non-cash convertible debt related expense	(24,290)	(17,979)	6,311

Total other expenses	(58,399)	(59,066)	(667)

Income before income tax expense and equity in net income from unconsolidated investments	137,436	196,899	(59,463)
Income tax expense	(50,044)	(84,561)	(34,517)
Equity in net income from unconsolidated investments	23,036	23,583	(547)

Net income	110,428	135,921	(25,493)

Less: Net income attributable to noncontrolling interests in subsidiaries	(8,783)	(6,961)	1,822

Net income attributable to Covanta Holding Corporation	$101,645	$128,960	(27,315)

The following general discussions should be read in conjunction with the above table, the consolidated financial statements and the Notes thereto and other financial information appearing and referred to elsewhere in this prospectus supplement. Additional detail relating to changes in operating revenues and operating expenses, and the quantification of specific factors affecting or causing such changes, is provided in the Americas and International segment discussions below.

Consolidated results of operations—comparison of results for the year ended December 31, 2009 vs. results for the year ended December 31, 2008

Operating revenues decreased by $113.8 million primarily due to the following:

•	decreased electricity and steam sales revenue due to lower fuel pass through costs at our Indian facilities and foreign exchange impacts in 2009, and

•	decreased waste and service revenues and decreased recycled metal revenues at our existing energy-from-waste facilities in our Americas segment, offset by

•	increased waste and services revenues at our new businesses in our Americas segment, primarily due to the Veolia EfW Acquisition, and

•	increased electricity and steam sales in our Americas segment due to the Veolia EfW Acquisition, other acquired businesses and new contracts at our Indianapolis and Kent facilities.

Operating expenses decreased by $53.7 million primarily due to the following:

•	decreased plant operating expenses at our Indian facilities resulting primarily from lower fuel costs and foreign exchange impacts in 2009, and

•	decreased plant operating expenses at our existing energy-from-waste facilities resulting primarily from lower energy costs, greater internalization of waste disposal and reduced maintenance expense due to less unscheduled down time, offset by

•	increased plant operating expenses at our existing energy-from-waste facilities resulting from cost escalations, and

•	increased operating costs resulting from the Veolia EfW Acquisition, and

•	$6.3 million of acquisition-related transaction costs primarily related to the Veolia EfW Acquisition, and

•	$13.5 million of insurance recoveries recorded in 2008 for the settlement of property damages and business interruption losses related to the SEMASS energy-from-waste facility, and

•	higher costs resulting from the transition of the Indianapolis and Kent facilities from Service Fee to Tip Fee contracts, and

•	additional operating costs, net of contra expenses recorded related to the generation of renewable energy credits, from new businesses acquired in the Americas segment.

Investment income decreased by $1.7 million primarily due to lower interest rates on invested funds. Interest expense decreased by $8.7 million primarily due to lower floating interest rates on the Term Loan Facility (as defined in the “—Liquidity and Capital Resources” section below), offset by increased interest expense due to the issuance of the Cash Convertible Notes which were issued in 2009. Non-cash convertible debt related expense increased by $6.3 million primarily due to the net changes to the valuation of the derivatives associated with the Cash Convertible Notes and the amortization of the debt discount for the Cash Convertible Notes which issued in 2009.

Income tax expense decreased by $34.5 million primarily due to lower pre-tax income resulting from decreased waste and service revenues and recycled metal revenue at our energy-from-waste facilities, an increase in production tax credits, and changes in the valuation allowance on net operating loss carryforwards (“NOLs”), and certain deferred tax assets. See Note 16 to our audited financial statements incorporated herein by reference for additional information.

Americas segment results of operations—comparison of results for the year ended December 31, 2009 vs. results for the year ended December 31, 2008

The Americas segment results of operations are presented in the table below:

	For the years ended		Increase
	December 31,		(decrease)
(dollars in thousands)	2009	2008	2009 vs 2008

Waste and service revenues	$915,364	$930,537	$(15,173)
Electricity and steam sales	399,715	384,640	15,075
Other operating revenues	31,138	56,254	(25,116)

Total operating revenues	1,346,217	1,371,431	(25,214)

Plant operating expenses	802,638	753,848	48,790
Depreciation and amortization expense	194,925	190,659	4,266
Net interest expense on project debt	44,536	47,816	(3,280)
General and administrative expenses	82,580	76,090	6,490
Insurance recoveries, net of write-down of assets	–	(8,325)	8,325
Other operating expenses	26,785	56,336	(29,551)

Total operating expenses	1,151,464	1,116,424	35,040

Operating income	$194,753	$255,007	(60,254)

Operating revenues

Operating revenues for the Americas segment decreased by $25.2 million as reflected in the comparison of existing business and new business in the table below and the discussion of key variance drivers which follows:

	Americas segment operating revenue variances
	Existing	New
(dollars in millions)	business	business(A)	Total

Waste and service revenues
Service fee	$(60.5)	$38.9	$(21.6)
Tip fee	17.7	13.1	30.8
Recycled metal	(25.0)	0.6	(24.4)

Total waste and service revenues	(67.8)	52.6	(15.2)
Electricity and steam sales	(4.0)	19.1	15.1
Other operating revenues	(25.9)	0.8	(25.1)

Total operating revenues	$(97.7)	$72.5	$(25.2)

(A)	The results of acquisitions are included in the new business variance through four quarters after acquisition or commencement of operation.

•	Revenues from Service Fee arrangements for existing business decreased primarily due to the cessation of contracts at our Indianapolis, Kent, and Detroit facilities and lower revenues earned explicitly to service project debt of $22.5 million, of which $9.7 million was related to our Stanislaus client’s decision to repay project debt ahead of schedule in 2008, partially offset by contractual escalations.

•	Revenues from Tip Fee arrangements for existing business increased primarily due to the new contracts at our Indianapolis and Kent facilities, offset by lower waste prices and increased levels of waste disposal internalization.

•	Recycled metal revenues were $29.2 million which decreased compared to the same prior year period due to lower pricing, partially offset by increased recovered metal volume. During the second and third quarters of 2008, we experienced historically high prices for recycled metal which declined significantly during the fourth quarter of 2008. The impact these changes had on revenue is reflected in the table below:

	For the quarters ended
Total recycled metal revenues (dollars in millions)	2009	2008	2007

March 31,	$5.2	$11.4	$7.0
June 30,	5.8	19.0	7.5
September 30,	9.1	17.3	7.9
December 31,	9.1	5.9	9.1

Total for the Year Ended December 31,	$29.2	$53.6	$31.5

•	Electricity and steam sales for existing business decreased by $4.0 million due to lower energy pricing, lower production and the contract change at the Detroit facility, offset by increased revenues of $20.4 million related to contract changes at our Indianapolis and Kent facilities.

•	Other operating revenues for existing business decreased primarily due to the timing of construction activity.

Operating expenses

Variances in plant operating expenses for the Americas segment are as follows:

	Americas segment plant operating expense variances
	Existing	New
(dollars in millions)	business	business(A)	Total

Total plant operating expenses	$(17.7)	$66.5	$48.8

(A)	The results of acquisitions are included in the new business variance through four quarters after acquisition or commencement of operation.

Existing business plant operating expenses decreased by $17.7 million primarily due to the new contract at the Detroit facility, the impact of lower energy related costs, greater internalization of waste disposal, and reduced maintenance expense primarily due to less unscheduled downtime, partially offset by cost escalations and higher costs resulting from the new contracts at our Indianapolis and Kent facilities. The decrease in existing business plant operating expense was partially offset by $5.2 million of business interruption insurance recoveries at our SEMASS energy-from-waste facility which was recorded in the second quarter of 2008.

Depreciation and amortization expense increased by $4.3 million primarily due to new business.

General and administrative expenses increased by $6.5 million due to the recognition of approximately $6.8 million in acquisition-related costs, primarily related to the Veolia EfW Acquisition.

Insurance recoveries, net of write-down of assets of $8.3 million were recorded in 2008 for recoveries related to the repair and reconstructions costs resulting from the SEMASS energy-from-waste facility fire in 2007. For additional information, see “—Americas Segment Results of Operations—Comparison of Results for the Year Ended December 31, 2008 vs. Results for the Year Ended December 31, 2007” below.

Other operating expenses decreased by $29.6 million primarily due to timing of construction activity and lower losses on retirement of assets. See Note 15 to our audited financial statements incorporated herein by reference for additional information.

International segment results of operations—comparison of results for the year ended December 31, 2009 vs. results for the year ended December 31, 2008

The International segment results of operations are presented in the table below:

	For the years ended		Increase
	December 31,		(decrease)
(dollars in thousands)	2009	2008	2009 vs 2008

Waste and service revenues	$4,240	$3,990	$250
Electricity and steam sales	180,533	275,976	(95,443)

Total operating revenues	184,773	279,966	(95,193)

Plant operating expenses	143,528	245,826	(102,298)
Depreciation and amortization expense	7,834	8,751	(917)
Net interest expense on project debt	3,855	5,918	(2,063)
General and administrative expenses	24,325	18,684	5,641
Other operating income	(74)	(2,274)	(2,200)

Total operating expenses	179,468	276,905	(97,437)

Operating income	$5,305	$3,061	2,244

The decreases in revenues and plant operating expenses resulted primarily from lower fuel costs at our Indian facilities, which are a pass through at both facilities, and decreased demand from the electricity offtaker and resulting lower electricity generation.

General and administrative expenses increased by $5.6 million primarily due to additional business development spending, and normal wage and benefit escalations.

Other operating income decreased by $2.2 million primarily due to insurance recoveries received in 2008, offset by unfavorable foreign exchange impacts in 2008.

In addition to the items discussed above, total operating income increased by approximately $2.2 million due to the effects of foreign currency translation adjustments of $3.1 million.

Results of operations—year ended December 31, 2008 vs. year ended December 31, 2007

Our consolidated results of operations are presented in the table below:

	For the years ended		Increase
	December 31,		(decrease)
(dollars in thousands)	2008	2007	2008 vs 2007

CONSOLIDATED RESULTS OF OPERATIONS:
Total operating revenues	$1,664,253	$1,433,087	$231,166
Total operating expenses	1,408,288	1,196,477	211,811

Operating income	255,965	236,610	19,355

Other income (expense):
Investment income	5,717	10,578	(4,861)
Interest expense	(46,804)	(67,104)	(20,300)
Non-cash convertible debt related expense	(17,979)	(15,377)	2,602
Loss on extinguishment of debt	–	(32,071)	(32,071)

Total other expenses	(59,066)	(103,974)	(44,908)

Income before income tax expense and equity in net income from unconsolidated investments	196,899	132,636	64,263
Income tax expense	(84,561)	(24,483)	60,078
Equity in net income from unconsolidated investments	23,583	22,196	1,387

NET INCOME	135,921	130,349	5,572

Less: Net income attributable to noncontrolling interests in subsidiaries	(6,961)	(8,656)	(1,695)

NET INCOME ATTRIBUTABLE TO COVANTA HOLDING CORPORATION	$128,960	$121,693	7,267

The following general discussions should be read in conjunction with the above table, the consolidated financial statements and the Notes thereto and other financial information appearing and referred to elsewhere in this prospectus supplement. Additional detail relating to changes in operating revenues and operating expenses, and the quantification of specific factors affecting or causing such changes, is provided in the Americas and International segment discussions below.

Consolidated results of operations—comparison of results for the year ended December 31, 2008 vs. results for the year ended December 31, 2007

Operating revenues increased by $231.2 million primarily due to the following:

•	increased waste and energy revenues at our existing energy-from-waste facilities, and

•	additional revenues from new businesses acquired in the Americas segment, and

•	increased demand from the electricity offtaker and resulting higher electricity generation at our Indian facilities in the International segment.

Operating expenses increased by $211.8 million primarily due to the following:

•	increased plant operating expenses at our existing energy-from-waste facilities resulting from increased plant maintenance and cost escalations in the Americas segment, and

•	increased plant operating expenses resulting from additional operating and maintenance costs from new businesses acquired in the Americas segment, and

•	higher fuel costs, resulting from increased demand from the electricity offtaker and resulting higher electricity generation, at our Indian facilities in the International segment, and

•	higher general and administrative expenses primarily due to increased efforts to grow the business and normal wage and benefit escalations.

Investment income decreased by $4.9 million primarily due to lower interest rates on invested funds. Interest expense decreased by $20.3 million primarily due to lower floating interest rates on the Term Loan Facility (as defined in the “—Liquidity and Capital Resources” section below) and lower debt balances and interest rates resulting from the 2007 recapitalization. As a result of the recapitalization in the first quarter of 2007, we recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax. See Note 11 to our audited financial statements incorporated herein by reference for additional information.

Income tax expense increased by $60.1 million primarily due to increased pre-tax income resulting from increased waste and service revenues at our energy-from-waste facilities and additional revenues from new businesses acquired, taxes associated with the wind down of the grantor trusts and additional reserves for uncertain tax positions. See Note 16 to our audited financial statements incorporated herein by reference for additional information.

Equity in net income from unconsolidated investments increased by $1.4 million primarily due to increased earnings from Quezon Power, Inc. (“Quezon”), our 26% investment in the Philippines, comprised primarily of $4.3 million resulting from the strengthening of the U.S. Dollar against the Philippine Peso, partially offset by lower dividend income from the Trezzo facility and foreign exchange losses at our China facilities. See Note 8 to our audited financial statements incorporated herein by reference for additional information.

Americas segment results of operations—comparison of results for the year ended December 31, 2008 vs. results for the year ended December 31, 2007

The Americas segment results of operations are presented in the table below:

	For the years ended		Increase
	December 31,		(decrease)
(dollars in thousands)	2008	2007	2008 vs 2007

Waste and service revenues	$930,537	$860,252	$70,285
Electricity and steam sales	384,640	325,804	58,836
Other operating revenues	56,254	59,561	(3,307)

Total operating revenues	1,371,431	1,245,617	125,814

Plant operating expenses	753,848	664,641	89,207
Depreciation and amortization expense	190,659	187,875	2,784
Net interest expense on project debt	47,816	48,198	(382)
General and administrative expenses	76,090	71,022	5,068
Insurance recoveries, net of write-down of assets	(8,325)	–	(8,325)
Other operating expenses	56,336	53,789	2,547

Total operating expenses	1,116,424	1,025,525	90,899

Operating income	$255,007	$220,092	34,915

Operating revenues

Operating revenues for the Americas segment increased by $125.8 million for the twelve month comparative period as reflected in the comparison of existing business and new business in the table below and the discussion of key variance drivers which follows:

	Americas segment operating revenue variances
	Existing	New
(dollars in millions)	business	business(A)	Total

Waste and service revenues
Service fee	$13.3	$0.6	$13.9
Tip fee	3.9	30.4	34.3
Recycled metal	21.1	1.0	22.1

Total waste and service revenues	38.3	32.0	70.3
Electricity and steam sales	36.7	22.1	58.8
Other operating revenues	(3.3)	–	(3.3)

Total operating revenues	$71.7	$54.1	$125.8

(A)	The results of acquisitions are included in the new business variance through four quarters after acquisition or commencement of operation.

•	Revenues from Service Fee arrangements for existing business increased primarily due to contractual escalations, partially offset by lower revenues earned explicitly to service project debt of $1.4 million.

•	Revenues from Tip Fee arrangements for existing business increased due to increased waste volume handled in part due to the impact of a fire in 2007 at our SEMASS energy-from-waste facility, partially offset by slightly lower pricing.

•	Recycled metal revenues for existing business increased primarily due to higher pricing on average for the year. In addition, recovered metal volume increased due to the installation of new metal recovery systems, as well as due to enhancements made to existing systems.

•	Electricity and steam sales for existing business increased primarily due to higher energy rates, and increased production primarily resulting from capital improvements to increase productivity and improve environmental performance at the biomass facilities.

During the second and third quarters of 2008, we experienced historically high prices for recycled metal which had declined significantly during the fourth quarter of 2008. The impact these changes had on revenue is reflected in the table below:

	For the quarters ended
Total recycled metal revenues (dollars in millions)	2008	2007

March 31,	$11.4	$7.0
June 30,	19.0	7.5
September 30,	17.3	7.9
December 31,	5.9	9.1

Total for the Year Ended December 31,	$53.6	$31.5

Other operating revenues for existing business decreased primarily due to the timing of construction activity.

Operating expenses

Variances in plant operating expenses for the Americas segment are as follows:

	Americas segment
	plant operating expense variances
	Existing	New
(dollars in millions)	business	business(A)	Total

Total plant operating expenses	$36.8	$52.4	$89.2

(A)	The results of acquisitions are included in the new business variance through four quarters after acquisition or commencement of operation.

Existing business plant operating expenses increased by $36.8 million primarily due to cost escalations, including the impact of higher energy related costs. In addition, the cost for fuel at our biomass facilities increased due to higher production. Cost increases were partially offset by $5.2 million of business interruption insurance recoveries at our SEMASS facility as discussed below.

Depreciation and amortization expense increased by $2.8 million primarily due to capital expenditures and new business.

General and administrative expenses increased by $5.1 million primarily due to increased efforts to grow the business and normal wage and benefit escalations.

On March 31, 2007, our SEMASS energy-from-waste facility located in Rochester, Massachusetts experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, we recorded an asset impairment of $17.3 million, pre-tax, which represented the net book value of the assets destroyed.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Insurance recoveries were recorded as insurance recoveries, net of write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to plant operating expenses where such recoveries relate to other costs or business interruption losses. We recorded insurance recoveries in our consolidated statements of income and received cash proceeds in settlement of these claims as follows:

	Insurance recoveries recorded		Cash proceeds received
	For the years ended December 31,
(dollars in millions)	2008	2007	2008	2007

Repair and reconstruction costs (Insurance recoveries, net of write-down of assets)	$8.3	$17.3	$16.2	$9.4
Clean-up costs (reduction to plant operating expenses)	$–	$2.7	$–	$2.7
Business interruption losses (reduction to plant operating expenses)	$5.2	$2.0	$7.2	$–

Other operating expenses increased by $2.5 million primarily due to losses on the retirement of fixed assets offset by reduced construction activity. See Note 15 to our audited financial statements incorporated herein by reference for additional information.

International segment results of operations—comparison of results for the year ended December 31, 2008 vs. results for the year ended December 31, 2007

The International segment results of operations are presented in the table below:

	For the years ended		Increase
	December 31,		(decrease)
(dollars in thousands)	2008	2007	2008 vs 2007

Waste and service revenues	$3,990	$4,144	$(154)
Electricity and steam sales	275,976	173,073	102,903

Total operating revenues	279,966	177,217	102,749

Plant operating expenses	245,826	136,919	108,907
Depreciation and amortization expense	8,751	8,998	(247)
Net interest expense on project debt	5,918	6,381	(463)
General and administrative expenses	18,684	8,584	10,100
Other operating income	(2,274)	(3,848)	(1,574)

Total operating expenses	276,905	157,034	119,871

Operating income	$3,061	$20,183	(17,122)

The increases in revenues and plant operating expenses under energy contracts at both Indian facilities resulted primarily from increased demand from the electricity offtaker and resulting higher electricity generation. Higher fuel costs under these energy contracts are typically passed through to the electricity offtaker in the electricity tariff.

General and administrative expenses increased by $10.1 million primarily due to additional business development spending, increased litigation expense associated with an insurance claim associated with a coal facility in China which was sold in 2006, and normal wage and benefit escalations.

Other operating income decreased by $1.6 million primarily due the absence of the gain on sale of the Linan coal facility in 2007 and increased foreign currency exchange losses, partially offset by insurance recoveries associated with a coal facility in China which was sold in 2006.

Supplementary financial information—adjusted EBITDA (non-GAAP Discussion)

To supplement our results prepared in accordance with United States generally accepted accounting principles (“GAAP”), we use the measure of Adjusted EBITDA, which is a non-GAAP measure as defined by the Securities and Exchange Commission. This non-GAAP financial measure is described below, and used in the tables below, is not intended as a substitute and should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. In addition, our use of non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities as described below under “Liquidity and Capital Resources,” which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis. Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of September 30, 2010. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse effect on our financial condition and liquidity.

Adjusted EBITDA should not be considered as an alternative to net income or cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the nine months ended September 30, 2010 and 2009 and for the year ended December 31, 2009 and 2008 and reconciled for each such period to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.

The following is a reconciliation of net income to Adjusted EBITDA for the nine months ended September 30, 2010 and 2009:

	Nine months ended September 30,
(dollars in thousands)	2010	2009

Computation of Adjusted EBITDA:
Net Income attributable to Covanta Holding Corporation	$38,713	$73,368
Depreciation and amortization expense	146,527	150,717
Debt service:
Net interest expense on project debt	31,266	37,511
Interest expense	32,250	27,291
Non-cash convertible debt related expense	29,760	14,562
Investment income	(1,669)	(3,136)

Subtotal debt service	91,607	76,228
Income tax expense	23,348	34,197
Other adjustments:
Write-down of assets	32,321	–
Change in unbilled service receivables	23,574	13,656
Non-cash compensation expense	13,279	10,724
Transaction-related costs(A)	1,349	5,952
Other(B)	6,640	3,955

Subtotal other adjustments	77,163	34,287
Net income attributable to noncontrolling interests in subsidiaries	6,436	6,312

Total adjustments	345,081	301,741

Adjusted EBITDA	$383,794	$375,109

(A)	This amount relates primarily to transaction costs related to exploring the sale of our fossil fuel independent power production facilities in the Philippines, India and Bangladesh in 2010 and transaction costs associated with the acquisition of Veolia energy-from-waste businesses primarily in 2009.

(B)	Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy’s credit agreement.

The following is a reconciliation of cash flow provided by operating activities to Adjusted EBITDA for the nine months ended September 30, 2010 and 2009:

	For the nine months ended
	September 30,
(dollars in thousands)	2010	2009

Cash flow provided by operating activities	$328,107	$247,733
Debt service	91,607	76,228
Change in working capital	(28,383)	27,511
Change in restricted funds held in trust	12,881	2,824
Non–cash convertible debt related expense	(29,760)	(14,562)
Amortization of debt premium and deferred financing costs	576	2,791
Equity in net income from unconsolidated investments	18,024	17,091
Dividends from unconsolidated investments	(10,910)	(2,941)
Current tax provision	2,585	19,585
Other	(933)	(1,151)

Adjusted EBITDA	$383,794	$375,109

The following is a reconciliation of net income to Adjusted EBITDA for the years ended December 31, 2009 and 2008:

	Years ended December 31,
(dollars in thousands)	2009	2008

Computation of Adjusted EBITDA:
Net Income attributable to Covanta Holding Corporation	$101,645	$128,960
Depreciation and amortization expense	202,872	199,488
Debt service:
Net interest expense on project debt	48,391	53,734
Interest expense	38,116	46,804
Non-cash convertible debt related expense	24,290	17,979
Investment income	(4,007)	(5,717)

Subtotal debt service	106,790	112,800
Income tax expense	50,044	84,561
Other adjustments:
Change in unbilled service receivables	18,620	14,020
Non-cash compensation expense	14,220	14,750
Transaction-related costs	6,289	–
Other(A)	5,835	12,249

Subtotal other adjustments	44,964	41,019
Net income attributable to noncontrolling interests in subsidiaries	8,783	6,961

Total adjustments	413,453	444,829

Adjusted EBITDA(B)	$515,098	$573,789

(A)	These items represent amounts that are non-cash in nature.

(B)	Adjusted EBITDA for 2008 includes the impact of $13.5 million related to insurance recoveries for repair, reconstruction and business interruption losses related to the SEMASS energy-from-waste facility fire on March 31, 2007.

The decrease in Adjusted EBITDA of $58.7 million from the prior year period was primarily due to $25.0 million revenue reduction due to lower recycled metal prices; $20.2 million in revenue reduction due to lower energy prices and production; lower revenues earned explicitly to service project debt of $22.5 million, of which $9.7 million was related to accelerated repayment of project debt for one of our energy-from-waste facilities in 2008; and $13.9 million lower waste disposal revenue due to price and lower deliveries; partially offset by lower operating expenses.

The following is a reconciliation of cash flow provided by operating activities to Adjusted EBITDA for the years ended December 31, 2009 and 2008:

	For the years ended December 31,
(dollars in thousands)	2009	2008

Cash flow provided by operating activities	$397,238	$402,607
Acquisition-related costs	4,619	–
Debt service	106,790	112,800
Amortization of debt premium and deferred financing costs	3,265	7,023
Other	3,186	51,359

Adjusted EBITDA	$515,098	$573,789

Liquidity and capital resources

We generate substantial cash flow from our ongoing business, which we believe will allow us to meet our liquidity needs. As of September 30, 2010, in addition to our ongoing cash flow, we had access to several sources of liquidity, as discussed in “—Available Sources of Liquidity” below, including our existing cash on hand of $76.5 million and the undrawn and available capacity of $300 million of our Revolving Credit Facility. In addition, we had restricted cash of $337.7 million, of which $195.9 million was designated for future payment of project debt principal.

We derive our cash flows principally from our operations from the projects in our Americas and International segments, which allow us to satisfy project debt covenants and payments and distribute cash. We typically receive cash distributions from our Americas segment projects on either a monthly or quarterly basis, whereas a material portion of cash from our International segment projects is received semi-annually, during the second and fourth quarters. The frequency and predictability of our receipt of cash from projects differs, depending upon various factors, including whether restrictions on distributions exist in applicable project debt arrangements, whether a project is domestic or international, and whether a project has been able to operate at historical levels of production.

Our primary future cash requirements will be to fund capital expenditures to maintain our existing businesses, make debt service payments and grow our business through acquisitions and business development. We will also seek to enhance our cash flow from renewals or replacement of existing contracts, from new contracts to expand existing facilities or operate additional facilities and by investing in new projects. Our business is capital intensive because it is based upon building and operating municipal solid waste processing and energy generating projects. In order to provide meaningful growth through development, we must be able to invest our funds, obtain equity and/or debt financing, and provide support to our operating subsidiaries. The timing and scale of our investment activity in growth opportunities is often unpredictable and uneven. We are committed to operate with an efficient capital structure by returning surplus capital to shareholders and funding high value development projects when they come to fruition. Given our strong cash generation and the status of our various development efforts, we plan on making additional opportunistic share repurchases in future quarters generally consistent with our actions in the third quarter of 2010. See “—Overview—Growth and Development” above.

On June 17, 2010, the Board of Directors declared a special cash dividend of $1.50 per share (approximately $233 million) which was paid on July 20, 2010.

On June 17, 2010, the Board of Directors increased the authorization to repurchase shares of outstanding common stock to $150 million. Under the program, stock repurchases may be made in the open market, in privately negotiated transactions, or by other available methods, from time to time at management’s discretion in accordance with applicable federal securities laws. The timing and amounts of any repurchases will depend on many factors, including our capital structure, the market price of our common stock and overall market conditions. During the nine months ended September 30, 2010, we repurchased 2,499,500 shares of our common stock at a weighted average cost of $14.69 per share for an aggregate amount of approximately $36.7 million. As of September 30, 2010, the amount remaining under our currently authorized share repurchase program was $113.3 million.

On November 9, 2010 we commenced a cash tender offer for any and all of our outstanding Debentures (the “tender offer”). We expect the tender offer to remain outstanding until December 8, 2010. Following completion of the tender offer, subject to the restrictions under the Exchange Act, we may purchase Debentures that remain outstanding following termination or expiration of the tender offer in the open market, in privately negotiated transactions, through tender offers, exchange offers, by redemption or otherwise. On the date of this prospectus supplement we commenced an offering of the notes. We intend to use a portion of the net proceeds of this offering to finance our tender offer. Remaining proceeds will be used for general corporate purposes. If the tender offer is not consummated for any reason, all of the net proceeds of this offering will be used for general corporate purposes. Pending such uses, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See “Use of proceeds.” This offering is not contingent upon consummation of the tender offer.

Sources and uses of cash flow for the nine months ended September 30, 2010 and 2009

	For the nine months		Increase
	ended September 30,		(decrease)
(unaudited, dollars in thousands)	2010	2009	2010 vs 2009

Net cash provided by operating activities	$328,107	$247,733	$80,374
Net cash used in investing activities	(247,573)	(329,624)	(82,051)
Net cash (used in) provided by financing activities	(437,395)	261,902	(699,297)
Effect of exchange rate changes on cash and cash equivalents	(315)	196	(511)

Net (decrease) increase in cash and cash equivalents	$(357,176)	$180,207	(537,383)

Net cash provided by operating activities for the nine months ended September 30, 2010 was $328.1 million, an increase of $80.4 million from the prior year period. The increase was primarily due to the acquisition of Veolia’s EfW businesses in the Americas segment and the timing of working capital.

Net cash used in investing activities for the nine months ended September 30, 2010 was $247.6 million, a decrease of $82.1 million from the prior year period. The decrease was primarily comprised of lower cash outflows of $123.5 million related to the acquisition of businesses, primarily the Veolia EfW businesses, offset by $24.0 million of higher cash outflows for increased capital expenditures largely related to the acquisition of Veolia EfW businesses and $18.5 million related to the acquisition of land use rights in the United Kingdom.

Net cash used in financing activities for the nine months ended September 30, 2010 was $437.4 million, a decrease of $699.3 million. The net change was primarily driven by the cash dividend paid of $232.7 million and repurchases of common stock of $36.7 million for the nine months ended September 30, 2010 as compared to proceeds received of $388.9 million related to the issuance of the Cash Convertible Notes and related transactions during the nine months ended September 30, 2009.

Sources and uses of cash flow for the years ended December 31, 2009, 2008 and 2007

	For the years ended December 31,			Increase (decrease)
(dollars in thousands)	2009	2008	2007	2009 vs 2008	2008 vs 2007

Net cash provided by operating activities	$397,238	$402,607	$363,591	$(5,369)	$39,016
Net cash used in investing activities	(387,240)	(189,308)	(179,910)	197,932	9,398
Net cash provided by (used in) financing activities	230,950	(170,242)	(268,335)	401,192	(98,093)
Effect of exchange rate changes on cash and cash equivalents	342	(70)	618	412	(688)

Net increase (decrease) in cash and cash equivalents	$241,290	$42,987	$(84,036)	198,303	127,023

Year ended December 31, 2009 vs. year ended December 31, 2008

Net cash provided by operating activities for the year ended December 31, 2009 was $397.2 million, a decrease of $5.4 million from the prior year period. The decrease was primarily due to lower results of operations, including $10.9 million of lower insurance recoveries and $4.6 million of cash acquisition costs relating to the Veolia EfW Acquisition, offset by reduced interest expense, $10.6 million received for an income tax refund and the timing of working capital.

Net cash used in investing activities for the year ended December 31, 2009 was $387.2 million, an increase of $197.9 million from the prior year period. The increase was primarily comprised of higher cash outflows of:

•	$192.3 million related to higher acquisition of businesses in 2009, primarily the Veolia EfW Acquisition;

•	$23.7 million to acquire the non-controlling interests of one of the subsidiaries acquired in the Veolia EfW Acquisition;

•	$16.2 million of property insurance proceeds received in 2008;

•	$3.0 million related to a loan issued for the Harrisburg energy-from-waste facility; and

•	net $2.9 million of outflows relating to investing activity at our insurance subsidiary, comprising of $13.5 million lower proceeds from sales of investments in fixed maturities offset by $10.6 million lower outflows for purchase of investments in fixed maturities.

Offset by lower cash outflows of:

•	$14.3 million in capital expenditures primarily due to lower maintenance capital expenditures;

•	$16.7 million in purchases to acquire land use rights in the United Kingdom and United States in connection with development activities in 2008; and

•	$9.6 million related to lower purchases of equity interests in 2009.

Net cash provided by financing activities for the year ended December 31, 2009 was $231.0 million, an increase of $401.2 million from the prior year period principally comprised of $387.3 million related to the proceeds received from the issuance of the Cash Convertible Notes more fully described below:

The Cash Convertible Notes and related transactions resulted in net proceeds of $387.3 million, consisting of:

•	proceeds of $460.0 million from the sale of the Cash Convertible Notes;

•	proceeds of $54.0 million from the sale of Warrants (as defined below);

•	use of cash of $112.4 million to purchase the Note Hedge (as defined below); and

•	use of cash of $14.3 million for transaction related costs.

The remaining net increase in sources of cash of $13.9 million was primarily driven by:

•	release of $33.0 million from restricted funds; offset by a

•	payment of $9.8 million of interest rate swap termination costs;

•	net increase in project debt payments of $3.6 million; and

•	payment of $3.9 million in higher distributions to partners of noncontrolling interests in subsidiaries.

Year ended December 31, 2008 vs. year ended December 31, 2007

Net cash provided by operating activities for the year ended December 31, 2008 was $402.6 million, an increase of $39.0 million from the prior year period. The increase was primarily comprised of:

•	$29.8 million from a combination of improved operating performance and lower net interest expense; and

•	an increase in non-property insurance proceeds of $9.2 million (including $7.2 million of business interruption recoveries related to the SEMASS energy-from-waste facility).

Net cash used in investing activities for the year ended December 31, 2008 was $189.3 million, an increase of $9.4 million from the prior year period. The increase was primarily related to lower cash outflows for acquisitions of businesses of approximately $37.1 million, and increased property insurance proceeds of $6.8 million, offset by higher cash outflows principally comprised of:

•	$16.7 million to acquire land use rights in the United Kingdom and United States in connection with development activities;

•	an increase of $18.0 million related to investments in fixed maturities at our insurance subsidiary, partially offset by an increase of $5.2 million in proceeds from the sale of investments in fixed maturities at our insurance subsidiary;

•	$7.3 million of equity investments, of which $17.1 million related to the Chengdu project, offset by the $10.3 million equity investment in Sanfeng during the comparative period;

•	an increase in capital expenditures of $2.2 million;

•	$8.2 million related to a loan issued for the Harrisburg energy-from-waste facility; and

•	$6.1 million of cash outflows comprised primarily of business development activities.

Net cash used in financing activities for the year ended December 31, 2008 was $170.2 million, a decrease of $98.1 million from the prior year period due primarily to refinancing of long-term debt in 2007. The net proceeds from refinancing the previously existing credit facilities was $5.6 million, net of transaction fees. Proceeds of approximately $364.4 million and $136.6 million, each net of underwriting discounts and commissions, were received in 2007 related to underwritten public offerings of 1.00% Senior Convertible Debentures due 2027 (the “Debentures”) and common stock, respectively. The combination of the proceeds from the public offerings of Debentures and common stock and approximately $130.0 million in cash and restricted cash (available for use as a result of the recapitalization) were utilized for the repayment, by means of a tender offer, of approximately $611.9 million in principal amount of outstanding notes previously issued by certain intermediate subsidiaries.

Available sources of liquidity

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments having maturities of three months or less from the date of purchase. These short-term investments are stated at cost, which approximates market value. As of September 30, 2010, we had unrestricted cash and cash equivalents of $76.5 million (of which approximately $73.0 million was held by our insurance and international subsidiaries, which is not generally available for near-term liquidity in our domestic operations).

Short-term liquidity

We have credit facilities which are comprised of the Revolving Loan Facility, a $320 million funded letter of credit facility (the “Funded L/C Facility”), and a $650 million term loan (the “Term Loan Facility”) (collectively referred to as the “Credit Facilities”). As of September 30, 2010, we had available credit for liquidity as follows:

	Total		Outstanding letters
	available		of credit as of	Available as of
(dollars in thousands)	under facility	Maturing	September 30, 2010	September 30, 2010

Revolving Loan Facility(1)	$300,000	2013	$–	$300,000
Funded L/C Facility	$320,000	2014	$294,471	$25,529

(1)	Up to $200 million of which may be utilized for letters of credit.

Supplementary financial information—free cash flow (non-GAAP discussion)

To supplement our results prepared in accordance with GAAP, we use the measure of Free Cash Flow, which is a non-GAAP measure as defined by the Securities and Exchange Commission. This non-GAAP financial measure is not intended as a substitute and should not be considered in isolation from measures of liquidity prepared in accordance with GAAP. In addition, our use of Free Cash Flow may be different from similarly identified non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The presentation of Free Cash Flow is intended to enhance the usefulness of our financial information by providing measures which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. Free Cash Flow is defined as cash flow provided by operating activities less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our businesses, such as amounts available to make acquisitions, invest in construction of new projects or make principal payments on debt. For additional discussion related to management’s use of non-GAAP measures, see “—Supplementary Financial Information—Adjusted EBITDA (Non-GAAP Discussion)” above.

Free Cash Flow should not be considered as an alternative to cash flow provided by operating activities as an indicator of our liquidity or any other measure of liquidity in accordance with GAAP.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the nine months ended September 30, 2010 and 2009 and for the year ended December 31, 2009 and 2008 and reconciled for each such period to cash flow provided by operating activities.

The following is a summary of Free Cash Flow and its primary uses for the nine months ended September 30, 2010 and 2009:

	For the nine months ended
	September 30,
(dollars in thousands)	2010	2009

Cash flow provided by operating activities	$328,107	$247,733
Less: Maintenance capital expenditures(A)	(56,840)	(44,145)

Free cash flow	$271,267	$203,588

Selected Uses of Free Cash Flow:
Principal payments on long–term debt	$(4,999)	$(5,009)
Principal payments on project debt, net of restricted funds used(B)	$(149,054)	$(89,113)
Distributions to partners of noncontrolling interests in subsidiaries	$(7,098)	$(9,596)
Acquisition of businesses, net of cash acquired	$(128,254)	$(251,734)
Acquisition of land use rights	$(18,545)	$–
Acquisition of noncontrolling interests in subsidiary	$(2,000)	$–
Purchase of equity interests	$–	$(8,938)
Other investment activities, net(C)	$(15,673)	$(9,843)
Cash dividends paid to shareholders	$(232,671)	$–
Common stock repurchased	$(36,708)	$–
Purchases of Property, Plant and Equipment:
Maintenance capital expenditures(A)	$(56,840)	$(44,145)
Capital expenditures associated with development projects	(13,943)	(9,794)
Capital expenditures associated with technology development	(4,642)	(3,269)
Capital expenditures–other	(7,676)	(1,901)

Total purchases of property, plant and equipment	$(83,101)	$(59,109)

(A)	Capital Expenditures primarily to maintain existing facilities. Purchases of property, plant and equipment is also referred to as Capital Expenditures.

(B)	Principal payments on project debt are net of changes in restricted funds held in trust used to pay debt principal of $(37.5) million and $31.0 million for the nine months ended September 30, 2010 and 2009, respectively. Principal payments on project debt excludes principal repayments on working capital borrowings relating to the operations of our Indian facilities of $11.8 million and $9.8 million for the nine months ended September 30, 2010 and 2009, respectively. Principal payments on project debt excludes a project debt refinancing transaction of $63.7 million related to a domestic energy-from-waste facility during the third quarter 2009.

(C)	For the nine months ended September 30, 2010, other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses. For the nine months ended September 31, 2009, other investing activities is primarily comprised of a loan issued for the Harrisburg energy-from-waste facility to fund certain facility improvements, net of repayments.

The following is a summary of Free Cash Flow and its primary uses for the year ended December 31, 2009 and 2008:

	For the years ended December 31,
(dollars in thousands)	2009	2008

Cash flow provided by operating activities(A)	$397,238	$402,607
Less: Maintenance capital expenditures(B)	(51,937)	(60,639)

Free cash flow	$345,301	$341,968

Selected Uses of Free Cash Flow:
Principal payments on long-term debt	$(6,591)	$(6,877)
Principal payments on project debt, net of restricted funds used(C)	(129,183)	(166,225)
Distributions to partners of noncontrolling interests in subsidiaries	(11,004)	(7,061)
Non-maintenance capital expenditures(D)	(21,682)	(27,281)
Acquisition of businesses, net of cash acquired	(265,644)	(73,393)
Acquisition of noncontrolling interests in subsidiary	(23,700)	–
Purchase of equity interests	(8,938)	(18,503)
Other investment activities, net	(15,339)	(9,492)
Purchases of Property, Plant and Equipment:
Maintenance capital expenditures(B)	$(51,937)	$(60,639)
Pre-construction development projects(E)	(13,233)	(1,208)
Capital expenditures associated with technology development(F)	(5,008)	(5,882)
Capital expenditures associated with certain acquisitions(G)	(1,353)	(17,126)
Capital expenditures associated with SEMASS fire(H)	(2,088)	(3,065)

Total purchases of property, plant and equipment	$(73,619)	$(87,920)

(A)	Cash flow provided by operating activities was negatively affected by $4.6 million of payments made for acquisition-related costs related to acquisitions, primarily the Veolia EfW Acquisition, for the year ended December 31, 2009.

(B)	Capital Expenditures primarily to maintain existing facilities. Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(C)	Principal payments on project debt are net of restricted funds held in trust used to pay debt principal of $54.6 million and $21.6 million for the years ended December 31, 2009 and 2008, respectively. Principal payments on project debt excludes a project debt refinancing transaction related to a domestic energy-from-waste facility in 2009 ($63.7 million) and excludes principal repayments on working capital borrowings relating to the operations of our Indian facilities ($9.8 million).

(D)	Non-maintenance capital expenditures include certain capital expenditures made at our facilities described in notes E through H below.

(E)	Covanta has entered into definitive agreements for the development of a 1,700 metric tpd energy-from-waste project serving the City of Dublin, Ireland and surrounding communities. Construction commenced in the fourth quarter of 2009. Covanta incurred capital expenditures related to pre-construction activities, such as site preparation costs, for this project.

(F)	Capital Expenditures related to internal development efforts and/or agreements with multiple partners for the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels, methods for the generation of alternative energy, and other development activity.

(G)	Capital Expenditures were incurred at four facilities that we acquired in 2008 and 2007 primarily to improve the productivity or environmental performance of those facilities.

(H)	Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement was insured under the terms of the applicable insurance policy, subject to deductibles. Settlement of the property damage insurance claim occurred in December 2008.

Insurance coverage

We periodically review our insurance programs to ensure that our coverage is appropriate for the risks attendant to our business. As part of this review, we assess whether we have adequate coverage for risk to our physical assets from extreme weather events. We have obtained insurance for our assets and operations that provides coverage for what we believe are probable maximum losses, subject to self-insured retentions, policy limits and premium costs which we believe to be appropriate. However, the insurance obtained does not cover us for all possible losses.

Off-balance sheet arrangements

We are party to lease arrangements at our Union County, New Jersey, Alexandria, Virginia and Delaware Valley, Pennsylvania energy-from-waste facilities. At our Union County facility, we lease the facility from the Union County Utilities Authority, referred to as the “UCUA,” under a lease that expires in 2023, which we may extend for an additional five years. We guarantee a portion of the rent due under the lease. Rent under the lease is sufficient to allow UCUA to repay tax exempt bonds issued by it to finance the facility and which mature in 2023.

At our Alexandria facility, we are a party to a lease which expires in 2025 related to certain pollution control equipment that was required in connection with the Clean Air Act amendments of 1990, and which was financed by the City of Alexandria and by Arlington County, Virginia. We own this facility, and the rent under this lease is sufficient to pay debt service on tax exempt bonds issued to finance such equipment and which mature in 2013.

Our Delaware Valley facility is a party to a lease for the facility that expires in 2019. We are obligated to pay a portion of lease rent, designated as “Basic Rent B,” and could be liable to pay certain related contractually-specified amounts, referred to as “Stipulated Loss,” in the event of a default in the payment of rent under the Delaware Valley lease beyond the applicable grace period. The Stipulated Loss is similar to lease termination liability and is generally intended to provide the lessor with the economic value of the lease, for the remaining lease term, had the default in rent payment not occurred. The balance of rental and Stipulated Loss obligations are payable by a trust formed and collateralized by the project’s former operator in connection with the disposition of its interest in the Delaware Valley facility. Pursuant to the terms of various guarantee agreements, we have guaranteed the payments of Basic Rent B and Stipulated Loss to the extent such payments are not made by our subsidiary. We do not believe, however, that such payments constitute a material obligation of our subsidiary since our subsidiary expects to continue to operate the Delaware Valley facility in the ordinary course for the entire term of the lease and will continue to pay rent throughout the term of the lease. As of December 31, 2009, the estimated Stipulated Loss would have been $107.9 million.

We are also a party to various lease arrangements pursuant to which we lease rolling stock in connection with our operating activities, as well as lease certain office space and equipment. Rent payable under these arrangements is not material to our financial condition. We generally use operating lease treatment for all of the foregoing arrangements. A summary of the operating lease obligations is contained in Note 10 to our audited financial statements incorporated herein by reference.

As described above under “—Other Commitments,” we have issued or are party to performance guarantees and related contractual obligations undertaken mainly pursuant to agreements to construct and operate certain energy and waste facilities. To date, we have not incurred material liabilities under our guarantees.

We have investments in several investees and joint ventures which are accounted for under the equity and cost methods and therefore we do not consolidate the financial information of those companies. See Note 8 to our audited financial statements incorporated herein by reference for additional information regarding these investments.

Capital requirements

Our projected contractual obligations are consistent with amounts disclosed in our audited financial statements incorporated by reference herein. We believe that when combined with our other sources of liquidity, including our existing cash on hand and the Revolving Loan Facility, we will generate sufficient cash over at least the next twelve months to meet operational needs, make capital expenditures, invest in the business and service debt due.

Discussion of critical accounting policies

In preparing our consolidated financial statements in accordance with GAAP, we are required to use judgment in making estimates and assumptions that affect the amounts reported in our consolidated financial statements and related notes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Many of our critical accounting policies are subject to significant judgments and uncertainties which could potentially result in materially different results under different conditions and assumptions. Future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Critical accounting policies and estimates

Effect if actual
results differ from
Policy	Judgments and estimates	assumptions

Purchase Accounting
We allocate acquisition purchase prices to identified tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition, with any residual amounts allocated to goodwill. The fair value estimates used reflect our best estimates for the highest and best use by market participants.	These estimates are subject to uncertainties and contingencies. For example, we used the discounted cash flow method to estimate the value of many of our assets, which entailed developing projections about future cash flows and applying an appropriate market participant discount rate.	If the cash flows from the acquired net assets differ significantly from our estimates, the amounts recorded could be subject to impairments. Furthermore, to the extent we change our initial estimates of the remaining useful life of the assets or liabilities, future depreciation and amortization expense could be impacted.

Effect if actual
results differ from
Policy	Judgments and estimates	assumptions

Goodwill and Indefinite Lived Intangibles
Our reporting units are Americas and International. The accounting standard related to goodwill defines a reporting unit as an operating segment or a component of an operating segment. Components of operating segments can be aggregated, provided they share similar economic characteristics. As our energy-from-waste facilities in the Americas share similar economic characteristics, we have aggregated them for the determination of our reporting units.	Our judgments regarding the existence of impairment indicators are based on regulatory factors, market conditions, anticipated cash flows and operational performance of our assets. When determining the fair value of our reporting units and intangible assets for impairment assessments, we make assumptions regarding their fair values which are dependent on estimates of future cash flows, discount rates, and other factors.	The impairment assessments of goodwill and indefinite lived intangible assets performed in the periods presented resulted in reporting unit and indefinite lived intangible assets fair values significantly in excess of carrying values and were, therefore, not at risk of failing any applicable impairment test.
In future years, if the assessed fair values were to significantly decrease, there could be impairments which could materially impact our results of operations.
We evaluate our goodwill and indefinite lived intangible assets for impairment at least annually or when indications of impairment exist. The impairment assessment for goodwill and indefinite lived intangible assets involves a comparison of the fair values of the reporting units carrying the goodwill and the intangible assets to their respective carrying values.

Effect if actual
results differ from
Policy	Judgments and estimates	assumptions

Pensions and Other Post-Retirement Benefits
The expense and the related obligations arising from the pension and other post-retirement benefit plans are based on actuarially-determined estimates. We record a liability equal to the amount by which the present value of the projected benefit obligations exceeded the fair value of pension assets.	On an annual basis, we evaluate the assumed discount rate and expected return on plan assets used to determine pension benefit and other post-retirement benefit expenses and obligations. The discount rate is based on the estimated timing of future benefit payments and expected rates of return currently available on high quality fixed income securities whose cash flows match the estimated timing and amount of future benefit payments of the plan.	A 1% change in the discount rate would change pension and other post-retirement benefit expense and the obligations by approximately $1 million and $10 million, respectively.
A 1% change in the return on plan assets would change pension and other post-retirement benefit expense by approximately $0.5 million.
Our expected return on plan assets is based on historical experience and by evaluating input from the trustee managing the plan assets.

Financial Instruments
We record the conversion feature in our cash convertible notes and the related hedges at fair value, with the changes in fair value recorded in income.	We estimate the fair value of the conversion feature and the related hedges utilizing observable inputs such as implied volatility and risk-free rates. With respect to the hedges, we record a credit valuation adjustment based on observed credit spreads of our hedge counterparties in the credit default swaps market.	The conversion feature and note hedge have similar terms and therefore the changes in their fair values offset each other, before taking into account the credit valuation adjustment. We are subject to variability in our results of operations related to the changes in the credit valuation adjustment, which is dependent on the fair value of the hedge and on observed credit spreads. A 10% change in the note hedge valuation would change the credit valuation adjustment by approximately $0.5 million, and a change in credit spreads of 1% would change the credit valuation adjustment by approximately $5 million.

Effect if actual
results differ from
Policy	Judgments and estimates	assumptions

In our insurance business, our debt and equity securities are classified as “available-for-sale” and are carried at fair value, with changes in fair value recorded in other comprehensive income. To the extent we have other than temporary impairments related to our debt securities, we will record the amounts related to credit losses in income.	The fair value of our debt and equity securities are based on quoted prices from dealers or national securities exchanges.

Deferred Tax Assets
As described in Note 16 to our audited financial statements incorporated herein by reference, we have recorded a deferred tax asset related to our NOLs.
The NOLs will expire in various amounts beginning on December 31, 2011 through December 31, 2028, if not used.
Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.	We estimated that we have NOLs of approximately $545 million for federal income tax purposes as of the end of 2009.
The amount recorded was calculated based upon future taxable income arising from (a) the reversal of temporary differences during the period the NOLs are available and (b) future operating income expected from our Americas and International segment businesses, to the extent it is reasonably predictable.
Judgment is involved in assessing whether a valuation allowance is required on our deferred tax assets.	To the extent our estimation of the reversal of temporary differences and operating income generated differs from actual results, we could be required to adjust the carrying amount of the deferred tax assets.
The Internal Revenue Service (“IRS”) has not audited any of our tax returns for the years in which the losses giving rise to the NOLs were reported, and the IRS could challenge any past and future use of the NOLs.

Effect if actual
results differ from
Policy	Judgments and estimates	assumptions

Unpaid Loss Reserves and Loss Adjustment Expenses Our insurance subsidiaries establish loss and loss adjustment expense (“LAE”) reserves that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred.

The process of estimating reserves involves a considerable degree of judgment by management.
Reserves are typically comprised of (1) case reserves for claims reported and (2) reserves for losses that have occurred but for which claims have not yet been reported, referred to as incurred but not reported (“IBNR”) reserves, which include a provision for expected future development on case reserves. Case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim and are adjusted as additional information becomes known or payments are made. IBNR reserves are derived by subtracting paid loss and LAE and case reserves from estimates of ultimate loss and LAE. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made.

If our actual claims experience is not consistent with the assumptions utilized in the determination of the loss reserves, we may be subject to adjustments that would impact our results from operations.

Recent accounting pronouncements

See Note 1 to our audited financial statements and Note 2 to our interim financial statements, both of which are incorporated herein by reference for a summary of additional accounting policies and new accounting pronouncements.

Related-party transactions

Affiliate agreements

We hold a 26% investment in Quezon. We are party to an agreement with Quezon in which we assumed responsibility for the operation and maintenance of Quezon’s coal-fired electricity generation facility. Accordingly, 26% of the net income of Quezon is reflected in our consolidated statements of income and, as such 26% of the revenue earned under the terms of the operation and maintenance agreement is eliminated against equity in net income from unconsolidated investments. For the fiscal years ended December 31, 2009, 2008, and 2007, we collected $40.6 million, $34.0 million, and $35.4 million, respectively, for the operation and maintenance of the facility. As of December 31, 2009 and 2008, the net amount due to Quezon was $5.0 million and $3.2 million, respectively, which represents advance payments received from Quezon for operation and maintenance costs.

Business

About us

We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”). Energy-from-waste serves two key markets as both a sustainable waste disposal solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service.

Our EfW facilities earn revenue from both the disposal of waste and the generation of electricity, generally under long-term contracts, as well as from the sale of metal recovered during the energy-from-waste process. We process approximately 19 million tons of solid waste annually, representing approximately 5% of U.S. waste generation, and produce over 11 million megawatt hours of baseload electricity annually, representing over 5% of the nation’s non-hydroelectric renewable power. We operate and/or have ownership positions in 44 energy-from-waste facilities, which are primarily located in North America, and 20 additional energy generation facilities, including other renewable energy production facilities in North America (wood biomass, landfill gas and hydroelectric) and independent power production (“IPP”) facilities in Asia. We also operate waste management infrastructure that is complementary to our core EfW business.

Competitive strengths

World leader in energy-from-waste with consistently strong long-term operating performance

We are one of the world’s largest owners and operators of energy-from-waste facilities, operating an estimated two-thirds of the energy-from-waste capacity in North America. We believe that we have more experience in developing, constructing and operating energy-from-waste facilities than any other company in the world. We operate over 10 different types of energy-from-waste technologies, representing many of the commercially viable systems in the world. In addition, we believe that we have earned a strong reputation in our industry for maintaining successful long-term partnerships with our host communities, which are critical to our long-term success.

As a result of our experience and expertise in facility operations and maintenance, we have a track record of consistently high availability, and our facilities have processed nearly 350 million tons of waste. Our facilities have maintained average boiler availability above 90% since 2001, which is significantly in excess of our contractually-required levels. In 2009, we achieved our highest portfolio availability on record at 91.6%. Consistent production allows us to provide steady and reliable service for our customers. In addition, we believe that our maintenance practices are critical to maximizing the long-term value of our assets. Most of our facilities have been in operation for over 15 years, and we are confident that their useful lives will extend at least as long into the future.

The depth and scope of our experience is also evident in our outstanding record of environmental performance, where our emphasis is to go beyond mere compliance with legal and permit requirements. Our U.S.-based EfW facilities routinely achieve emission levels for various measures 60 to 90 percent below the established requirements of the U.S. EPA. We believe that this approach to environmental performance is an important element of our corporate risk management, which enhances both the service we provide our customers and our prospects for growth.

Highly contracted revenue with credit-worthy counterparties

Our revenue is highly contracted, with over 75% of our waste and service revenue under contract for the LTM period. Further, over 70% of our energy revenue was under contract and not subject to market price fluctuation for the LTM period. As our existing service agreements and waste contracts expire, we will generally seek to renew or replace these contracts in order to maintain a substantial portion of our facility capacity under contract. We have historically been able to renew or extend our waste and service contracts on commercially agreeable terms. As our energy contracts expire, we will also pursue opportunities to enter into new contracts; however, we expect that the percentage of our energy revenue sold at market prices will increase over time, but with a substantial contracted profile remaining in place over the next several years.

Our customers for waste services are principally municipal entities for whom waste disposal is an essential public service. We have encountered no material counterparty issues with any of our municipal clients relating to waste services during the recent economic downturn. For facility capacity that we market to private waste haulers, we primarily contract with large, national and regional waste companies. For energy sales, we generally contract with regulated utilities, and where we do not sell under long-term contracts, we sell directly into the electricity grid and are paid by the independent system operator. Overall, our revenue sources are also highly diversified, with no facility or counterparty contributing more than 7% of total revenue during the LTM period.

Substantial and consistent free cash flow generation and strong balance sheet

Our business generates substantial Free Cash Flow. In 2009, we generated $397 million of cash flow from operating activities and $345 million of Free Cash Flow (after maintenance capital expenditures). This Free Cash Flow represented 22% of revenue and 67% of Adjusted EBITDA. See “Management’s discussion and analysis of financial condition and results of operations—Supplementary Financial Information—Free Cash Flow (Non-GAAP Discussion).”

Our project debt is repaid over time based on set amortization schedules, with payments often made directly by our municipal clients as a component of our fees paid under service agreements. We repaid $194 million in project debt in 2009 and have repaid a further $123 million during the nine months ended September 30, 2010. As of September 30, 2010, we had $877 million of project debt principal outstanding, and based on existing bond maturity schedules, more than half of that principal is scheduled to be repaid by 2013. This ongoing project debt repayment enhances the strength of our credit over time.

We believe that these financial characteristics provide us with an important competitive advantage, as they enable us to pursue attractive growth opportunities, and we believe that they also provide our municipal clients with confidence that we will have the ability to serve as long-term partners and continue to satisfy our contractual obligations for facility performance well into the future.

Strong industry fundamentals in attractive geographic markets

Our energy-from-waste facilities are critical infrastructure assets that provide a necessary and essential service to our client communities. While the recent economic downturn has negatively impacted waste generation rates, industry fundamentals overall have remained strong, as per capita waste generation in North America remains the highest in the world and waste disposal capacity is constrained in many of the geographic markets where we operate. Given the essential nature of waste disposal services, we believe that our business is relatively recession-resistant.

Our energy-from-waste facilities in North America are concentrated in the attractive Northeastern U.S. where population density and constraints on landfill capacity drive the highest waste disposal fees of any region in the country. In addition, our facilities are typically located near or within the populations that they serve, and often enjoy a geographic advantage over competing landfills, which are increasingly located farther away from the sources of waste in less populated areas where landfill capacity is less expensive and easier to permit. As a result, landfills generally must incur greater transportation costs than our facilities, and we believe that these costs will increase to the extent that fossil fuel costs rise in the future.

The Northeast is also an attractive regional electricity market, where similar drivers (dense populations and constrained capacity) have supported prices over time. The majority of our merchant electricity sales are in the PJM, NEPOOL and NYISO markets, which are among the most liquid electricity markets in the country. In addition, our facilities are generally located near or within the load centers of the regions they serve, where market electricity prices are typically at a premium due to transmission congestion.

Critical infrastructure assets that are difficult to replicate

Waste disposal infrastructure is difficult and costly to replicate or expand. While all aspects of waste disposal are subject to extensive regulation, and energy-from-waste is among the most highly regulated sectors of the market, EfW requires a larger initial investment than most waste disposal alternatives. There are currently approximately 85 EfW facilities in operation in the United States, and while we expect that there will be new facilities built in the future, it has been almost 15 years since the last new facility was constructed.

Landfills represent our primary competition in the waste disposal market, and in the densely populated areas of the Northeast where the majority of our facilities are located, construction of new landfill capacity is constrained due to increased regulation and the difficulty of building or expanding landfills close to urban areas. The number of landfills in the U.S. overall has decreased dramatically, from over 7,500 facilities in 1986 to under 2,000 today. While less costly than EfW in terms of initial investment, we believe that the environmental disadvantages of landfilling are now widely recognized and factored into the development of energy and waste management policies, as they have been in other countries for many years. As a result, we believe that our existing EfW asset base will become increasingly valuable over time, and our EfW focus and experience will enhance our ability to expand our business with new project development.

Favorable environmental and regulatory trends

We believe that the environmental benefits of energy-from-waste as both a sustainable waste disposal solution and source of clean, renewable energy will continue to support a favorable regulatory framework in the markets where we operate. Examples of this include the European

Union Landfill Directive, which directs member states to substantially reduce their reliance on landfills over the next 10 years (and thus, in many cases, rely more heavily on energy-from-waste as an alternative), and existing legislation in numerous U.S. states that supports energy-from-waste as a renewable energy source. In addition, we believe that the benefits of energy-from-waste as a net reducer of GHG emissions should increasingly be recognized as regulations are developed to combat climate change, and that our other renewable energy operations will benefit from such regulations as well.

Experienced operational management team with long continuity

We believe that our senior operational management has a level of experience in energy-from-waste and continuity at Covanta that is unmatched in our industry. Our President and CEO, Anthony Orlando, has been with Covanta for 23 years and held the position of CEO for 7 years. John Klett, our Chief Operating Officer, has 33 years of industry experience, including 24 with Covanta. Each member of our senior-level operating team worked for us for more than 20 years.

Strategy

Our mission is to be the leading energy-from-waste company in the world, which we intend to pursue through the following key strategies:

•	Maximize the value of our existing portfolio. We intend to maximize the long-term value of our existing portfolio by continuing to operate at our historic production levels, maintaining our facilities in optimal condition through our ongoing maintenance programs, extending or replacing waste and service contracts upon their expiration, seeking incremental revenue opportunities with our existing assets and expanding facility capacity where possible.

•	Grow in selected attractive markets. We seek to grow our portfolio primarily through the development of new facilities where we believe that market and regulatory conditions will enable us to invest our capital at attractive risk-adjusted rates of return. We are currently focusing on development opportunities in the U.S., Canada and Europe, which we consider to be our core markets. We believe that there are numerous attractive opportunities in the United Kingdom in particular, where national policies, such as a substantial tax on landfill use, are intended to achieve compliance with the EU Landfill Directive, which we believe will result in the development of over 10 million tons of new energy-from-waste capacity within the next 10 years.

We believe that our approach to development opportunities is highly-disciplined, both with regard to our required rates of return and the manner in which potential new projects will be structured and financed. In general, prior to the commencement of construction of a new facility, we intend to enter into long-term contracts with municipal and/or commercial customers for a substantial portion of the disposal capacity and obtain non-recourse project financing for a majority of the capital investment. We intend to finance new projects in a prudent manner, minimizing the impact on our balance sheet and credit profile at the parent company level where possible.

•	Develop and commercialize new technology. We believe that our efforts to protect and expand our business will be enhanced by the development of additional technologies in such fields as emission controls, residue disposal, alternative waste treatment processes, and combustion controls. We have advanced our research and development efforts in these areas, and have developed and have patents pending for major advances in controlling nitrogen oxide (“NOx”) emissions and have a patent for a proprietary process to improve the handling of the residue from our energy-from-waste facilities. We have also entered into various agreements with multiple partners to invest in the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels or the generation of energy, as well as improved environmental performance.

•	Advocate for public policy favorable to energy-from-waste. We seek to educate policymakers about the environmental and economic benefits of energy-from-waste and advocate for policies that appropriately reflect these benefits. Energy-from-waste is a highly regulated business, and as such we believe that it is critically important for us, as an industry leader, to play an active role in the debates surrounding potential policy developments that could impact our business.

Energy-from-waste projects

Energy-from-waste projects have two essential purposes: to provide waste disposal services, typically to municipal clients who sponsor the projects, and to use that waste as a fuel source to generate renewable energy. The electricity or steam generated by the projects is generally sold to local utilities or industrial customers, and most of the resulting revenues reduce the overall cost of waste disposal services to the municipal clients. These projects are capable of providing waste disposal services and generating electricity or steam, if properly operated and maintained, for several decades. Generally, we provide these waste disposal services and sell the electricity and steam generated under contracts, which expire on various dates between 2011 and 2034. Many of our service contracts may be renewed for varying periods of time, at the option of the municipal client.

The energy-from-waste process

Energy-from-waste facilities produce energy through the combustion of non-hazardous municipal solid waste (“MSW”) in specially-designed power plants. Most of our facilities are “mass-burn” facilities, which combust the MSW on an as-received basis without any pre-processing such as shredding, sorting, or sizing. In a typical mass-burn facility, waste collection trucks deliver waste to the facility, where it is dumped into a concrete storage pit, then loaded by an overhead crane into a feed chute leading to a furnace. The waste is combusted in a self-sustaining process at temperatures greater than 2,000 degrees Fahrenheit, and heat from the combustion process converts water inside steel tubes that form the furnace walls and boilers into steam. A superheater further heats the steam before it is either sent to a turbine generator to produce electricity (in most facilities), or sold directly to industrial or commercial users. From the boiler, the cooled gases enter an advanced air pollution control system, where dry scrubbers neutralize any acid-forming gases and a high-efficiency fabric baghouse captures more than 99% of particulate matter. The process reduces the waste to an inert ash that is only about 10% of its original volume. In addition, ferrous and non-ferrous metals are removed and recycled during the process. On average, each ton of waste processed yields approximately 550 kilowatt hours of electricity and approximately 50 pounds of recycled metal. The amount of waste generated annually by a family of four could power an average home for roughly two months. New facilities currently under development are even more efficient and can recover 700 to 800 kilowatt hours of electricity or more from each ton of waste processed.

Revenue sources

Our energy-from-waste projects generate revenue from three main sources: (1) fees charged for operating projects or processing waste received, (2) the sale of electricity and/or steam, and (3) the sale of ferrous and non-ferrous metals that are recycled as part of the energy-from-waste process. We may also generate additional revenue from the construction or expansion of a facility when a municipal client owns the facility. Our customers for waste disposal or facility operations are principally municipal entities, though we also market disposal capacity at certain facilities to commercial waste haulers. Our facilities sell energy primarily to regulated utilities at contracted rates or, in situations where a contract is not in place, at prevailing market rates in regional markets (primarily PJM, NEPOOL and NYISO in the Northeastern U.S.). Our revenue is highly contracted, with over 75% of our waste and service revenue under contract for the LTM period. Further, over 70% of our energy revenue was under contract and not subject to market price fluctuation for the LTM period.

Contract structures

We currently operate energy-from-waste projects in 16 states and Canada, China and Italy. Most of our energy-from-waste projects were developed and structured contractually as part of competitive procurement processes conducted by municipal entities. As a result, many of these projects have common features. However, each service agreement is different reflecting the specific needs and concerns of a client community, applicable regulatory requirements and other factors. The following describes features generally common to these agreements, as well as important distinctions among them:

•	We design the facility, help to arrange for financing and then we either construct and equip the facility on a fixed price and schedule basis, or we undertake an alternative role, such as construction management, if that better meets the goals of our municipal client.

•	For the energy-from-waste projects we own, financing is generally accomplished through tax-exempt and taxable revenue bonds issued by or on behalf of the client community. For these facilities, the bond proceeds are loaned to us to pay for facility construction and to fund a debt service reserve for the project, which is generally sufficient to pay principal and interest for one year. Project-related debt is included as “project debt” and the debt service reserves are included as “restricted funds held in trust” in our consolidated financial statements incorporated by reference herein. Generally, project debt is secured by the project’s revenue, contracts and other assets of our project subsidiary.

•	Following construction and during operations, we receive revenue from two primary sources: fees we receive for operating projects or for processing waste received, and payments we receive for electricity and/or steam we sell.

•	We agree to operate the facility and meet minimum waste processing capacity and efficiency standards, energy production levels and environmental standards. Failure to meet these requirements or satisfy the other material terms of our agreement (unless the failure is caused by our client community or by events beyond our control), may result in damages charged to us or, if the breach is substantial, continuing and unremedied, termination of the applicable agreement. These damages could include amounts sufficient to repay project debt (as reduced by amounts held in trust and/or proceeds from sales of facilities securing project debt) and as such, these contingent obligations cannot readily be quantified. We have issued performance guarantees to our client communities and, in some cases other parties, which guarantee that our project subsidiaries will perform in accordance with contractual terms including, where required, the payment of such damages. If one or more contracts were terminated for our default, these contractual damages may be material to our cash flow and financial condition. To date, we have not incurred material liabilities under such performance guarantees.

•	The client community generally must deliver minimum quantities of municipal solid waste to the facility on a put-or-pay basis and is obligated to pay a fee for its disposal. A put-or-pay commitment means that the client community promises to deliver a stated quantity of waste and pay an agreed amount for its disposal, regardless of whether the full amount of waste is actually delivered. Where a Service Fee structure exists, portions of the service fee escalate to reflect indices for inflation, and in many cases, the client community must also pay for other costs, such as insurance, taxes, and transportation and disposal of the ash residue to the disposal site. Generally, expenses resulting from the delivery of unacceptable and hazardous waste on the site are also borne by the client community. In addition, the contracts generally require the client community to pay increased expenses and capital costs resulting from unforeseen circumstances, subject to specified limits. At three publicly-owned facilities we operate, our client community may terminate the operating contract under limited circumstances without cause.

•	Our returns are expected to be stable if we do not incur material unexpected operation and maintenance costs or other expenses. In addition, most of our energy-from-waste project contracts are structured so that contract counterparties generally bear, or share in, the costs associated with events or circumstances not within our control, such as uninsured force majeure events and changes in legal requirements. The stability of our revenues and returns could be affected by our ability to continue to enforce these obligations. Also, at some of our energy-from-waste facilities, commodity price risk is mitigated by passing through commodity costs to contract counterparties. With respect to our other renewable energy projects, such structural features generally do not exist because either we operate and maintain such facilities for our own account or we do so on a cost-plus basis rather than a fixed-fee basis.

•	We receive the majority of our revenue under short- and long-term contracts, with little or no exposure to price volatility, but with adjustments intended to reflect changes in our costs. Where our revenue is received under other arrangements and depending upon the revenue source, we have varying amounts of exposure to price volatility. The largest component of our revenue is waste revenue, which has generally been subject to less price volatility than our revenue derived from the sale of energy and metals. During 2008, pricing for energy and recycled metals reached historically high levels and has subsequently declined materially. At some of our renewable energy projects, our operating subsidiaries purchase fuel in the open markets which exposes us to fuel price risk.

•	We generally sell the energy output from our projects to local utilities pursuant to long-term contracts. At several of our energy-from-waste projects, we sell energy output under short-term contracts or on a spot-basis to our customers.

Contracted and merchant capacity

Our service and waste disposal agreements, as well as our energy contracts, expire at various times. The extent to which any such expiration will affect us will depend upon a variety of factors, including whether we own the project, market conditions then prevailing, and whether the municipal client exercises options it may have to extend the contract term. As our contracts expire, we will become subject to greater market risk in maintaining and enhancing our revenues. As service agreements at municipally-owned facilities expire, we intend to seek to enter into renewal or replacement contracts to operate such facilities. We will also seek to bid competitively in the market for additional contracts to operate other facilities as similar contracts of other vendors expire. As our service and waste disposal agreements at facilities we own or lease begin to expire, we intend to seek replacement or additional contracts, and because project debt on these facilities will be paid off at such time, we expect to be able to offer rates that will attract sufficient quantities of waste while providing acceptable revenues to us. At facilities we own, the expiration of existing energy contracts will require us to sell our output either into the local electricity grid at prevailing rates or pursuant to new contracts.

To date, we have been successful in extending our existing contracts to operate energy-from-waste facilities owned by municipal clients where market conditions and other factors make it attractive for both us and our municipal clients to do so. See discussion under “Management’s discussion and analysis of financial condition and results of operations—Overview—Growth and development” for additional information. The extent to which additional extensions will be attractive to us and to our municipal clients who own their projects will depend upon the market and other factors noted above. However, we do not believe that either our success or lack of success in entering into additional negotiated extensions to operate such facilities will have a material impact on our overall cash flow and profitability. See “Risk factors—Our results of operations may be adversely affected by market conditions existing at the time our contracts expire.”

As we seek to enter into extended or new contracts, we expect that medium- and long-term contracts for waste supply, at least for a substantial portion of facility capacity, will be available on acceptable terms in the marketplace. We also expect that medium- and long-term contracts for sales of energy will be less available than in the past. As a result, following the expiration of these long-term contracts, we expect to have on a relative basis more exposure to market risk, and therefore revenue fluctuations, in energy markets than in waste markets.

In conjunction with our U.S. energy-from-waste business, we also own and/or operate 13 transfer stations, two ashfills and two landfills in the northeast United States, which we utilize to supplement and manage more efficiently the fuel and ash disposal requirements at our energy-from-waste operations. We provide waste procurement services to our waste disposal and transfer facilities which have available capacity to receive waste. With these services, we seek to maximize our revenue and ensure that our energy-from-waste facilities are being utilized most efficiently, taking into account maintenance schedules and operating restrictions that may exist from time to time at each facility. We also provide management and marketing of ferrous and non-ferrous metals recovered from energy-from-waste operations, as well as services related to non-hazardous special waste destruction and residue management for our energy-from-waste projects.

Biomass projects

We own and operate seven wood-fired generation facilities and have a 55% interest in a partnership which owns another wood-fired generation facility. Six of these facilities are located in California, and two are located in Maine. The combined gross energy output from these facilities is 191 MW. We derive revenue from our biomass facilities from sales of electricity, capacity, and where available, additional value from the sale of renewable energy credits. Six of these facilities sell their energy output at fixed rates pursuant to contracts, while the other two facilities sell into local power pools at rates that float with the market.

At all of these projects, we purchase fuel pursuant to short-term contracts or other arrangements, in each case at prevailing market rates which exposes us to fuel price risk. The price of fuel varies depending upon the time of year, local supply, and price of energy. As such, and unlike our energy-from-waste businesses, we earn income at our biomass facilities based on the margin between our cost of fuel and our revenue from selling the related output. During part of 2009, this margin was negative at two of our biomass facilities and we temporarily suspended operations at those locations. Operations were subsequently resumed when we entered into favorable long-term agreements for the energy output. One of our biomass facilities is currently being operated in dispatch mode, as it too was operating at a negative margin. Temporary suspensions and dispatching may be used again in the future if market conditions warrant such action. For the nine months ended September 30, 2010, and the years ended December 31, 2009 and 2008, revenue from our biomass projects represented approximately 6% of our Americas segment revenue.

Other renewable energy projects

We also engage in developing, owning and/or operating renewable energy production facilities utilizing a variety of energy sources such as water (hydroelectric) and landfill gas. We derive our revenues from these facilities primarily from the sale of energy, capacity, and where available, renewable energy credits. We generally operate and maintain these projects for our own account or we do so on a cost-plus basis rather than a fixed-fee basis.

Hydroelectric—We own a 50% equity interest in two small run-of-river hydroelectric facilities located in the State of Washington which sell energy and capacity to Puget Sound Energy under long-term energy contracts. We operate two hydroelectric facilities in Costa Rica through an operating subsidiary pursuant to long-term contracts. We also have a nominal equity investment in each project. The electric output from both of these facilities is sold to Instituto Costarricense de Electricidad, a Costa Rica national electric utility.

Landfill Gas—We own and operate two landfill gas projects located in California and one in Massachusetts which produce electricity by combusting methane gas produced in landfills. These projects sell energy to various utilities. In both 2009 and 2008, revenue from our landfill gas projects was less than 1% of our Americas segment revenue. During 2009, we shut down operations of two landfill gas projects located in California. Upon the expiration of the remaining energy contracts, we expect that these projects will enter into new power off-take arrangements or will be shut down.

Business segments

Our reportable segments are Americas and International. The Americas segment is comprised of waste and energy services operations primarily in the United States and Canada. The International segment is comprised of waste and energy services, development projects and operations in other countries, currently the United Kingdom, Ireland, Italy, China, The Philippines, India, and Bangladesh.

Americas segment

Summary information with respect to our Americas segment projects that were operating as of September 30, 2010 is provided in the following table:

			Design capacity
			Waste	Gross		Contract expiration dates
			disposal	electric		Service/waste
		Location	(TPD)	(MW)	Nature of interest	disposal	Energy

A.	ENERGY-FROM-WASTE PROJECTS
	TIP FEE STRUCTURES
1.	Southeast Massachusetts(1)	Massachusetts	2,700	78.0	Owner/Operator	N/A	2015
2.	Delaware Valley	Pennsylvania	2,688	87.0	Lessee/Operator	2017	2016
3.	Hempstead	New York	2,505	72.0	Owner/Operator	2034	N/A
4.	Indianapolis(3)	Indiana	2,362	6.5	Owner/Operator	2018	2028
5.	Niagara(3)	New York	2,250	50.0	Owner/Operator	N/A	2010-2020
6.	Haverhill	Massachusetts	1,650	44.6	Owner/Operator	N/A	2019
7.	Union County(2)	New Jersey	1,440	42.1	Lessee/Operator	2023	N/A
8.	Tulsa(3)	Oklahoma	1,125	16.5	Owner/Operator	2012	2019
9.	Alexandria/Arlington	Virginia	975	22.0	Owner/Operator	2013	2023
10.	Kent County(3)	Michigan	625	16.8	Operator	2023	2023
11.	Warren County	New Jersey	450	13.5	Owner/Operator	N/A	2013
12.	Springfield	Massachusetts	400	9.4	Owner/Operator	2014	2010
13.	Pittsfield	Massachusetts	240	8.6	Owner/Operator	2015	2015
14.	Wallingford(2)	Connecticut	420	11.0	Owner/Operator	2020	N/A
	SERVICE FEE STRUCTURES
15.	Dade	Florida	3,000	77.0	Operator	2023	2013
16.	Fairfax County	Virginia	3,000	93.0	Owner/Operator	2011	2015
17.	Essex County(2)	New Jersey	2,277	66.0	Owner/Operator	2020	2020
18.	Honolulu(1)(4)	Hawaii	2,160	90.0	Operator	2032	2015
19.	Hartford(1)(5)	Connecticut	2,000	68.5	Operator	2012	2012
20.	Lee County	Florida	1,836	57.3	Operator	2024	2015
21.	Montgomery County	Maryland	1,800	63.4	Operator	2016	2011
22.	Hillsborough County	Florida	1,800	46.5	Operator	2029	2025
23.	Long Beach	California	1,380	36.0	Operator	2018	2018
24.	York	Pennsylvania	1,344	42.0	Operator	2015	2016
25.	Plymouth	Pennsylvania	1,216	32.0	Owner/Operator	2014	2012
26.	Hennepin County(3)	Minnesota	1,212	38.7	Operator	2018	2018
27.	Lancaster County	Pennsylvania	1,200	33.1	Operator	2016	2016
28.	Pasco County	Florida	1,050	29.7	Operator	2016	2024
29.	Onondaga County	New York	990	39.2	Owner/Operator	2015	2025
30.	Stanislaus County	California	800	22.4	Owner/Operator	2016	2010
31.	Harrisburg(2)	Pennsylvania	800	20.8	Operator	2018	N/A
32.	Huntington(6)	New York	750	24.3	Owner/Operator	2012	2012
33.	Babylon	New York	750	16.8	Owner/Operator	2019	2018
34.	Burnaby	British Columbia	720	25.0	Operator	2025	2013
35.	Huntsville(3)	Alabama	690	–	Operator	2016	2014
36.	Southeast Connecticut	Connecticut	689	17.0	Owner/Operator	2015	2017
37.	Bristol	Connecticut	650	16.3	Owner/Operator	2014	2014
38.	Marion County	Oregon	550	13.1	Owner/Operator	2014	2014
39.	Lake County	Florida	528	14.5	Owner/Operator	2014	2014
40.	MacArthur	New York	486	12.0	Operator	2015	2010
41.	Hudson Valley	New York	450	9.8	Operator	2014	2014

		SUBTOTAL	53,958	1,482.4
B.	ANCILLARY WASTE PROJECTS
	ASH and LANDFILLS
42.	CMW—Semass	Massachusetts	1,700	N/A	Operator	2016	N/A
43.	Peabody (ash only)	Massachusetts	700	N/A	Owner/Operator	N/A	N/A
44.	Haverhill	Massachusetts	555	N/A	Lessee/Operator	N/A	N/A
45.	Springfield (ash only)	Massachusetts	175	N/A	Owner/Operator	N/A	N/A

			Design capacity
			Waste	Gross		Contract expiration dates
			disposal	electric		Service/waste
		Location	(TPD)	(MW)	Nature of interest	disposal	Energy

		SUBTOTAL	3,130
	TRANSFER STATIONS
46.	Derwood	Maryland	2,500	N/A	Operator	2015	N/A
47.	Girard Point	Pennsylvania	2,500	N/A	Owner/Operator	2012	N/A
48.	58th Street	Pennsylvania	2,000	N/A	Owner/Operator	2012	N/A
49.	Braintree	Massachusetts	1,200	N/A	Owner/Operator	2015	N/A
50.	Abington	Pennsylvania	940	N/A	Operator	2014	N/A
51.	Lynn	Massachusetts	885	N/A	Owner/Operator	N/A	N/A
52.	Mamaroneck	New York	800	N/A	Owner/Operator	2015	N/A
53.	Holliston	Massachusetts	700	N/A	Owner/Operator	N/A	N/A
54.	Canaan	New York	600	N/A	Owner/Operator	N/A	N/A
55.	Springfield	Massachusetts	500	N/A	Owner/Operator	N/A	N/A
56.	Mt. Kisco	New York	350	N/A	Owner/Operator	2016	N/A
57.	Danvers	Massachusetts	250	N/A	Operator	2011	N/A
58.	Essex	Massachusetts	6	N/A	Operator	2015	N/A

		SUBTOTAL	13,231
C.	OTHER RENEWABLE ENERGY PROJECTS
	BIOMASS
59.	Delano	California	N/A	49.5	Owner/Operator	N/A	2017
60.	Pacific Ultrapower Chinese Station(7)	California	N/A	25.6	Part Owner	N/A	2017
61.	Mendota	California	N/A	25.0	Owner/Operator	N/A	2014
62.	Jonesboro(2)	Maine	N/A	24.5	Owner/Operator	N/A	N/A
63.	West Enfield(2)	Maine	N/A	24.5	Owner/Operator	N/A	N/A
64.	Pacific Oroville	California	N/A	18.7	Owner/Operator	N/A	2016
65.	Burney Mountain	California	N/A	11.4	Owner/Operator	N/A	2015
66.	Mount Lassen	California	N/A	11.4	Owner/Operator	N/A	2015

		SUBTOTAL		190.6
	HYDROELECTRIC
67.	Rio Volcan(8)	Costa Rica	N/A	17.0	Part Owner/Operator	N/A	2010
68.	Don Pedro(8)	Costa Rica	N/A	14.0	Part Owner/Operator	N/A	2010
69.	Koma Kulshan(9)	Washington	N/A	12.0	Part Owner/Operator	N/A	2037
70.	South Fork(9)	Washington	N/A	5.0	Part Owner	N/A	2022

		SUBTOTAL		48.0
	LANDFILL GAS
71.	Otay	California	N/A	7.4	Owner/Operator	N/A	2011-2019
72.	Haverhill	Massachusetts	N/A	1.6	Lessee/Operator	N/A	N/A
73.	Stockton	California	N/A	0.8	Owner/Operator	N/A	2012

		SUBTOTAL		9.8

(1)	These facilities use a refuse-derived fuel technology.

(2)	These facilities sell electricity into the regional power pool at prevailing rates.

(3)	These facilities have been designed to export steam for sale.

(4)	With respect to this project, we have entered into agreements to expand waste processing capacity from 2,160 tpd to 3,060 tpd and to increase gross electricity capacity from 57 MW to 90 MW. The agreements also extend the service contract term by 20 years. Environmental and other project related permits have been received and expansion construction has commenced.

(5)	Under contracts with the Connecticut Resource Recovery Authority, we operate only the boilers and turbines for this facility.

(6)	Owned by a limited partnership in which limited partners are not affiliated with us.

(7)	We have a 55% ownership interest in this project.

(8)	We have nominal ownership interests in these projects.

(9)	We have a 50% ownership interest in these projects.

International segment

We have ownership interests in and/or operate facilities internationally, including independent power production facilities in the Philippines, Bangladesh and India where we generate electricity by combusting coal, natural gas and heavy fuel-oil, and energy-from-waste facilities in China and Italy. We are currently considering a sale of our projects in the Philippines, Bangladesh and India.

In developing our international business, we have employed the same general approach to projects as is described above with respect to the Americas segment projects. We intend to seek to develop or participate in additional international projects, particularly energy-from-waste projects, where the regulatory or market environment is attractive. With respect to some international energy-from-waste projects, ownership transfer to the sponsoring municipality (for nominal consideration) is required following expiration of the project’s long-term operating contract. The ownership and operation of facilities in foreign countries potentially entails significant political and financial uncertainties that typically are not encountered in such activities in the United States, as described below and discussed in “Risk factors—Exposure to international economic and political factors may materially and adversely affect our international businesses.”

Summary information with respect to our international projects that are currently operating is provided in the following table:

		Design capacity
		Waste	Gross		Contract expiration dates
		disposal	electric	Nature	Service/waste
	Location	(Metric TPD)	(MW)	of interest	disposal	Energy

A. ENERGY-FROM-WASTE TIP FEE STRUCTURES
1. Fuzhou(1)	China	1,200	24	Part Owner	2032	N/A
2. Tongqing(1)	China	1,200	24	Part Owner	2027	N/A
3. Trezzo	Italy	500	18	Part Owner	2023	2023

	SUBTOTAL	2,900	66
B. ENERGY-FROM-WASTE— ADVANCED DEVELOPMENT/ UNDER CONSTRUCTION
4. Chengdu	China	1,800	36	Part Owner
5. Dublin	Ireland	1,700	68	Part Owner/Operator
6. Taixing	China	350	30	Part Owner/Operator

	SUBTOTAL	3,850	134
C. INDEPENDENT POWER PROJECTS COAL
7. Quezon(2)(3)	Philippines	N/A	510	Part Owner/Operator	N/A	2025
8. Yanjiang (Taixing)(4)	China	N/A	24	Part Owner/Operator	N/A	N/A

	SUBTOTAL		534
NATURAL GAS
9. Haripur(3)(5)	Bangladesh	N/A	126	Part Owner/Operator	N/A	2014
HEAVY FUEL-OIL
10. Madurai(3)(6)	India	N/A	106	Part Owner/Operator	N/A	2016
11. Samalpatti(3)(7)	India	N/A	106	Part Owner/Operator	N/A	2016

	SUBTOTAL		212

(1)	We have a 40% equity interest in Sanfeng, which owns equity interests of approximately 32% and 25% in the Fuzhou and Tongqing projects, respectively. Sanfeng operates the Tongqing project. The Fuzhou project company, in which Sanfeng has a 32% interest, operates the Fuzhou project. Ownership of these projects transfers to the applicable municipality at the expiration of the applicable concession agreement.

(2)	We have a 26% ownership interest in this project.

(3)	We are currently exploring a sale of this project.

(4)	We have an 85% economic interest in this project. Assets of this project revert back to the local Chinese partner at the expiration of the joint venture contract in 2034.

(5)	We have a 45% ownership interest in this project. This project is capable of operating through combustion of diesel oil in addition to natural gas.

(6)	We have a 77% ownership interest in this project.

(7)	We have a 60% ownership interest in this project.

General business conditions

Our business can be adversely affected by general economic conditions, war, inflation, adverse competitive conditions, governmental restrictions and controls, changes in laws, natural disasters, energy shortages, fuel costs, weather, the adverse financial condition of customers and suppliers, various technological changes and other factors over which we have no control. As global populations and consequent economic activity increase, we expect that demand for energy and effective waste management technologies will increase. We expect this to create generally favorable long-term conditions for our existing business and for our efforts to grow our business. We expect that any cyclical or structural downturns in general economic activity may adversely affect both our existing businesses and our ability to grow through development or acquisitions.

Economic conditions affecting business conditions and financial results

The ongoing global economic slowdown has reduced demand for goods and services generally, which tends to reduce overall volumes of waste requiring disposal and the pricing at which we can attract waste to fill available capacity. At the same time, the declines in global natural gas and other fossil fuel prices have pushed electricity and steam pricing lower generally which causes lower revenue for the portion of the energy we sell which is not under fixed-price contracts. Lastly, the downturn in economic activity tends to reduce, or make more volatile, global demand for and pricing of certain commodities, such as the metals we recycle from our energy-from-waste facilities. The combined effects of these conditions reduced our revenue and cash flow in 2009.

Many of our customers are municipalities and public authorities, which are generally experiencing fiscal pressure as local and central governments seek to reduce expenses in order to address declining tax revenues which may result from the slowdown and increases in unemployment. At the same time, continued dislocations in the financial sector may make it more difficult, and more costly, to finance new projects. These factors, particularly in the absence of energy policies which encourage renewable technologies such as energy-from-waste, may make it more difficult for us to sell waste disposal services or energy at prices sufficient to allow us to grow our business through developing and building new projects, or through the acquisition of additional businesses.

Additional conditions affecting our existing business

With respect to our existing waste-related businesses, including our energy-from-waste and waste procurement business, we compete in waste disposal markets, which are highly competitive. In the United States, the market for waste disposal is almost entirely price-driven and is greatly influenced by economic factors within regional “waste sheds.” These factors include:

•	regional population and overall waste production rates;

•	the number of other waste disposal sites (including principally landfills and transfer stations) in existence or in the planning or permitting process;

•	the available disposal capacity (in terms of tons of waste per day) that can be offered by other regional disposal sites; and

•	the availability and cost of transportation options (e.g., rail, inter-modal, trucking) to provide access to more distant disposal sites, thereby affecting the size of the waste shed itself.

In the U.S. waste disposal market, disposal service providers seek to obtain waste supplies for their facilities by competing on disposal price (usually on a per-ton basis) with other disposal service providers. At our service fee energy-from-waste facilities, we typically do not compete in this market because we do not have the contractual right to solicit waste. At these facilities, the client community is responsible for obtaining the waste, if necessary by competing on price to obtain the tons of waste it has contractually promised to deliver to us. At our energy-from-waste facilities governed by tip fee contracts and at our waste procurement services businesses, we are responsible for obtaining material amounts of waste supply, and therefore, actively compete in these markets to enter into spot, medium- and long-term contracts. These energy-from-waste projects are generally in densely-populated areas, with high waste generation rates and numerous large and small participants in the regional market. Our waste operations are largely concentrated in the northeastern United States. See “Risk factors—Our waste operations are concentrated in one region, and expose us to regional economic or market declines” for additional information concerning this geographic concentration. Certain of our competitors in these markets are vertically-integrated waste companies which include waste collection operations, and thus have the ability to control supplies of waste which may restrict our ability to offer disposal services at attractive prices. Our business does not include waste collection operations.

If a long-term contract expires and is not renewed or extended by a client community, our percentage of contracted disposal capacity will decrease and we will need to compete in the regional market for waste disposal at the facilities we own. At that point, we will compete on price with landfills, transfer stations, other energy-from-waste facilities and other waste disposal technologies that are then offering disposal service in the region. See the discussion above under “—Revenue Sources —Contract Structures” for additional information concerning the expiration of existing contracts.

With respect to our sales of electricity and other energy products, we currently sell the majority of our output pursuant to long-term contracts, and for this portion of our energy output we do not compete on price. As these contracts expire, we will sell an increasing portion of our energy output in markets where we will compete on price and, as such, generally expect to have a growing exposure to energy market price volatility. In certain countries where we are seeking new waste and energy projects, such as the United Kingdom, we may sell our electricity output pursuant to short-term arrangements with local or regional government entities, or directly into the local electricity grid, rather than pursuant to contract. In these markets, we will have exposure to electricity price fluctuations.

As our existing contracts expire, and as energy prices continue to fluctuate in the United States and other countries, we may sell our output pursuant to short-term agreements or directly into regional electricity grids, in which case we would have relatively greater exposure to energy market fluctuations. See discussion under “Risk factors—Our results of operations may be adversely affected by market conditions existing at the time our contracts expire.” We may enter into contractual arrangements that will mitigate our exposure to this volatility through a variety of hedging techniques. Our efforts in this regard will involve only mitigation of price volatility for the energy we produce, and will not involve speculative energy trading.

The initial long-term contracts we entered into when our energy-from-waste projects were originally financed will be expiring at various dates through 2017, however, a significant number of our contracts have been renewed or extended. As we seek to enter into extended or new contracts following these expiration dates, we expect that medium- and long-term contracts for waste supply, for a substantial portion of facility capacity, will be available on acceptable terms in the marketplace. We also expect that medium- and long-term contracts for sales of energy will be less available than in the past. As a result, following the expiration of these initial long-term contracts, we expect to have on a relative basis more exposure to market risk, and therefore revenue fluctuations, in energy markets than in waste markets.

Additional conditions affecting our growth

Competition for new contracts and projects is intense in all markets in which we conduct or intend to conduct business, and our businesses are subject to a variety of competitive, regulatory and market influences.

The marketplace in the Americas segment for new renewable energy projects, including energy-from-waste projects, may be affected by the ongoing global economic slowdown, as well as the outcome of current policy debates described below under “—Regulations Affecting our Americas Segment—Recent Policy Debate Regarding Climate Change and Renewable Energy.”

In order to create new business opportunities and benefits and enhance stockholder value, we are actively engaged in the current discussion among policy makers in the United States regarding the benefits of energy-from-waste and the reduction of our dependence on landfilling for waste disposal and fossil fuels for energy. Given the ongoing global economic slowdown and related unemployment, policy makers are focused on themes of economic stimulus, job creation, and energy security. We believe that the construction and permanent jobs created by additional energy-from-waste development represents the type of “green jobs” that will be consistent with this focus. The extent to which we are successful in growing our business will depend in part on our ability to effectively communicate the benefits of energy-from-waste to public planners seeking waste disposal solutions, and to policy makers seeking to encourage renewable energy technologies (and the associated “green jobs”) as viable alternatives to reliance on fossil fuels as a source of energy.

In both our Americas and International segments, we may develop or acquire, ourselves or jointly with others, additional waste or energy projects and/or businesses. If we were to do so in a competitive procurement, we would face competition in the selection process from other companies, some of which may have greater financial resources, or more experience in the regional waste and/or energy markets. If we were selected, the amount of market competition we would thereafter face would depend upon the extent to which the revenue at any such project or business would be committed under contract. If we were to develop or acquire additional projects or businesses not in the context of a competitive procurement, we would face competition in the regional market and compete on price with landfills, transfer stations, other energy-from-waste facilities, other energy producers and other waste disposal or energy generation technologies that are then offering service in the region.

In our International segment, we compete principally for new energy-from-waste contracts and projects in China and the United Kingdom, generally in response to public tenders. In both of these markets, regulatory conditions are favorable for energy-from-waste development, and there are numerous local and international companies with whom we compete for such contracts and projects. If we were to be successful in obtaining such contracts or projects, we expect that a significant portion of each project’s waste disposal capacity would be under long-term contracts, thus reducing the competition to which we would be subject in waste disposal markets.

Once a contract is awarded or a project is financed, our business can be impacted by a variety of risk factors which can affect profitability during the construction period (which may extend over several years, depending upon the size and nature of the project), and subsequently over the life of a project. Some of these risks are at least partially within our control, such as successful operation in compliance with laws and the presence or absence of labor difficulties or disturbances. Other risk factors are largely out of our control and may have an adverse impact on a project over a long-term. See “Risk factors” for more information on these types of risks.

Technology, research and development

In our energy-from-waste business, we deploy and operate a diverse number of mass-burn waste combustion technologies. In North America, we have the exclusive right to market the proprietary mass-burn combustion technology of Martin GmbH fur Umwelt und Energietechnik, referred to herein as “Martin.” Through our investment in Sanfeng, we also have access to certain of Martin’s mass-burn combustion technology in China. We believe that our know-how and worldwide reputation in the field of energy-from-waste and our know-how in designing, constructing and operating energy-from-waste facilities of a variety of designs and incorporating numerous technologies, rather than the use of a particular technology, are important to our competitive position in the energy-from-waste industry.

We have pursued, and intend to continue to pursue, opportunities for mass-burn combustion and other technologies in all markets, including North America, and will seek to utilize the most appropriate technology for the markets where these opportunities exist and to obtain the necessary technology rights either on an exclusive or project-specific basis.

We believe that mass-burn combustion technology is now the predominant technology used for the combustion of municipal solid waste in large-scale applications. Through facility acquisitions, we own and/or operate energy-from-waste facilities which utilize various technologies from several different vendors, including non-Martin mass-burn combustion technologies and refuse-derived fuel technologies which include pre-combustion waste processing not required with a mass-burn design. As we continue our efforts to develop and/or acquire additional energy-from-waste projects internationally, we will consider mass-burn combustion and other technologies, including technologies other than those offered by Martin, which best fit the needs of the local environment of a particular project.

We believe that energy-from-waste technologies offer an environmentally superior solution to waste disposal and energy challenges faced by leaders around the world, and that our efforts to expand our business will be enhanced by the development of additional technologies in such fields as emission controls, residue disposal, alternative waste treatment processes, and combustion controls. We have advanced our research and development efforts in these areas, and have developed new and cost-effective technologies that represented major advances in controlling nitrogen oxide (“NOx”) emissions. These technologies, for which patents are pending, have been tested at existing facilities and we are now operating and/or installing such systems at several of our facilities. We also developed and have a patent for a proprietary process to improve the handling of the residue from our energy-from-waste facilities. We have also entered into various agreements with multiple partners to invest in the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels or the generation of energy, as well as improved environmental performance. We intend to maintain a focus on research and development of technologies in these and other areas that we believe will enhance our competitive position, and offer new technical solutions to waste and energy problems that augment and complement our business.

Regulations affecting our Americas segment

Environmental regulations—general

Our business activities in the United States are pervasively regulated pursuant to federal, state and local environmental laws. Federal laws, such as the Clean Air Act and Clean Water Act, and their state counterparts, govern discharges of pollutants to air and water. Other federal, state and local laws comprehensively govern the generation, transportation, storage, treatment and disposal of solid and hazardous waste and also regulate the storage and handling of chemicals and petroleum products (such laws and regulations are referred to collectively as the “Environmental Regulatory Laws”).

Other federal, state and local laws, such as the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “CERCLA” and collectively referred to with such other laws as the “Environmental Remediation Laws,” make us potentially liable on a joint and several basis for any onsite or offsite environmental contamination which may be associated with our activities and the activities at our sites. These include landfills we have owned, operated or leased, or at which there has been disposal of residue or other waste generated, handled or processed by our facilities. Some state and local laws also impose liabilities for injury to persons or property caused by site contamination. Some service agreements provide us with indemnification from certain liabilities. In addition, our landfill gas projects have access rights to landfill sites pursuant to certain leases that permit the installation, operation and maintenance of landfill gas collection systems.

The Environmental Regulatory Laws require that many permits be obtained before the commencement of construction and operation of any waste or renewable energy project, and further require that permits be maintained throughout the operating life of the facility. We can provide no assurance that all required permits will be issued or re-issued, and the process of obtaining such permits can often cause lengthy delays, including delays caused by third-party appeals challenging permit issuance. Our failure to meet conditions of these permits or of the Environmental Regulatory Laws can subject us to regulatory enforcement actions by the appropriate governmental unit, which could include fines, penalties, damages or other sanctions, such as orders requiring certain remedial actions or limiting or prohibiting operation. See “Risk factors—Compliance with environmental laws could adversely affect our results of operations.” To date, we have not incurred material penalties, been required to incur material capital costs or additional expenses, or been subjected to material restrictions on our operations as a result of violations of Environmental Regulatory Laws or permit requirements.

Although our operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, we believe that we are in substantial compliance with existing Environmental Regulatory Laws. We may be identified, along with other entities, as being among parties potentially responsible for costs associated with the correction and remediation of environmental conditions at disposal sites subject to CERCLA and/or analogous state Environmental Remediation Laws. Our ultimate liability in connection with such environmental claims will depend on many factors, including our volumetric share of waste, the total cost of remediation, and the financial viability of other companies that have also sent waste to a given site and, in the case of divested operations, our contractual arrangement with the purchaser of such operations.

The Environmental Regulatory Laws may change. New technology may be required or stricter standards may be established for the control of discharges of air or water pollutants, for storage and handling of petroleum products or chemicals, or for solid or hazardous waste or ash handling and disposal. Thus, as new technology is developed and proven, we may be required to incorporate it into new facilities or make major modifications to existing facilities. This new technology may be more expensive than the technology we use currently.

Environmental regulations—recent developments

Greenhouse Gas Reporting—On September 22, 2009, the Environmental Protection Agency (“EPA”) issued its final rule on Mandatory Reporting of Greenhouse Gases (the “GHG Reporting Rule”), which requires all energy-from-waste facilities with GHG emissions greater than 25,000 metric tons carbon dioxide equivalents (“CO2e”) per year to report their GHG emissions from stationary combustion beginning with the 2010 reporting year. All of our energy-from-waste facilities exceed this reporting threshold. Capital improvements to comply with the GHG Reporting Rule will be necessary at most of our energy-from-waste facilities, and we also expect to incur increased operating and maintenance costs, none of which are expected to be material. We have been voluntarily reporting our GHG emissions under various state and national programs, and do not expect the GHG Reporting Rule to materially effect our business.

MACT Rule—In 2006, EPA issued revisions to the New Source Performance Standards (“NSPS”) and Emission Guidelines (“EG”) applicable to new and existing municipal waste combustion (“MWC”) units (the “Revised MACT Rule”). The Revised MACT Rule lowered the emission limits for most of the regulated air pollutants emitted by MWCs. Certain capital improvements to comply with revised EG were required and are being implemented at one of our existing energy-from-waste facilities, which we operate on behalf of a municipality. Most existing facilities also will incur increased operating and maintenance costs to meet the revised EG requirements, none of which are expected to be material.

In 2008, in response to a lawsuit, EPA was granted a voluntary remand of the Revised MACT Rule for the purpose of reconsidering the MWC emission limits. A new rulemaking is expected which may result in more stringent MWC emission limits than are currently included in the Revised MACT Rule; however, pending any such revisions, the requirements and compliance deadlines included in the Revised MACT Rule remain applicable to subject MWCs. We are not able to predict the timing and potential outcome of any such new rulemaking with respect to MWC emission limits at this time.

Revised PM2.5 Rule—In 2006, EPA issued a final rule to implement the revised National Ambient Air Quality Standards for fine particulate matter, or PM2.5 (“Revised PM2.5 Rule”). Unlike the Revised MACT Rule discussed above, the Revised PM2.5 Rule is not specific to energy-from-waste facilities, but instead is a nationwide standard for ambient air quality. The primary impact of the Revised PM2.5 Rule will be on those areas in certain states that are designated by EPA as “non-attainment” with respect to those standards. EPA’s Revised PM2.5 Rule will guide state implementation plan (“SIP”) revisions and could result in more stringent regulation of certain energy-from-waste facility emissions that already are regulated by the Revised MACT Rule. In October 2009, EPA issued “non-attainment” designations pursuant to the Revised PM2.5 Rule for 211 counties in 25 states, including 8 states in which we operate. SIP revisions to meet the Revised PM2.5 Rule presently are not due until April 2013. We are not able to predict the timing and potential outcome of any new PM2.5 emission control requirements for MWCs at this time.

The costs to meet new rules for existing facilities owned by municipal clients generally will be borne by the municipal clients. For projects we own or lease, some municipal clients have the obligation to fund such capital improvements, and at certain of our projects we may be required to fund a portion of the related costs. In certain cases, we are required to fund the full cost of capital improvements.

We believe that most costs incurred to meet the GHG Reporting Rule, the Revised MACT Rule and the Revised PM2.5 Rule at facilities we operate may be recovered from municipal clients and other users of our facilities through increased fees permitted to be charged under applicable contracts.

The Environmental Remediation Laws prohibit disposal of regulated hazardous waste at our municipal solid waste facilities. The service agreements recognize the potential for inadvertent and improper deliveries of hazardous waste and specify procedures for dealing with hazardous waste that is delivered to a facility. Under some service agreements, we are responsible for some costs related to hazardous waste deliveries. We have not incurred material hazardous waste disposal costs to date.

Energy regulations

Our businesses are subject to the provisions of federal, state and local energy laws applicable to the development, ownership and operation of facilities located in the United States. The Federal Energy Regulatory Commission (“FERC”), among other things, regulates the transmission and the wholesale sale of electricity in interstate commerce under the authority of the Federal Power Act (“FPA”). In addition, under existing regulations, FERC determines whether an entity owning a generation facility is an Exempt Wholesale Generator (“EWG”), as defined in the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). FERC also determines whether a generation facility meets the ownership and technical criteria of a Qualifying Facility (cogeneration facilities and other facilities making use of non-fossil fuel power sources such as waste, which meet certain size and other applicable requirements, referred to as “QF”), under the Public Utility Regulatory Policies Act of 1978 (“PURPA”). Each of our U.S. generating facilities has either been determined by FERC to qualify as a QF or is otherwise exempt, or the subsidiary owning the facility has been determined to be an EWG.

Federal Power Act—The FPA gives FERC exclusive rate-making jurisdiction over the wholesale sale of electricity and transmission of electricity in interstate commerce. Under the FPA, FERC, with certain exceptions, regulates the owners of facilities used for the wholesale sale of electricity or transmission of electricity in interstate commerce as public utilities. The FPA also gives FERC jurisdiction to review certain transactions and numerous other activities of public utilities. Most of our QFs are currently exempt from FERC’s rate regulation under Sections 205 and 206 of the FPA because (i) the QF is 20 MW or smaller, (ii) its sales are made pursuant to a state regulatory authority’s implementation of PURPA or (iii) its sales are made pursuant to a contract executed on or before March 17, 2006. Our QFs that are not exempt, or that lose these exemptions from rate regulation, are or would be required to obtain market-based rate authority from FERC or otherwise make sales pursuant to rates on file with FERC.

Under Section 205 of the FPA, public utilities are required to obtain FERC’s acceptance of their rate schedules for the wholesale sale of electricity. Our generating companies in the United States that are not otherwise exempt from FERC’s rate regulation have sales of electricity pursuant to market-based rates or other rates authorized by FERC. With respect to our generating companies with market-based rate authorization, FERC has the right to suspend, revoke or revise that authority and require our sales of energy to be made on a cost-of-service basis if FERC subsequently determines that we can exercise market power, create barriers to entry, or engage in abusive affiliate transactions. In addition, among other requirements, our market-based rate sellers are subject to certain market behavior and market manipulation rules and, if any of our subsidiaries were deemed to have violated any one of those rules, such subsidiary could be subject to potential disgorgement of profits associated with the violation and/or suspension or revocation of market-based rate authority, as well as criminal and civil penalties. If the market-based rate authority for one (or more) of our subsidiaries was revoked or it was not able to obtain market-based rate authority when necessary, and it was required to sell energy on a cost-of-service basis, it could become subject to the full accounting, record keeping and reporting requirements of FERC. Even where FERC has granted market-based rate authority, FERC may impose various market mitigation measures, including price caps, bidding rules and operating restrictions where it determines that potential market power might exist and that the public interest requires such potential market power to be mitigated. A loss of, or an inability to obtain, market-based rate authority could have a material adverse impact on our business. We can offer no assurance that FERC will not revisit its policies at some future time with the effect of limiting market-based rate authority, regulatory waivers, and blanket authorizations.

In compliance with Section 215 of the Energy Policy Act of 2005 (“EPAct 2005”), FERC has certified the North American Electric Reliability Corporation, or “NERC,” as the nation’s Electric Reliability Organization, or “ERO.” As the ERO, NERC is responsible for the development and enforcement of mandatory reliability standards for the wholesale electric power system. Certain of our subsidiaries are responsible for complying with the standards in the regions in which we operate. NERC also has the ability to assess financial penalties for non-compliance. In addition to complying with NERC requirements, certain of our subsidiaries must comply with the requirements of the regional reliability council for the region in which that entity is located. Compliance with these reliability standards may require significant additional costs, and noncompliance could subject us to regulatory enforcement actions, fines, and increased compliance costs.

Public Utility Holding Company Act of 2005—PUHCA 2005 provides FERC with certain authority over and access to books and records of public utility holding companies not otherwise exempt by virtue of their ownership of EWGs, QFs, and Foreign Utility Companies (“FUCOs”), as defined in PUHCA 2005. We are a public utility holding company, but because all of our generating facilities have QF status, are FUCOs, or are otherwise exempt, or are owned through EWGs, we are exempt from the accounting, record retention, and reporting requirements of PUHCA 2005.

EPAct 2005 eliminated the limitation on utility ownership of QFs. Over time, this may result in greater utility ownership of QFs and serve to increase competition with our businesses. EPAct 2005 also extended or established certain renewable energy incentives and tax credits which might be helpful to expand our businesses or for new development.

Public Utility Regulatory Policies Act—PURPA was passed in 1978 in large part to promote increased energy efficiency and development of independent power producers. PURPA created QFs to further both goals, and FERC is primarily charged with administering PURPA as it applies to QFs. FERC has promulgated regulations that exempt QFs from compliance with certain provisions of the FPA, PUHCA 2005, and certain state laws regulating the rates charged by, or the financial and organizational activities of, electric utilities. The exemptions afforded by

PURPA to QFs from regulation under the FPA and most aspects of state electric utility regulation are of great importance to us and our competitors in the energy-from-waste and independent power industries.

PURPA also initially included a requirement that utilities must buy and sell power to QFs. Among other things, EPAct 2005 eliminated the obligation imposed on utilities to purchase power from QFs at an avoided cost rate where the QF has non-discriminatory access to wholesale energy markets having certain characteristics, including nondiscriminatory transmission and interconnection services. In addition, FERC has established a regulatory presumption that QFs with a capacity greater than 20 MW have non-discriminatory access to wholesale energy markets in most geographic regions in which we operate. Each utility must petition FERC to demonstrate that it satisfies the relevant standard before it is relieved of its obligation to buy power from QFs. We expect that many of our expansion, renewal and development projects may have to rely on competitive energy markets rather than PURPA’s historic avoided cost rates in establishing and maintaining their viability. Existing contracts entered into under PURPA are not impacted, but as these contracts expire, a significant and increasing portion of our electricity output will be sold at rates determined through our participation in competitive energy markets.

Recent policy debate regarding climate change and renewable energy

Increased public and political debate has occurred recently over the need for additional regulation of GHG emissions (principally carbon dioxide (“CO2”) and methane) as a contributor to climate change. Such regulations could in the future affect our business. As is the case with all combustion, our facilities do emit CO2, however we believe that energy-from-waste creates net reductions in GHG emissions and is otherwise environmentally beneficial, because it:

•	Avoids CO2 emissions from fossil fuel power plants,

•	Avoids methane emissions from landfills,

•	Avoids habitat destruction and contamination from landfilling, and

•	Avoids GHG emissions from mining and processing metal because it recovers and recycles scrap metals from waste.

In addition, energy-from-waste facilities typically are located close to the source of the waste and thus typically reduce fossil fuel consumption and air emissions associated with long-haul transportation of waste to landfills.

For policy makers at the local level who make decisions on waste disposal alternatives, we believe that using energy-from-waste instead of landfilling will result in significantly lower net GHG emissions, while also introducing more control over the cost of waste disposal and supply of local electrical power. We are actively engaged in encouraging policy makers at state and federal levels to enact legislation that supports energy-from-waste as a superior choice for communities to avoid both the environmental harm caused by landfilling waste, and reduce local reliance on fossil fuels as a source of energy.

The United States Congress is currently considering proposals designed to encourage two broad policy objectives: increased renewable energy generation and the reduction of fossil fuel usage and related GHG emissions. The United States House of Representatives passed a bill known as the American Clean Energy and Security Act of 2009 (“ACES”) which addresses both policy objectives, by means of a phased-in national renewable energy standard and a “cap-and-trade” system with a market-based emissions trading system aimed at reducing emissions of CO2 below baseline levels. Energy-from-waste and biomass have generally been included in the ACES bill to be among technologies that help to achieve both of these policy objectives. Similar legislation has been introduced in the United States Senate, as well as narrower, renewable-only legislation. While legislation is far from final, we believe the direction of Congressional efforts could create additional growth opportunities for our business and increase energy revenue from existing facilities.

Congress is expected to continue to debate energy policy as a priority and ultimately enact some form of legislation regarding the need to encourage renewable electricity generation. Given the ongoing global economic slowdown and related unemployment, policy makers are also expected to focus on economic stimulus, job creation, and energy security. We believe that the construction and permanent jobs created by additional energy-from-waste development represents the type of “green jobs” that will be consistent with this focus.

Many of these same policy considerations apply equally to other renewable technologies, especially with respect to our biomass business. The extent to which such potential legislation and policy initiatives will affect our business will depend in part on whether energy-from-waste and our other renewable technologies are included within the range of renewable technologies that could benefit from such legislation.

Concurrent with the federal legislative activity noted above, the EPA is continuing to move forward with its regulation of GHGs under the Clean Air Act (“CAA”). During 2009, the EPA issued its finding that current and projected concentrations of GHGs threaten the public health and welfare of current and future generations. In addition, in May 2010 the EPA issued a final rule on the Prevention of Significant Deterioration and the Title V Greenhouse Gas Tailoring Rule, designed to limit regulation of GHGs under the CAA to large facilities. This regulation sets in motion the addition of GHGs to new and revised facility Title V operating permits, including those applicable to our facilities. We cannot predict at this time the potential impact to our business of the EPA’s GHG regulations under the CAA, or whether the EPA’s regulation will be impacted or superseded by any future climate change legislation. We continue to closely follow developments in this area.

While the political discussion in Congress, as well as at the state and regional levels, has not been aimed specifically at waste or energy-from-waste businesses, regulatory initiatives developed to date have been broad in scope and designed generally to promote renewable energy, develop a certified GHG inventory, and ultimately reduce GHG emissions. Many of these more developed initiatives have been at the state or regional levels, and some initiatives exist in regions where we have projects. For example, during 2006, a group of seven northeastern states, including Connecticut, New Jersey and New York, acting through the Regional Greenhouse Gas Initiative (“RGGI”), issued a “model rule” to implement reductions in GHG emissions. The RGGI model rule also featured a “cap-and-trade” program for regional CO2 emissions, initially fixed at 1990 levels, followed by incremental reductions below those levels after 2014. To date, RGGI has been focused on fossil fuel-fired electric generators and does not directly affect energy-from-waste facilities; however, we continue to monitor developments with respect to state implementation of RGGI.

In 2006, the California legislature enacted Assembly Bill 32 (“AB 32”), the Global Warming Solutions Act of 2006, which seeks to reduce GHG emissions in California to 1990 levels by 2020.

Under AB 32, the reduction measures to meet the 2020 target are set to be implemented in 2011.

Efforts also are underway, through the Western Climate Initiative (“WCI”), to devise a “model rule” for GHG emission reductions, including mandatory reporting of GHG emissions and a regional “cap-and-trade” program. The WCI would operate in seven western states and four Canadian provinces, including California, Oregon and British Columbia, where we operate energy-from-waste facilities. Unlike RGGI, WCI is not limited in scope to fossil electric generation and may subject our energy-from-waste facilities in covered states to additional regulatory requirements, although we cannot predict the outcome of the rulemaking at this time. We continue to monitor developments with respect to the developing WCI and intend to participate in the rulemaking process.

We expect that initiatives intended to reduce GHG emissions, such as RGGI, AB 32, WCI and any federal legislation that would impose similar “cap-and-trade” programs, may cause electricity prices to rise, thus potentially affecting the prices at which we sell electricity from our facilities which sell into the market.

Regulations affecting our International segment

We have ownership and operating interests in energy generation facilities outside the Americas. Most countries have expansive systems for the regulation of the energy business. These generally include provisions relating to ownership, licensing, rate setting and financing of generation and transmission facilities.

We provide waste and energy services through environmentally-protective project designs, regardless of the location of a particular project. Compliance with environmental standards comparable to those of the United States are often conditions to credit agreements by multilateral banking agencies, as well as other lenders or credit providers. The laws of various countries include pervasive regulation of emissions into the environment and provide governmental entities with the authority to impose sanctions for violations, although these requirements are generally different from those applicable in the United States. See “Risk factors—Exposure to international economic and political factors may materially and adversely affect our international businesses” and “Risk factors—Compliance with environmental laws could adversely affect our results of operations.”

Climate change policies

Certain international markets in which we compete have recently adopted regulatory or policy frameworks that encourage energy-from-waste projects as important components of GHG emission reduction strategies, as well as waste management planning and practice.

The European Union

The European Union has adopted regulations which require member states to reduce the utilization of and reliance upon landfill disposal. The legislation emanating from the European Union is primarily in the form of “Directives,” which are of direct effect within the member state but need enabling legislation to implement the practical implications of them, which can result in significant variance between the legislative schemes introduced by member states. Certain Directives notably affect the regulation of energy-from-waste facilities across the

European Union. These include (1) Directive 96/61/EC concerning integrated pollution prevention and control (known as the “IPPC Directive”) which governs emissions to air, land and water from certain large industrial installations, (2) Directive 1999/31/EC concerning the landfill of waste (known as the “Landfill Directive”) which imposes operational and technical controls on landfills and restricts, on a reducing scale to the year 2020, the amount of biodegradable municipal waste which member countries may dispose of in a landfill, and (3) Directive 2000/76/EC concerning the incineration of waste (known as the “Waste Incineration Directive” or “WID”), which imposes limits on emissions to air from the incineration and co-incineration of waste. The United Kingdom and Ireland, the two primary European Union member states in which we are currently pursuing development projects, contracts and acquisitions, are both subject to the Directives above.

In response to these Directives and in furtherance of its policies to reduce GHG emissions, the United Kingdom now imposes taxes on landfilling of waste: £32/ton in the 2008/09 tax year, increasing annually by £8/ton to £72/ton in 2013/14. In addition, each waste disposal authority in the United Kingdom is limited in the amount of biodegradable waste it may landfill each year by the Landfill Directive. This has been implemented in England by the Landfill Allowance Trading Scheme (known as “LATS”). LATS is structured as a “cap-and-trade” program which reduces the capped amount of waste that can be landfilled each year through 2020 when capped amounts will be fixed at 35% of 1995 levels. LATS allowances are tradable with other waste disposal authorities and substantial penalties are levied against authorities not in compliance. Wales, Scotland and Northern Ireland have different implementation schemes that rely on the imposition of direct fines if landfill allowances are exceeded. Energy-from-waste facilities in the United Kingdom with combined heat and power may also be eligible for various green certificates which are designed to promote the contribution of renewable sources to electricity production. These include (1) Renewables Obligation Certificates, which are tradable certificates issued in respect of eligible renewable source electricity generated within the United Kingdom and supplied to customers in the United Kingdom by a licensed supplier, (2) tradable Levy Exemption Certificates, which exempt the holder from the United Kingdom Climate Change Levy, and (3) Renewable Energy Guarantees of Origin (“REGOs”), which constitute evidence that electricity was generated from a renewable source.

Similarly in Ireland, the obligation to divert biodegradable waste from landfill, in accordance with the Landfill Directive, has led to policies that promote energy-from-waste facilities over landfill, including a €20 per ton landfill levy that is soon expected to be increased and proposed conditions in the operating permits for landfilling that, when adopted, will restrict disposal to landfills of this source of GHG. In addition, the biodegradable fraction of waste treated in energy-from-waste facilities in Ireland is eligible for renewable support designed to enable Ireland to meet its targets under Directives 2009/28/EC of 16% of gross final consumption of energy from renewable sources in 2020 and government targets of 40% of electricity consumption from renewable sources by 2020. The Renewable Energy Feed-in-Tariff (“REFIT”) Scheme launched in 2006 and extended in 2009 also supports the construction of renewable generation from, amongst other things, biomass. Energy-from-waste facilities may also be eligible for REGOs in respect of the energy generated from the biodegradable fraction of the waste that is thermally treated in Ireland, although the extent to which REGOs will be tradable is not yet determined.

China

China currently has a favorable regulatory environment for the development of energy-from-waste projects. The Ministry of Housing and Urban-Rural Development of the People’s Republic of China has set a goal to increase the volume of waste disposed of by energy-from-waste facilities from 1% (2005 estimate) to 30% by 2030. The Chinese central government has further called for an increase in energy-from-waste output generation from 200 MW (2005 estimate) to 500 MW by the end of 2010, and to three gigawatts by 2020. Energy-from-waste and municipal waste disposal services are designated by the Chinese central government as “encouraged industries” for foreign investment. China also has various promotional laws and policies in place to promote energy-from-waste and municipal waste disposal projects including exemptions and reductions of corporate income tax, value added tax refunds, prioritized commercial bank loans, state subsidies for loan interest, and a guaranteed subsidized price for the sale of electricity.

Employees

As of September 30, 2010, we employed approximately 4,200 full-time employees worldwide, the majority of which were employed in the United States.

Of our employees in the United States and Canada, approximately 12% are represented by organized labor. We are party to eight collective bargaining agreements. Among these, we are currently negotiating an extension of one agreement, and expect to engage in bargaining for three other such agreements which will expire either at the end of 2010 or during 2011.

We consider relations with our employees to be good.

Legal and environmental proceedings

From time to time, we are subject to legal and environmental proceedings and other claims arising in the ordinary course of our business. We believe that currently we are not a party to any litigation or environmental proceeding the outcome of which would have a material adverse effect on our financial condition or results of operations. See Note 14 to our interim financial statements and Note 21 to our audited financial statements incorporated herein by reference for additional information.

Management

Directors and executive officers

The following table sets forth certain information regarding our directors and executive officers (as of September 30, 2010).

Name	Age	Position

Anthony J. Orlando	51	President, Chief Executive Officer and Director
Sanjiv Khattri	45	Executive Vice President and Chief Financial Officer
John M. Klett	64	Executive Vice President and Chief Operating Officer
Timothy J. Simpson	52	Executive Vice President, General Counsel and Secretary
Seth Myones	52	President—Americas, Covanta Energy
Scott Whitney	52	President—Europe, Covanta Energy
Thomas E. Bucks	54	Vice President and Chief Accounting Officer
Samuel Zell	69	Chairman
David M. Barse	48	Director
Ronald J. Broglio	70	Director
Peter C.B. Bynoe	59	Director
Linda J. Fisher	58	Director
Joseph M. Holsten	58	Director
William C. Pate	46	Director
Robert S. Silberman	53	Director
Jean Smith	55	Director

The business experience and principal occupations of each of our directors and executive officers are set forth below.

Anthony J. Orlando. Mr. Orlando was named President and Chief Executive Officer in October 2004. Mr. Orlando was elected as one of our directors in September 2005 and is a member of the Technology Committee, Public Policy Committee and the Finance Committee. Previously, he had been President and Chief Executive Officer of Covanta Energy since November 2003. From March 2003 to November 2003, he served as Senior Vice President, Business and Financial Management of Covanta Energy. From January 2001 until March 2003, Mr. Orlando served as Covanta Energy’s Senior Vice President, Waste-to-Energy. Mr. Orlando joined Covanta Energy in 1987.

Sanjiv Khattri. Mr. Khattri was appointed Executive Vice President and Chief Financial Officer in August 2010. Mr. Khattri was most recently operating as a financial & strategic consultant working with major global corporations, private equity firms and hedge funds. In his last corporate position he was a part of the General Motors Acceptance Corporation leadership team where he served for over four years in various capacities including Chief Financial Officer and Executive Vice President of Corporate Development. Prior to that, Mr. Khattri held a variety of increasingly responsible positions over a 15 year period working for General Motors with his last position there being Assistant Treasurer.

John M. Klett. Mr. Klett was appointed as Executive Vice President and Chief Operating Officer in December 2007. Mr. Klett served as Senior Vice President and Chief Operating Officer of Covanta Energy from May 2006 to December 2007 and as Covanta Energy’s Senior Vice President, Operations from March 2003 to December 2007. Prior thereto, he served as Executive Vice President of Covanta Waste to Energy, Inc. for more than five years. Mr. Klett joined Covanta Energy in 1986. Mr. Klett has been in the energy-from-waste business since 1977. He has been in the power business since 1965.

Timothy J. Simpson. Mr. Simpson was appointed as Executive Vice President, General Counsel and Secretary in December 2007. Mr. Simpson served as Senior Vice President, General Counsel and Secretary from October 2004 to December 2007. Previously, he served as Senior Vice President, General Counsel and Secretary of Covanta Energy since March 2004. From June 2001 to March 2004, Mr. Simpson served as Vice President, Associate General Counsel and Assistant Secretary of Covanta Energy. Mr. Simpson joined Covanta Energy in 1992.

Seth Myones. Mr. Myones was appointed as Covanta Energy’s President, Americas, in November 2007, which is comprised principally of Covanta Energy’s domestic business. Mr. Myones served as Covanta Energy’s Senior Vice President, Business Management, from January 2004 to November 2007. From September 2001 until January 2004, Mr. Myones served as Vice President, Waste-to-Energy Business Management for Covanta Projects, Inc., a wholly-owned subsidiary of Covanta Energy. Mr. Myones joined Covanta Energy in 1989.

Scott Whitney. Mr. Whitney joined Covanta in 1987 as a Senior Marketing Representative and has held various positions since that time, including most recently Senior Vice President, Business Development. In December, 2007, Mr. Whitney was promoted to President, Covanta Europe. He has substantial experience over the past 20 years in the development and implementation of renewable energy facilities in the United States including coordination of competitive bid preparation, government, public and media relations, operation & maintenance and construction contract negotiation, permitting and financing. Mr. Whitney has also had responsibility for Covanta’s business development efforts in energy-from-waste, independent power and water and wastewater treatment in Latin America, Europe and the Middle East.

Thomas E. Bucks. Mr. Bucks has served as Vice President and Chief Accounting Officer since April 2005. Mr. Bucks served as Controller from February 2005 to April 2005. Previously, Mr. Bucks served as Senior Vice President—Controller of Centennial Communications Corp., a leading provider of regional wireless and integrated communications services in the United States and the Caribbean, from March 1995 through February 2005, where he was the principal accounting officer and was responsible for accounting operations and external financial reporting.

Samuel Zell. Mr. Zell has served as our Chairman of the Board since September 2005, and had also previously served as a director from 1999 to 2004, as our President and Chief Executive Officer from July 2002 to April 2004 and as our Chairman of the Board from July 2002 to October 2004. Mr. Zell’s one-year term as our Chairman and as a director will expire at the next Annual Meeting. Mr. Zell has served as Chairman of EGI since 1999, and had been Chairman of its predecessor, Equity Group Investments, Inc., for more than five years. Mr. Zell has been the Chairman of Tribune Company, a media company, since December 2007 and served as its Chief Executive Officer from December 2007 until December 2009. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Until its sale in September 2007, Mr. Zell was a trustee and Chairman of the Board of Trustees of Equity Office Properties Trust, an equity real estate investment trust, commonly known as a “REIT,” primarily focused on office buildings, since October 1996, was its Interim President from April 2002 until

November 2002 and was its Interim Chief Executive Officer from April 2002 until April 2003. For more than the past five years, Mr. Zell has served as Chairman of the Board of Directors of Anixter International, Inc., a global distributor of electrical and cable systems; Chairman of the Board of Directors of Equity Lifestyle Properties, Inc. (previously known as Manufactured Home Communities, Inc.), an equity REIT primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential Properties Trust, an equity REIT that owns and operates multi-family residential properties; and Chairman of the Board of Directors of Capital Trust, Inc., a specialized finance company. Mr. Zell was previously Chairman of the Board of Rewards Network, Inc., a provider of credit card loyalty and rewards programs.

David M. Barse. Mr. Barse has served as a director since 1996 and is Chairman of the Finance Committee and a member of the Compensation Committee. Mr. Barse’s one-year term as a director will expire at the next Annual Meeting. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 24, 2002. Since February 1998, Mr. Barse has served as President and, since June 2003, Chief Executive Officer of Third Avenue, an investment adviser to mutual funds, private funds, solo-advised funds and separately managed accounts. From April 1995 until February 1998, Mr. Barse served as the Executive Vice President and Chief Operating Officer of Third Avenue Trust and its predecessor, Third Avenue Value Fund, Inc., before assuming the position of President in May 1998 and Chief Executive Officer in September 2003. In 2001, Mr. Barse became Trustee and serves as a director of both the Third Avenue Trust and Third Avenue Variable Series Trust. Since June 1995, Mr. Barse has been the President and, since July 1999, Chief Executive Officer of M.J. Whitman LLC and its predecessor, a full service broker dealer. Mr. Barse joined the predecessor of M.J. Whitman LLC and Third Avenue in December 1991 as General Counsel. Mr. Barse also presently serves as a Trustee of Brooklyn Law School and as a director of Manifold Capital Holdings, Inc. (formerly ACA Holdings, Inc.), a privately held financial insurance company.

Ronald J. Broglio. Mr. Broglio has served as a director since October 2004 and is Chairman of the Technology Committee and a member of the Nominating and Governance Committee. Mr. Broglio’s one-year term as a director will expire at the next Annual Meeting. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President—Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980. Mr. Broglio has more than 30 years of experience in the waste and energy-from-waste industries, and has an in-depth technical knowledge of combustion systems, complimentary technologies, and the engineering associated with our business.

Peter C.B. Bynoe. Mr. Bynoe has served as a director since July 2004 and is Chairman of the Nominating and Governance Committee and is a member of the Compensation Committee. Mr. Bynoe’s one-year term as a director will expire at the next Annual Meeting. As of February 2009, Mr. Bynoe became Partner of Loop Capital LLC, a full-service investment banking firm based in Chicago, where he had been Managing Director since February 2008. Mr. Bynoe also currently serves as Senior Counsel to the law firm of DLA Piper US, LLP, which he joined as a partner in 1995. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982. Mr. Bynoe is a director of Frontier Communications Corporation

(formerly known as Citizens Communication Corporation), a telephone, television and internet service provider and was formerly a director of Rewards Network Inc., a provider of credit card loyalty and rewards programs. The Board benefits from Mr. Bynoe’s extensive legal and financial expertise, his background in infrastructure projects, his public sector service and his extensive knowledge of public policy issues.

Linda J. Fisher. Ms. Fisher has served as a director since December 2007 and is Chair of the Public Policy Committee and a member of the Nominating and Governance Committee. Ms. Fisher’s one-year term as a director will expire at the next Annual Meeting. Ms. Fisher has been Vice President, Safety, Health and Environment and Chief Sustainability Officer at E.I. du Pont de Nemours and Company (“DuPont”) since 2004. Prior to joining DuPont, Ms. Fisher was Deputy Administrator of the United States Environmental Protection Agency. Ms. Fisher also serves as a director of the Environmental Law Institute, an independent, non-partisan environmental education and policy research center, as a trustee of The National Parks Foundation, the only national charitable partner of America’s national parks, as a director of RESOLVE, a public policy dispute resolution organization, and as a director of Resources for the Future, a nonprofit, non-partisan organization that conducts independent research on environmental, energy and natural resource issues. Ms. Fisher’s background at the United States Environmental Protection Agency and her current position as Chief Sustainability Officer, with responsibility over safety and environmental compliance at DuPont, provide to management and the Board valuable insight into the regulatory and policy developments affecting the Company’s business.

Joseph M. Holsten. Mr. Holsten has served as a director since May 2009 and is a member of the Audit Committee and the Technology Committee. Mr. Holsten’s one-year term as a director will expire at the next Annual Meeting. Mr. Holsten has been Chief Executive Officer of LKQ Corporation (“LKQ”), the leading provider of recycled and aftermarket parts in the U.S., since 1998. Mr. Holsten also serves as a director of LKQ. Prior to joining LKQ, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc. Prior to working for Waste Management, Inc., Mr. Holsten was a staff auditor at a public accounting firm.

William C. Pate. Mr. Pate has served as a director since 1999 and is Chairman of the Audit Committee and a member of the Finance Committee and the Technology Committee. Mr. Pate’s one-year term as a director will expire at the next Annual Meeting. He was our Chairman of the Board from October 2004 through September 2005. Mr. Pate is Managing Director of EGI, a privately-held investment firm. Mr. Pate has been employed by EGI or its predecessor in various capacities since 1994. Mr. Pate also serves as a director of Exterran Holdings, Inc., a natural gas compression company, and MiddleBrook Pharmaceuticals, Inc., a biopharmaceutical company, and was formerly a director of Adams Respiratory Therapeutic, Inc., a specialty pharmaceutical company.

Robert S. Silberman. Mr. Silberman has served as a director since December 2004 and is the Chairman of the Compensation Committee and a member of the Finance Committee. Mr. Silberman’s one-year term as a director will expire at the next Annual Meeting. Mr. Silberman has been Chairman of the Board of Directors of Strayer Education, Inc. since February 2003 and its Chief Executive Officer since March 2001. Strayer Education, Inc. is an education services company, whose main operating asset, Strayer University, is a leading provider of graduate and undergraduate degree programs focusing on working adults. From 1995 to 2000, Mr. Silberman held various positions, including President and Chief Operating Officer of CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the public sector, including U.S. Assistant Secretary of the Army. Mr. Silberman is a member of the Council on Foreign Relations, a nonpartisan resource for information and analysis on foreign relations. Mr. Silberman was previously a director of Surgis, Inc., an ambulatory surgery center and surgical services company and New Page Holding Corporation, a paper manufacturer.

Jean Smith. Ms. Smith has served as a director since December 2003 and is a member of the Audit Committee and the Nominating and Governance Committee. Ms. Smith’s one-year term as a director will expire at the next Annual Meeting. Ms. Smith is a Managing Director of Gordian Group, LLC, an independently owned investment bank. From 2006 through 2008 Ms. Smith served as Managing Director of Plainfield Asset Management LLC, an investment manager for institutions and high net worth individuals. Ms. Smith previously held the position of President of Sure Fit Inc., a provider of ready-made slipcovers and related accessories, from 2004 to 2006 and was a private investor and consultant from 2001 to 2004. Ms. Smith has more than 25 years of investment and international banking experience, having previously held the position of Managing Director of Corporate Finance for U.S. Bancorp Libra and positions with Bankers Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities. Ms. Smith was originally recommended to the Board in 2003 by a significant stockholder to be an independent director.

Description of other indebtedness

Credit agreement financial covenants

The loan documentation under the Credit Facilities contains customary affirmative and negative covenants and financial covenants as discussed in Note 11 to our audited financial statements incorporated by reference herein. As of September 30, 2010, we were in compliance with the covenants under the Credit Facilities. The maximum Covanta Energy capital expenditures that can be incurred in 2010 to maintain existing operating businesses was approximately $220 million as of September 30, 2010.

The financial covenants of the Credit Facilities, which are measured on a trailing four quarter period basis, include the following:

•	maximum Covanta Energy leverage ratio of 3.75 to 1.00 for the four quarter period ended December 31, 2009, which measures Covanta Energy’s principal amount of consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs (“Consolidated Adjusted Debt”) to its adjusted earnings before interest, taxes, depreciation and amortization, as calculated under the Credit Facilities (“Adjusted EBITDA”). The definition of Adjusted EBITDA in the Credit Facilities excludes certain non-cash charges, and for purposes of calculating the leverage ratio and interest coverage ratios is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period. The maximum Covanta Energy leverage ratio allowed under the Credit Facilities adjusts in future periods as follows:

•	3.75 to 1.00 for each of the four quarter periods ended March 31, June 30 and September 30, 2010;

•	3.50 to 1.00 for each four quarter period thereafter;

•	maximum Covanta Energy capital expenditures incurred to maintain existing operating businesses of $100 million per fiscal year, subject to adjustment due to an acquisition by Covanta Energy; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

For additional information on the calculation of Adjusted EBITDA, see “—Results of Operations—Supplementary Financial Information—Adjusted EBITDA (Non-GAAP Discussion)” above.

Long-term debt

3.25% cash convertible senior notes due 2014 (the “Cash Convertible Notes”)

Under limited circumstances, the Cash Convertible Notes are convertible by the holders thereof into cash only, based on a conversion rate of 59.1871 shares of our common stock per $1,000 principal amount of the Cash Convertible Notes (which represents a conversion price of approximately $16.90 per share) subject to certain customary adjustments as provided in the indenture for the Cash Convertible Notes. Subject to the limited exception described in the indenture, we will not deliver common stock (or any other securities) upon conversion under any circumstances.

In order to reduce our exposure to potential cash payments in excess of the principal amount of the Cash Convertible Notes resulting from the cash conversion option, we entered into two separate privately negotiated transactions with affiliates of certain of the initial purchasers of the Cash Convertible Notes (the “Option Counterparties”) for a net cash outflow of $58.4 million.

•	We purchased, for $112.4 million, cash-settled call options on our common stock (the “Note Hedge”) initially correlating to the same number of shares as those initially underlying the Cash Convertible Notes subject to generally similar customary adjustments, which have economic characteristics similar to those of the cash conversion option embedded in the Cash Convertible Notes. The Note Hedge is a derivative which is recorded at fair value quarterly and is recorded in other noncurrent assets in our consolidated balance sheets.

•	We sold, for $54.0 million, warrants (the “Warrants”) correlating to the same number of shares as those initially underlying the Cash Convertible Notes, which are net share settled and could have a dilutive effect to the extent that the market price of our common stock exceeds the then effective strike price of the Warrants. The strike price of the Warrants is approximately $23.45 per share and is subject to customary adjustments. The Warrants are recorded at the amounts received net of expenses within additional paid-in capital in our consolidated balance sheets.

We have certain contingent obligations related to the Cash Convertible Notes. These are:

•	Holders may require us to repurchase the Cash Convertible Notes, if a fundamental change occurs; and

•	Holders may exercise their conversion rights upon the occurrence of certain events, which would require us to pay the conversion settlement amount in cash.

For a detailed description of the terms of the Cash Convertible Notes, the Note Hedge, the Cash Conversion Option, and the Warrants, see Notes 11, 13 and 14 to our audited financial statements incorporated herein by reference.

For specific criteria related to contingent interest, conversion or redemption features of the Cash Convertible Notes and details related to the cash conversion option, Note Hedge and Warrants related to the Cash Convertible Notes refer to Note 11 to our audited financial statements incorporated herein by reference.

For details related to the fair value for the contingent interest feature, cash conversion option, and Note Hedge related to the Cash Convertible Notes, see Note 12 to our audited financial statements incorporated herein by reference.

1.00% senior convertible debentures due 2027 (the “Debentures”)

Under limited circumstances prior to February 1, 2025, the Debentures are convertible by the holders into cash and shares of our common stock, if any, based on a conversion rate of 38.9883 shares of our common stock per $1,000 principal amount of Debentures (which represents a conversion price of approximately $25.65 per share) or 14,571,877 issuable shares. In certain circumstances, we are obligated to adjust the conversion rate applicable to the Debentures. As of September 30, 2010, if the Debentures were converted, no shares would have been issued since the trading price of our common stock was below the conversion price of the Debentures.

The Debentures are convertible under the following circumstances:

•	prior to February 1, 2025, on any date during any fiscal quarter beginning after March 31, 2007 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then effective conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	at any time on or after February 1, 2025;

•	with respect to any Debentures called for redemption, until 5:00 p.m., New York City time, on the business day prior to the redemption date;

•	during a specified period, if we distribute to all or substantially all holders of our common stock, rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•	during a specified period, if we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

•	during a specified period, if we are a party to a consolidation, merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets and those of our subsidiaries taken as a whole that does not constitute a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property;

•	during a specified period if a fundamental change occurs; and

•	during the five consecutive business day period following any five consecutive trading day period in which the trading price for the Debentures for each day during such five trading day period was less than 95% of the product of the closing sale price of our common stock on such day multiplied by the then effective conversion rate.

We have certain contingent obligations related to the Debentures. These are:

•	Holders may require us to repurchase their Debentures on February 1, 2012, February 1, 2017 and February 1, 2022;

•	Holders my require us to repurchase their Debentures, if a fundamental change occurs; and

•	Holders may exercise their conversion rights upon the occurrence of certain events, which would require us to pay the conversion settlement amount in cash and/or our common stock.

A discount rate of 7.25% is used to determine the liability component of the Debentures, see Note 11 to our audited financial statements incorporated herein by reference.

For specific criteria related to contingent interest, conversion or redemption features of the Debentures, refer to Note 11 to our audited financial statements incorporated herein by reference.

For details related to the fair value for the contingent interest feature related to the Debentures, see Note 12 to our audited financial statements incorporated herein by reference.

On November 9, 2010, we commenced the tender offer for any and all outstanding Debentures. We expect the tender offer to remain outstanding until December 8, 2010. Following completion of the tender offer, subject to the restrictions under the Exchange Act, we may purchase Debentures that remain outstanding following termination or expiration of the tender offer in the open market, in privately negotiated transactions, through tender offers, exchange offers, by redemption or otherwise.

Project debt

Americas project debt

Financing for the energy-from-waste projects is generally accomplished through tax-exempt and taxable municipal revenue bonds issued by or on behalf of the municipal client. For such facilities that are owned by a subsidiary of ours, the municipal issuers of the bond loans the bond proceeds to our subsidiary to pay for facility construction. For such facilities, project-related debt is included as “Project debt (short- and long-term)” in our condensed consolidated financial statements incorporated by reference herein. Generally, such project debt is secured by the revenues generated by the project and other project assets including the related facility. Certain subsidiaries had recourse liability for project debt which is recourse to our subsidiary Covanta ARC LLC, but is non-recourse to us, which as of September 30, 2010 aggregated to $208.5 million.

We have issued or are party to guarantees and related contractual support obligations undertaken pursuant to agreements to construct and operate waste and energy facilities. For some projects, such performance guarantees include obligations to repay certain financial obligations if the project revenues are insufficient to do so, or to obtain or guarantee financing for a project. With respect to our businesses, we have issued guarantees to municipal clients and other parties that our subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. Additionally, damages payable under such guarantees for our energy-from-waste facilities could expose us to recourse liability on project debt. If we must perform under one or more of such guarantees, our liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt and is presently not estimable. Depending upon the circumstances giving rise to such damages, the contractual terms of the applicable contracts, and the contract counterparty’s choice of remedy at the time a claim against a guarantee is made, the amounts owed pursuant to one or more of such guarantees could be greater than our then-available sources of funds. To date, we have not incurred material liabilities under such guarantees.

On June 1, 2010, we elected to repurchase $42.7 million of project bonds (issued in connection with our Hempstead facility) under a mandatory tender. The bonds were simultaneously amended to extend their final maturity from December 1, 2010 to June 1, 2015. As a result of this transaction, the bonds have been reflected as repaid in the condensed consolidated financial statements incorporated by reference herein, but may be remarketed to third party investors at any time. In the event we effect such a remarketing, the aggregate amount of our project debt would be increased accordingly.

International project debt

Financing for projects in which we have an ownership or operating interest is generally accomplished through commercial loans from local lenders or financing arranged through international banks, bonds issued to institutional investors and from multilateral lending institutions based in the United States. Such debt is generally secured by the revenues generated by the project and other project assets and is without recourse to us. Project debt relating to two international projects in India is included as “Project debt (short- and long-term)” in our condensed consolidated financial statements incorporated by reference herein. In most projects, the instruments defining the rights of debt holders generally provide that the project subsidiary may not make distributions to its parent until periodic debt service obligations are satisfied and other financial covenants are complied with.

Restricted funds held in trust

Restricted funds held in trust are primarily amounts received by third-party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt, and deposits of revenues received with respect to projects prior to their disbursement, as provided in the relevant indenture or other agreements. Such funds are invested principally in money market funds, bank deposits and certificates of deposit, United States treasury bills and notes, and United States government agency securities.

Restricted fund balances are as follows:

	As of September 30, 2010		As of December 31, 2009
(dollars in thousands)	Current	Noncurrent	Current	Noncurrent

Debt service funds	$142,730	$73,157	$73,406	$101,376
Revenue funds	31,967	–	13,061	–
Other funds	53,373	36,494	44,756	45,153

Total	$228,070	$109,651	$131,223	$146,529

Of the $337.7 million in total restricted funds as of September 30, 2010, approximately $195.9 million was designated for future payment of project debt principal.

Other commitments

Other commitments as of September 30, 2010 were as follows:

	Commitments expiring by period
(dollars in thousands)	Total	Less than one year	More than one year

Letters of credit	$300,434	$10,576	$289,858
Surety bonds	111,893	–	111,893

Total other commitments—net	$412,327	$10,576	$401,751

The letters of credit were issued under various credit facilities (primarily the Funded L/C Facility) to secure our performance under various contractual undertakings related to our domestic and international projects or to secure obligations under our insurance program. Each letter of credit relating to a project is required to be maintained in effect for the period specified in related project contracts, and generally may be drawn if it is not renewed prior to expiration of that period.

We believe that we will be able to fully perform under our contracts to which these existing letters of credit relate, and that it is unlikely that letters of credit would be drawn because of a default of our performance obligations. If any of these letters of credit were to be drawn by the beneficiary, the amount drawn would be immediately repayable by us to the issuing bank. If we do not immediately repay such amounts drawn under these letters of credit, unreimbursed amounts would be treated under the Credit Facilities as additional term loans in the case of letters of credit issued under the Funded L/C Facility, or as revolving loans in the case of letters of credit issued under the Revolving Loan Facility.

The surety bonds listed on the table above relate primarily to performance obligations ($100.9 million) and support for closure obligations of various energy projects when such projects cease operating ($11.0 million). Were these bonds to be drawn upon, we would have a contractual obligation to indemnify the surety company.

Description of notes

The Company will issue the Notes under the Indenture (the “Indenture”) between itself, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $400.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company and your rights. The Company will make a copy of the Indenture available to the Holders and to prospective investors upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Covanta Holding Corporation and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The notes

The Notes:

•	will be general unsecured, senior obligations of the Company;

•	will be limited to an aggregate principal amount of $400.0 million, subject to our ability to issue Additional Notes;

•	mature on , 2020;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will rank equally in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•	will be effectively subordinated to all Secured Indebtedness of the Company (including Obligations under the Senior Credit Facility) to the extent of the value of the pledged assets;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	will be structurally subordinated to obligations, including Obligations under the Senior Credit Facility, of any of our Subsidiaries, none of which will Guarantee the Notes; and

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form.

Under the circumstances described below under the caption “—Certain covenants—Certain definitions—Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. As of the Issue Date, the Company designated the Unrestricted Asian Subsidiaries and the Insurance Subsidiaries as Unrestricted Subsidiaries. In addition, under the circumstances described below under the caption “—Certain covenants—Certain definitions—Excluded Project Subsidiaries,” the Company will be permitted to designate certain of its subsidiaries as “Excluded Project Subsidiaries.” The Excluded Project Subsidiaries are only subject to the restrictive covenants to the extent set forth herein.

Interest

Interest on the Notes will:

•	accrue at the rate of % per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on and , commencing on 2011;

•	be payable to the Holders of record at the close of business on the and immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes; paying agent and registrar

We will pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the Registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a

Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of the mailing of a notice of redemption of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable until          , 2015. On and after          , 2015, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable date of redemption, (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date following on or prior to such redemption date), if redeemed during the twelve-month period beginning on           of the years indicated below:

Year	Percentage

2015	%
2016	%
2017	%
2018 and thereafter	%
100.00%

Prior to          , 2013, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to     % of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date following on or prior to such redemption date); provided that

(1) at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2) such redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to          , 2015, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate or in accordance with DTC procedures, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory redemption; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the option of holders.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated and will be effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness) and liabilities of our Subsidiaries, none of which will Guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any senior Secured Indebtedness, the assets of the Company that secure such senior Secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under such senior Secured Indebtedness and certain hedging obligations and cash management obligations has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

Assuming that we had applied the net proceeds we receive from the offering in the manner described under “Use of proceeds,” as of September 30, 2010:

•	outstanding Indebtedness of the Company (including its Guarantee under the Senior Credit Facility) would have been $2,375.5 million, $627.3 million of which would have been secured,

and Covanta Energy Corporation would have additional commitments of $325.5 million under the Senior Credit Facility available to it, (after giving effect to $294.5 million of outstanding letters of credit), all of which would, if drawn, be Guaranteed by the Company on a senior secured basis;

•	the Company would have had no Subordinated Obligations; and

•	the Company’s Subsidiaries, none of which will Guarantee the Notes, would have had $2,849.0 million of liabilities (excluding intercompany liabilities).

Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the Notes.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional redemption,” the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional redemption,” the Company will mail a notice of such Change of Control Offer to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Credit Facility.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of entering into a contractual agreement for such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(a) to permanently reduce (and permanently reduce commitments with respect thereto): (x) obligations under the Senior Credit Facility or (y) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company);

(b) to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid; or

(c) to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b) or (c) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Senior Credit Facility) or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided further that in the case of clause (c), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within

270 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 90 days of such cancellation or termination and with the good faith expectation that such Net Available Cash will be applied within 180 days of such Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.5% of Total Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Paying Agent or the Company, as the case may be, will promptly, but in no event, later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the

Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain covenants

Effectiveness of covenants

Following the first day:

(a) the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“—Repurchase at the option of holders—Asset sales,”

•	“—Limitation on indebtedness,”

•	“—Limitation on restricted payments,”

•	“—Limitation on restrictions on distributions from restricted subsidiaries,”

•	“—Limitation on affiliate transactions” and

•	Clause (4) of the first paragraph of “—Merger and consolidation,”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenants described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on restricted payments.”

During any period when the Suspended Covenants are suspended, neither the Board of Directors of the Company nor Senior Management may designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries or Excluded Project Subsidiaries pursuant to the Indenture.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00;

(2) in the case of Indebtedness Incurred by a Restricted Subsidiary, the Combined Leverage Ratio for the Company’s Restricted Subsidiaries is no greater than 4.00 to 1.00; and

(3) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount up to $1,770.0 million less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause 3(a) of the first paragraph of “—Repurchase at the option of holders—Asset sales” in satisfaction of the requirements of such covenant;

(2) Indebtedness represented by the Notes (other than any Additional Notes);

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (10), (11) and (12) of this paragraph);

(4) Guarantees by (a) Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (b) Restricted Subsidiary of Indebtedness Incurred by Restricted Subsidiaries in accordance with the provisions of the Indenture;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that

(a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

(b) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be.

(6) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

(7) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) Indebtedness Incurred as a result of the accounting for an extension of the term of the Union County Lease as a capital lease under GAAP solely as a result of such extension; provided that neither the Company nor any Restricted Subsidiary has incurred Indebtedness for new borrowed money in connection with such extension;

(9) Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary (excluding Acquired Indebtedness) Incurred (i) to finance all or any part of the cost of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary or (ii) as a result of entering into of any extension of an operating lease entered into to finance all or any portion of the cost of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (9) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed the greater of (x) $200.0 million and (y) 5.0% of Total Tangible Assets at any time outstanding;

(10) Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety statutory, appeal, payment and similar bonds and completion guarantees (not for borrowed money) (including any bonds or letters of credit issued with respect thereto and all reimbursement and indemnity agreements entered into in connection therewith) and Indebtedness consisting solely of obligations under Insurance Premium Financing Arrangements or reinsurance arrangements, provided in the ordinary course of business;

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed (i) in the case of a disposition the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (ii) in the case of an acquisition, the Fair Market Value of such acquired business, asset or Subsidiary being measured at the time received and without giving effect to subsequent changes in value; and

(b) such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12) Indebtedness (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence, and (y) in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; provided, however, that such Indebtedness remains outstanding only for 10 Business Days or less;

(13) the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and this clause (13) of the second paragraph of this covenant, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(14) the Incurrence of Non-Recourse Debt by any Excluded Project Subsidiary;

(15) the Incurrence of Non-Recourse Debt by any Restricted Subsidiary that is not an Excluded Project Subsidiary to (i) fund Construction Capital Expenditures; provided the amount of such

Non-Recourse Debt does not exceed 75% of the cost of the addition or improvement to the Project that is funded by such Non-Recourse Debt or (ii) refund or refinance any Non-Recourse Debt Incurred by such Restricted Subsidiary as permitted by the Indenture, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(16) Indebtedness with respect to contingent obligations incurred in exchange (or in consideration) for (i) the release of cash collateral pledged by the Company or its Restricted Subsidiaries for closure costs or other obligations Incurred in the ordinary course of business or (ii) the return and cancellation of undrawn letters of credit for which the Company or its Restricted Subsidiaries are liable for reimbursement, in each case which pledge or issuance of letter of credit was outstanding on the Issue Date or made in accordance with the Indenture;

(17) Indebtedness Incurred in connection with the redemption of Disqualified Stock issued by any Insurance Subsidiary in an aggregate amount of up to $5.0 million; and

(18) in addition to the items referred to in clauses (1) through (17) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed $250.0 million at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Restricted Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company, except for Indebtedness of the Company constituting Guarantees of the Restricted Subsidiary Indebtedness being refinanced.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with the second paragraph of this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses under the second paragraph of this covenant; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Except as otherwise provided above, the Company will not permit any of its Unrestricted Subsidiaries or its Excluded Project Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b) dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default shall have occurred and be continuing (or would result therefrom);

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on indebtedness” covenant; and

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (8), (9), (10) and (11) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i) Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries, minus (A) capital expenditures of the Company and its Restricted Subsidiaries other than Construction Capital Expenditures, and (B) 140% of Consolidated Interest Expense of the Company and its Restricted Subsidiaries, in each case, for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing October 1,

2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available provided, that the calculation of Consolidated Adjusted EBITDA and the adjustments to Consolidated Adjusted EBITDA for the purposes of this clause (i) shall exclude all amounts attributable to Excluded Project Subsidiaries that are Excluded Project Subsidiaries as of the date of calculation, other than to include the aggregate amount of cash that has been distributed during such period or that is distributable as of such date by such Excluded Project Subsidiary; plus

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); and

(y) Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of “—Optional redemption;” plus

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than (x) debt held by a Subsidiary of the Company or (y) the outstanding Convertible Debentures) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company so long as such refinancing Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the option of holders—Change of control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the option of holders—Asset sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under “—Repurchase at the option of holders—Asset sales”;

(6) dividends paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(7) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements with management employees approved by the Board of Directors or Senior Management; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year, although such amount in any calendar year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (7) shall not exceed $25.0 million in the aggregate;

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(10) payments to fund regulatory capital, reinsurance or other requirements relating to the Insurance Subsidiaries in the aggregate amount not to exceed $25.0 million from the Issue Date;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(12) any Restricted Payment of up to an amount equal to the Net Cash Proceeds of any disposition of any Unrestricted Asian Subsidiaries or any Insurance Subsidiaries; and

(13) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $250.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (11) and (12), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “—Limitation on restricted payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

As of the Issue Date, all of the Company’s Subsidiaries other than the Unrestricted Asian Subsidiaries and the Insurance Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary or as an Excluded Project Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary or Excluded Project Subsidiary, as applicable. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. Excluded Project Subsidiaries are only subject to the restrictive covenants to the extent set forth therein.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations or the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness;”

(2) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under the covenant described under “—Limitation on liens;” and

(3) if the Sale/Leaseback Transaction is an Asset Disposition and all of the conditions of the Indenture described under “—Repurchase at the option of holders—Asset sales” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary (other than Excluded Project Subsidiaries) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than Excluded Project Subsidiaries) to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries (other than Excluded Project Subsidiaries), or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (other than Excluded Project Subsidiaries) (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (other than Excluded Project Subsidiaries) (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (other than any Excluded Project Subsidiary) (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions pursuant to the Senior Credit Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(b) the Indenture and the Notes;

(c) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(d) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b) or (c) of this paragraph or this clause (d); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive than the encumbrances and restrictions contained the agreements referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(e) in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(f) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(g) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(j) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(k) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), if such Affiliate Transaction or series of related Affiliate Transactions involve aggregate consideration in excess of $5.0 million, unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be (as reasonably determined by the Company), than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in dealings with a Person that is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of

Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $75.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair from a financial point of view.

The preceding paragraph will not apply to:

(1) any transaction that is in the ordinary course of business and consistent with past practice between the Company or a Restricted Subsidiary and any Insurance Subsidiary or Unrestricted Asian Subsidiary;

(2) any transaction involving the provision of services or the supply of goods or equipment between the Company or a Restricted Subsidiary and a Joint Venture in which the Company and/or a Restricted Subsidiary has a material ownership interest that is entered into in the ordinary course of business consistent with past practices of the Company and/or any of its Restricted Subsidiaries;

(3) any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on indebtedness;”

(4) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on restricted payments” and the definition of “Permitted Investments” (other than pursuant to clauses (2) and (15); any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to “—Limitation on restricted payments” (but only to the extent included in the calculation of the amount of Restricted Payments);

(5) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity or insurance provided on behalf of current or former officers and employees pursuant to any plans approved by the Board of Directors of the Company;

(6) the payment of reasonable and customary fees paid to and any indemnity and insurance provided on behalf of (x) current or former directors of the Company and any Restricted Subsidiary and (y) current or former directors of any Unrestricted Subsidiary provided such fees, indemnity or insurance are similar in scope to those provided in clause (x);

(7) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $10.0 million (without giving effect to the forgiveness of any such loan);

(8) any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as the terms of such agreement as so amended, modified, supplemented, extended or renewed are not more disadvantageous to the Holders in any material respect, when taken as a whole, than the terms of such agreement in effect on the Issue Date; provided that if such amendment, modification, supplement, extension or renewal involves an aggregate consideration in excess of $50.0 million, the terms thereof have been approved by the Board of Directors;

(9) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into contemplation of such acquisition or merger, and any amendment thereto (so long as any such agreement as so amended is not disadvantageous to the Holders, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger, provided that if such amendment involves an aggregate consideration in excess of $50.0 million, the terms thereof have been approved by the Board of Directors);

(10) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Board of Directors or Senior Management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(11) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(12) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(13) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate; and

(14) transactions between and among Excluded Project Subsidiaries.

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, if not filed electronically with the SEC through EDGAR (or any successor system), the Company will file with the SEC (to the extent permitted by the Exchange Act), and make available to the Trustee and the Holders, without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms.

In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include in the “Management’s discussion and analysis of financial condition and results of operations” section, revenue, Consolidated Indebtedness, Consolidated Interest Expense, Consolidated Adjusted EBITDA and capital expenditures of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

For purposes of this covenant, the Company will be deemed to have furnished the reports to the Trustee and the Holders as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. The Trustee shall have no obligation whatsoever to determine whether or not such information, documents, or reports have been filed pursuant to the “EDGAR” system (or its successor) or the Company’s website.

Merger and consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia;

(2) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on indebtedness” covenant, or

(b) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be no less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Notwithstanding the clauses (3) and (4) of the preceding paragraph,

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) of the preceding paragraph; and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and such Notes; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

Payments for consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Limitation on Company activities

The Company shall not conduct, transfer or otherwise engage in any business or operations other than the operation of Similar Businesses through its direct and indirect Subsidiaries, activities incidental thereto and other activities to the extent permitted by, and in compliance with, the Senior Credit Facility.

Events of default

Each of the following is an “Event of Default”:

(1) default in any payment of interest or on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligations under “Certain covenants—Merger and consolidation;”

(4) failure by the Company to comply for 30 days after notice as provided below with any of their obligations under the covenants described under “—Repurchase at the option of holders” above or under the covenants described under “—Certain covenants” above (in each case, other than (a) a failure to purchase Notes which constitutes an Event of Default under clause (2) above, (b) a failure to comply with “—Certain covenants—Merger and consolidation” which constitutes an Event of Default under clause (3) above or (c) a failure to comply with “—Certain covenants—SEC reports” or “—Certain covenants—Payments for consent” which constitutes an Event of Default under clause (5) below);

(5) failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more (or its foreign currency equivalent); provided, that this clause (6) shall not apply to Non-Recourse Debt of the Company or any of its Subsidiaries (except to the extent that the Company or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt becomes directly or indirectly liable, including pursuant to any contingent obligation for any such Non-Recourse Debt and such liability, which individually or in the aggregate, exceeds $30.0 million);

(7) failure by the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $30.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and non-appealable (the “judgment default provision”); or

(8) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”).

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “—Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture and the Notes at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or the Notes, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnity or security satisfactory to it against all losses and expenses caused by taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 Business Days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional redemption,” “—Repurchase at the option of holders—Change of control” or “Repurchase at the option of holders—Asset sales” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Change of Control” and “Permitted Holder”);

(6) make any Note payable in money other than that stated in the Note;

(7) impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(8) make any change in the amendment or waiver provisions which require each Holder’s consent.

Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend the Indenture and the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Company under the Indenture in accordance with “—Certain covenants—Merger and Consolidation”;

(3) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4) to comply with the rules of any applicable Depositary;

(5) secure the Notes;

(6) add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company;

(7) make any change that does not adversely affect the legal rights under the Indenture of any Holder;

(8) comply with any requirement of the SEC in connection with any required the qualification of the Indenture under the Trust Indenture Act;

(9) evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10) conform the text of the Indenture or the Notes to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes as confirmed in an Officer’s Certificate; or

(11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, solely out of the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the legal defeasance provisions of the Indenture.

The Company at any time may terminate its obligations described under “—Repurchase at the option of holders” and under the covenants described under “—Certain covenants” (other than “—Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Events of default” above and the limitations contained in clauses (4) and (5) under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (only with respect to the failure of the Company to comply with clause (4) under “—Certain covenants—Merger and consolidation” above), (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5), (6), (7), or (8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary).

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other

Indebtedness and, in each case, the granting of Liens in connection therewith) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6) the Company will have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7) the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(9) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (8) above).

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)  all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)	(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or instrument to which the Company is a party or by which the Company is bound;

(c) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Certain definitions

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “Repurchase at the option of holders—Asset sales” and “Certain covenants—Limitation on affiliate transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on          , 2015 (such redemption price being described under “Optional redemption”) plus (ii) all required interest payments due on such Note through          , 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “Certain Covenants—Merger and consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary (other than a Receivables Entity);

(7) disposition of the Capital Stock or all or substantially all of the assets of any Unrestricted Asian Subsidiary and any Insurance Subsidiary;

(8) for purposes of “Repurchase at the option of holders—Asset sales” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “Certain covenants—Limitation on restricted payments;”

(9) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10) dispositions of assets with an aggregate fair market value since the Issue Date of less than $25.0 million;

(11) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “Certain covenants—Limitation on indebtedness;”

(14) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business, which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(15) foreclosure on assets; and

(16) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee or applicable independent committee of the Board of Directors;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group,

Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above; and

(8) similar foreign currency denominated securities, obligations, certificate of deposits and commercial paper of comparable rating and quality held by Foreign Subsidiaries.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of the Company and its Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of such plan), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than transactions with a Permitted Holder; or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, including rules and regulations thereunder.

“Combined Leverage Ratio” means, as of any date of determination, the ratio of (x) (i) the Consolidated Indebtedness of all Restricted Subsidiaries (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) as of such date minus (ii) the amount of Restricted Cash of all Restricted Subsidiaries (excluding Restricted Cash of any Excluded Project Subsidiary in the Development Stage) as of such date to (y) the aggregate amount of Consolidated Adjusted EBITDA of all Restricted Subsidiaries (excluding Consolidated Adjusted EBITDA of any Excluded Projected Subsidiary in the Development Stage) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available, provided, however, that:

(1) if any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Combined Leverage Ratio includes an Incurrence of Indebtedness, Consolidated Adjusted EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Combined Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Adjusted EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period, any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Combined Leverage Ratio includes such a transaction, the Consolidated Adjusted EBITDA for such period will be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such period;

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) (a) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary) or (b) an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Adjusted EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA and Consolidated Indebtedness for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of any Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by such Restricted Subsidiary.

“Commodity Agreement” means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities, commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation expense; plus

(d) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets;” plus

(e) Transaction Costs and all legal, accounting and other expenses incurred in connection with the Transactions or any acquisitions or Investments permitted under the Indenture to the extent deducted in determining Consolidated Net Income for such period; plus

(f) extraordinary losses and unusual or non-recurring charges (including restructuring charges and reserves), severance, relocation costs and curtailments or modifications to pensions and post-retirement employee benefit plans; plus

(g) decreases in unbilled service receivables; plus

(h) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(2) decreased (without duplication) by (a) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA in any prior period) and (b) increases in unbilled service receivables, and

(3) increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a) any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133;

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness; and

(c) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition;

provided however, that Consolidated Adjusted EBITDA (except for the purposes of clause 4(c)(i) under the caption “—Certain Covenants—Limitation on restricted payments”) will exclude the Consolidated Adjusted EBITDA attributable to any Excluded Project Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by the Excluded Project Subsidiaries of that Consolidated Adjusted EBITDA is not, as a result of an Excluded Project Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Project Subsidiary Debt Agreement (provided that the Consolidated Adjusted EBITDA of the Excluded Project Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing).

Notwithstanding the foregoing, clauses (1)(b) through (h) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (h) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Coverage Ratio” means as of any date of determination the ratio of (x) the aggregate amount of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense of the Company and its Restricted Subsidiaries (excluding Consolidated Interest Expense of any Excluded Project Subsidiary in the Development Stage) for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a) the Consolidated Adjusted EBITDA for such period will be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) (a) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or (b) an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness of the Person and its Restricted Subsidiaries (other than Indebtedness consisting of Hedging Obligations Incurred in the ordinary course of business and not for speculative purposes); plus

(2) the total amount of Indebtedness of any other Person, to the extent that the same has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries (other than Indebtedness consisting of Hedging Obligations Incurred in the ordinary course of business and not for speculative purposes); plus

(3) the aggregate liquidation value of all Disqualified Stock of the Person and all preferred stock of Restricted Subsidiaries of the Person;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person, whether paid or accrued, minus interest income actually received in cash on a consolidated basis during the applicable period on cash balances of such Person, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(6) costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7) interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For the purpose of calculating the Consolidated Coverage Ratio, Consolidated Interest Expense will exclude the Consolidated Interest Expense attributable to any Excluded Project Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Excluded Project Subsidiary of Consolidated Adjusted EBITDA is not, as a result of an Excluded Project Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Project Subsidiary Debt Agreement (provided that the Consolidated Interest Expense of the Excluded Project Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing).

For the purpose of (i) calculating the Consolidated Coverage Ratio and (ii) the covenant described above under the caption “— Certain Covenants — Limitation on restricted payments”, the calculation of Consolidated Interest Expense shall exclude (i) non-cash interest attributable to the amortization of discounts recorded in connection with the bifurcation of debt between liability components and equity components in accordance with the Accounting Standards Codification (“ASC”) 470, Debt or ASC 815, Derivatives and Hedging and (ii) amortization of debt issuance cost.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) solely for the purpose of determining Consolidated Adjusted EBITDA to determine the amount available for Restricted Payments under clause (c)(i) of “Certain covenants—Limitation on restricted payments,” any net income (but not loss) of any Restricted Subsidiary (other than any Excluded Project Subsidiary) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors or Senior Management of the Company;

(4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5) any extraordinary gain or loss;

(6) any net income (loss) included in the consolidated statement of operations due to the application of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements;” and

(7) the cumulative effect of a change in accounting principles.

“Construction Capital Expenditures” means capital expenditures incurred by (i) an Excluded Project Subsidiary for the purpose of developing or constructing a new Project or making additions or improvements to an existing Project or (ii) by any other Restricted Subsidiary for the purpose of making additions or improvements to an existing Project.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

“Convertible Debentures” means the Company’s existing 1.00% Senior Convertible Debentures due 2027.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Development Stage” means, with respect to any Excluded Project Subsidiary the period prior to the first anniversary of the commencement of its commercial operations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, is not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Repurchase at the option of holders—Change of control” and “Repurchase at the option of holders—Asset sales” and such repurchase or redemption complies with “Certain covenants—Limitation on restricted payments.”

“Domestic Subsidiary” means with respect to any Person, any Restricted Subsidiary of such Person that is organized or existing under the laws of the United States of America, or any state thereof, or the District of Columbia.

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Project Subsidiary” means, at any time, any Restricted Subsidiary that (i) becomes a Restricted Subsidiary of the Company after the Issue Date or is in its Development Stage as of the Issue Date and is an obligor or otherwise bound with respect to Indebtedness that constitutes Non-Recourse Debt and that is not an obligor with respect to any other Indebtedness, and (ii) has been designated by a certificate executed by a Responsible Officer of the Company as an Excluded Project Subsidiary dedicated to the operation of one or more Projects that has been and is to be financed only with equity contributions in cash and Non-Recourse Debt (and not any other Indebtedness).

The Board of Directors or Senior Management of the Company may designate any Restricted Subsidiary that complies with the requirements above to be an Excluded Project Subsidiary. The Board of Directors or Senior Management may designate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary, provided that if any existing Non-Recourse Debt of such Excluded Project Subsidiary ceases to constitute Non-Recourse Debt upon such designation or thereafter, such Indebtedness will be deemed Incurred at the time it ceases to be Non-Recourse Debt.

“Excluded Project Subsidiary Debt Agreement” means the agreement or documents governing the relevant Indebtedness referred to in the definition of “Excluded Project Subsidiary Debt Default.”

“Excluded Project Subsidiary Debt Default” means, with respect to any Excluded Project Subsidiary, the failure of such Excluded Project Subsidiary to pay any principal or interest or other amounts due in respect of any Indebtedness, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any Indebtedness of such Excluded Project Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or Joint Venture that is not a Restricted Subsidiary;

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the partnership or has an equivalent position for the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Insurance Premium Financing Arrangement” means any arrangement with a Person who is not an Affiliate of the Company pursuant to which such Person advances insurance premiums for the Company and its Restricted Subsidiaries.

“Insurance Subsidiaries” means Covanta Insurance Holdings Corporation and its Subsidiaries.

“Interest” with respect to the Notes means interest with respect thereto.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants—Limitation on restricted payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary or an Excluded Project Subsidiary, as applicable) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary or an Excluded Project Subsidiary, as applicable; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary (other than an Excluded Project Subsidiary), the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary (other than an Excluded Project Subsidiary);

(2) any property transferred to or from an Unrestricted Subsidiary or an Excluded Project Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB− (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means November   , 2010.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in partnership or other legal form.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (other than an Excluded Project Subsidiary) (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness), other than, in the case of a Excluded Project Subsidiary, pursuant to a Non-Recourse Guarantee, or (b) is directly or indirectly liable (as a guarantor or otherwise) other than pursuant to a Non-Recourse Guarantee or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and any Debt Facility (other than bonds, debentures, notes or any other instruments governed by an indenture)) to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) in the case of Non-Recourse Debt incurred after the Issue Date, as to which the lenders have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries except as otherwise permitted by clause (1) above;

provided, however, that (A) the holder or obligee of any such Indebtedness may have recourse to the assets subject to any Permitted Lien described in clause (18) of that definition, (B) the following kinds of support relating to Indebtedness or a Person do not affect the determination of such Indebtedness as Non-Recourse Debt: (i) Guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee; (ii) contingent obligations of the Company or any other Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of letters of credit issued under and subject to the terms of, the Senior Credit Facility to support obligations of a Subsidiary; (iv) agreements of the Company or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Company or any Subsidiary with respect to the performance and payment obligations under of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy; (v) any Hedging Obligations and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sale agreements, commercial or trading agreements and any other similar agreements entered into between the Company or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) of obligations of a Subsidiary under such agreements in the ordinary course of business; and (vi) any Investments in a Subsidiary, to the extent such kinds of support are customary and entered into in the ordinary course of business and are unsecured and otherwise permitted by the Indenture; and (C) any provision substantially similar to (a) clause (6) under “Events of Default” above contained in any bonds, debentures or notes or (b) Section 8.1(b) of the Senior Credit Facility, as such provision is in effect on the Issue Date, contained in any Debt Facility other than bonds, debentures, notes or any other instruments governed by an indenture, do not affect the determination of such Indebtedness as Non-Recourse Debt.

“Non-Recourse Guarantee” means any Guarantee that is customary and entered into in the ordinary course of business by the Company or a Restricted Subsidiary of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt will not have any recourse to the stock or assets of the Company, except to the limited extent set forth in such guarantee with respect to the Company’s obligation to make equity contributions.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer or the principal accounting officer or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Permitted Holders” means SZ Investments, LLC, Third Avenue Trust, LLC, and any of their Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the Indenture) will thereafter constitute additional Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary (other than an Excluded Project Subsidiary or a Receivables Entity);

(2) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents (and, in the case of Excluded Project Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Debt Facility to which it is a party) and, to the extent made in connection therewith, Investments permitted or imposed under the terms of any cash collateral or debt service reserve agreement permitted hereunder;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $10.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable or in cancellation of a claim held by the Company or any such Restricted Subsidiary in connection with or as a result of or to avoid a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Repurchase at the option of holders—Asset sales” or any other disposition of assets not constituting an Asset Disposition;

(9) Investments in existence on the Issue Date;

(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on indebtedness;”

(11) Guarantees issued in accordance with “Certain covenants—Limitations on indebtedness;”

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) Investments in any Permitted Joint Ventures for an aggregate amount not to exceed the greater of (x) $200.0 million or (y) 5% of Total Tangible Assets;

(14) Deposits of cash made in the ordinary course of business to secure performance of operating leases;

(15) Investments in Unrestricted Subsidiaries not to exceed $5.0 million in the aggregate;

(16) Investments in the Insurance Subsidiaries to allow for the redemption or repurchase of Disqualified Stock of any Insurance Subsidiary not to exceed $5.0 million in the aggregate;

(17) Investments made pursuant to binding commitments that, at the time such binding commitments were entered into, would have complied with the provisions of the Indenture;

(18) Investments constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices;

(19) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(20) Investments in any Excluded Project Subsidiary; provided such Investments are made in cash; and

(21) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (20), in an aggregate amount at the time of such Investment not to exceed $100.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any Joint Ventures entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business for the purpose to conducting a Similar Business.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under the Senior Credit Facility and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Credit Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “Certain covenants—Limitation on indebtedness”);

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, stationary obligations, performance, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, appeal bonds, leases, government contracts, trade contracts, performance or return-of-money bonds and other similar obligation to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business or Liens in favor of customs or revenue authorities arising as a matters of law to secure payments or customs duties in connection with the importation of goods;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties (x) that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person or (y) are in the ordinary conduct of business of the Company or Restricted Subsidiary as applicable;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17) Liens securing the Notes;

(18) Liens on (i) assets of any Excluded Project Subsidiary or Capital Stock of an Excluded Project Subsidiary securing Indebtedness and/or other obligations of such Excluded Project Subsidiary or (ii) assets of any Restricted Subsidiary associated with any Project securing any Non-Recourse Indebtedness incurred to finance the expansion of such Project, in each case which Indebtedness was permitted by the terms of the Indenture to be incurred;

(19) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20) any interest or title of a lessor or sublessor under any lease of real estate Capitalized Lease Obligation or operating lease;

(21) Liens in favor of the Company or any Restricted Subsidiary;

(22) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(23) Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under the Indenture, so long as such Liens attach only to gross unearned premiums for the insurance policies and related rights;

(24) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction; and

(25) Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $100.0 million.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, joint-stock company, Joint Venture, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity, whether or not a legal person.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Project” means any energy-from-waste facility, waste disposal, treatment transfer, transportation or collection facility and facilities and operations related or ancillary thereto, electrical generation plant, cogeneration plant, water treatment facility, renewable energy facility or other facility for the generation of electricity or other forms of energy or related or ancillary assets or properties.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all Interest Reserve Collateral securing such Receivables, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Cash” means, as of any date of determination, (i) the sum of the amounts on deposit that are designated to pay debt service principal or construction costs, as debt service reserves, or to redeem the Indebtedness secured thereby to the extent excess proceeds remain in the relevant account after completion of construction of a Project and held in a debt service principal account, a debt service reserve fund or a reserve account (which such reserve account secures the Non-Recourse Debt that is the source of the amounts therein) so long as the proceeds in such reserve account are designated to pay construction costs or debt service during construction or, if excess proceeds remain in such account after completion of construction of the relevant project, to redeem the Non-Recourse Debt secured thereby and (ii) any amounts of cash pledged to collateralized letters of credit arrangements.

“Restricted Subsidiary” means any Subsidiary of the Company, including any Excluded Project Subsidiary, other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit and Guaranty Agreement dated as of February 9, 2007, among Covanta Energy Corporation, as borrower, the Company, as guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Revolving Issuing Bank and a Funded LC Issuing Bank, UBS AG, Stamford Branch, as Funded LC Issuing Bank, Lehman Commercial Paper Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, and Bank of America, N.A. and Barclays Bank plc, as Documentation Agents, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under “Certain covenants—Limitation on indebtedness”); provided that a Senior Credit Facility shall not relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Tender Offer” means the Company’s offer to purchase for cash any and all of its outstanding Convertible Debentures pursuant to its Offer to Purchase, dated November 9, 2010.

“Transaction Costs” means the fees, costs and expenses payable by the Company in connection with the Transactions within 180 days of the Issue Date.

“Transactions” means the issuance of the Notes in this offering and the Tender Offer.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Total Tangible Assets” means Total Assets after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items of the Company and its Restricted Subsidiaries and after deducting, to the extent otherwise included therein, the amounts of (without duplication):

(1) the excess of cost of the Fair Market Value of assets or business acquired, as determined by the Company in good faith (or if such Fair Market Value exceeds $50.0 million, in writing by an Independent Financial Advisor);

(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4) minority interest in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(5) treasury stock;

(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

(7) Investments in and assets of Unrestricted Subsidiaries.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to          , 2015; provided, however, that if the period from the redemption date to          , 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to          , 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Union County Lease” means the facility lease agreement as of the Issue Date between Covanta Union, Inc. and the Union County Utilities Authority relating to the energy-from-waste facility located in Union County, New Jersey.

“Unrestricted Asian Subsidiaries” means Covanta Energy International Investments Limited and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Unrestricted Asian Subsidiary;

(2) any Insurance Subsidiary;

(3) any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(4) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments;”

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company, if applicable, giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Certain covenants—Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Certain United States federal income tax considerations

The following is a summary of certain U.S. federal income tax considerations (and certain U.S. estate tax considerations) of the purchase, ownership and disposition of notes, but does not purport to be a comprehensive description of all the tax consequences that may be applicable to an investment in the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with a note held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax- exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to U.S. expatriates;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	except where specifically described below, any U.S. federal tax consequences, such as the estate and gift tax or the Medicare tax on net investment income, other than U.S. federal income tax consequences.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local or foreign jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes that is not a U.S. holder. Special rules may apply to some non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Payment of interest

It is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Sale, exchange or other taxable disposition of notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized (less any portion attributable to accrued interest, which will be taxable as a payment of interest, as described above) upon the sale, exchange or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a sale, exchange or other taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally eligible for preferential rates of taxation. A U.S. holder’s ability to deduct capital losses may be limited.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale, exchange or other taxable disposition (including a retirement or redemption) of a note unless the U.S. holder is an exempt recipient. Backup withholding may apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

Payments of interest

Under the “portfolio interest rule,” U.S. federal income or withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through specified foreign intermediaries or specified foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or applicable successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or applicable successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

It is not entirely clear whether payments of additional interest are subject to withholding taxes. If taxes are withheld from any payments of additional interest, non-U.S. holders should consult their own tax advisors regarding whether they would be entitled to a refund of any taxes withheld.

Sale, exchange or other taxable dispositions of notes

Gain realized by a non-U.S. holder on the sale, exchange or other taxable disposition of a note will not be subject to U.S. federal income or withholding tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

If you are a non-U.S. holder described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other taxable disposition of a note, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange or other taxable disposition of a note (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. In addition, if you are a foreign corporation described in the first bullet point above, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your effectively connected earnings and profits.

Any amounts which a non-U.S. holder receives on a sale, exchange or other taxable disposition of a note which are attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to non-U.S. holders—Payments of interest.”

United States federal estate tax

A non-U.S. holder’s estate will not be subject to United States federal estate tax on notes beneficially owned by such non-U.S. holder at the time of death, provided that any payment to such non-U.S. holder on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—Consequences to non-U.S. holders—Payments of interest” without regard to the statement requirement described in the last bullet point.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments on the notes that we make, provided the statement described above in the last bullet point under “—Consequences to non-U.S. holders—Payments of interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through specified U.S.-related financial intermediaries, unless the statement described above has been received (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

Underwriting

Subject to the terms and conditions in the underwriting agreement among us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Principal
Underwriter	amount

J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
RBS Securities Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA Inc.
TD Securities (USA) LLC

Total	$400,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	%

In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•	We will pay our expenses related to the offering, which we estimate will be approximately $ .

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

It is expected that delivery of the notes will be made against payment therefor on or about November   , 2010, which is the           business day following the date hereof (such settlement cycle being referred to as “T+  ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next           succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+  , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	(a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Switzerland

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Securities will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Securities, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Securities are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Securities with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the Securities is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our associates. They have received (or will receive) customary fees and commissions for these transactions. J.P. Morgan Securities LLC is a joint lead arranger and bookrunner under Covanta Energy’s credit facilities, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC is an administrative agent, collateral agent and lender under Covanta Energy’s credit facilities. Merrill Lynch, Pierce, Fenner & Smith Incorporated is a syndication agent, joint lead arranger and bookrunner under Covanta Energy’s credit facilities. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a documentation agent and lender under Covanta Energy’s credit facilities. Barclays Bank PLC, an affiliate of Barclays Capital Inc. is a documentation agent and lender under Covanta Energy’s credit facilities. In addition, certain of the other underwriters and their affiliates may serve as a lender under Covanta Energy’s credit facilities. Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as the dealer managers for the tender offer to purchase the Debentures. Also, certain of the underwriters and their affiliates may own a portion of the Debentures being tendered for, and may therefore receive a portion of the offering proceeds. See “Use of proceeds.”

Incorporation by reference

In this prospectus supplement, we “incorporate by reference” certain information filed by us with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below, which have been filed with the SEC:

1. our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 22, 2010;

2. our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed on April 21, 2010; Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 filed on July 22, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 filed on October 20, 2010; and

3. our Current Report on Form 8-K filed on February 1, 2010, Current Report on Form 8-K filed on March 2, 2010, Current Report on Form 8-K/A filed on March 5, 2010, Current Report on Form 8-K filed on March 19, 2010, Current Report on Form 8-K filed on April 1, 2010, Current Report on Form 8-K filed on May 10, 2010, Current Report on Form 8-K/A filed on May 11, 2010, Current Report on Form 8-K filed on June 18, 2010, Current Report on Form 8-K filed on August 10, 2010, Current Report on Form 8-K filed on August 19, 2010 and Current Report on Form 8-K filed on November 9, 2010.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act, or the Exchange Act) from the date of this prospectus supplement until the sale of all securities offered hereunder shall be deemed to be incorporated by reference in this prospectus supplement. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement. You may access a copy of any or all of these filings, free of charge, at our web site, www.covantaholding.com, or by writing us at the following address or telephoning us at the number below:

Covanta Holding Corporation
Attn: Marisa Jacobs
40 Lane Road
Fairfield, New Jersey 07004
(973) 882-4196

You may also direct your requests via e-mail to mjacobs@covantaenergy.com

Legal matters

The validity of the notes offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP of New York, New York. Certain other legal matters will be passed upon for us by Neal, Gerber & Eisenberg LLP of Chicago, Illinois. Certain legal matters in connection with this offering of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP of New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

COVANTA HOLDING CORPORATION

COMMON STOCK
PREFERRED STOCK
WARRANTS
DEBT SECURITIES

Covanta Holding Corporation may offer, from time to time, common stock, preferred stock, warrants or debt securities. In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering.

Our common stock is traded on the New York Stock Exchange under the symbol “CVA.” Our principal executive offices are located at 40 Lane Road, Fairfield, New Jersey 07004, and our telephone number is (973) 882-9000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2009.

About This Prospectus

Unless the context otherwise requires, references in this prospectus to “Covanta,” “we,” “our,” “us” and similar terms refer to Covanta Holding Corporation and its subsidiaries.

The prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to in this prospectus as the “SEC,” using a “shelf” registration process. Under this shelf registration process, (1) we may, from time to time, sell any combination of common stock, preferred stock, warrants or debt securities as described in this prospectus, in one or more offerings and (2) selling stockholders to be named in a prospectus supplement may, from time to time, sell common stock in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Covanta and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate only as of the date of this prospectus.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the SEC’s Public Reference Room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our corporate website, www.covantaholding.com. Our common stock is traded on the New York Stock Exchange. Material filed by us can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

Incorporation By Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which have been filed with the SEC:

1. Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009;

2. Our Current Report on Form 8-K filed on April 1, 2009 (only with respect to Item 5.03 and Exhibit 3.1(ii) thereto); and

3. The description of our common stock on Form 8-A/A filed on November 17, 2006.

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All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act) from the date of this prospectus until the sale of all securities registered hereunder shall be deemed to be incorporated by reference in this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may access a copy of any or all of these filings, free of charge, at our website, www.covantaholding.com, or by writing us at the following address or telephoning us at the number below:

Covanta Holding Corporation
Attn: Investor Relations
40 Lane Road
Fairfield, New Jersey 07004
(800) 882-4122 Ext. 7001
You may also direct your requests via e-mail to investors@covantaenergy.com

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Risk Factors

Please carefully consider the risk factors described in any prospectus supplements and in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making investment decisions, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Forward-Looking Statements

This prospectus, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by us may contain statements that may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995, referred to as the “PSLRA” in this prospectus, or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of us and our subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act of 1933, as amended, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to us include, but are not limited to, the risks and uncertainties affecting our businesses described in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008, any prospectus supplements and other securities filings by us with the SEC.

Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this prospectus and registration statement are made only as of the date hereof and we do not have, or undertake, any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Covanta Holding Corporation

We are a leading developer, owner and operator of infrastructure for the conversion of waste to energy (known as “energy-from-waste”), as well as other waste disposal and renewal energy production businesses in the Americas, Europe and Asia. We are organized as a holding company which was incorporated in Delaware on April 16, 1992. We conduct all of our operations through subsidiaries which are engaged predominantly in the businesses of waste and energy services. We also engage in the independent power production business outside the Americas. We have investments in subsidiaries engaged in insurance operations in California primarily in property and casualty insurance.

We own, have equity investments in, and/or operate 60 energy generation facilities, 50 of which are in the United States and 10 of which are located outside of the United States. Our energy generation facilities use a variety of fuels, including municipal solid waste, wood waste (biomass), landfill gas, water (hydroelectric), natural gas, coal and heavy fuel oil. We also own or operate several businesses that are associated with our renewable energy business, including a waste procurement business, a biomass procurement business, four landfills, which we use primarily for ash disposal, and several waste transfer stations.

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Energy-from-waste projects have two essential purposes: to provide waste disposal services, typically to municipal clients who sponsor the projects, and to use that waste as a fuel source to generate renewable energy. The electricity or steam generated is generally sold to local utilities or industrial customers, and most of the resulting revenues reduce the overall cost of waste disposal services to the municipal clients. These projects are capable of providing waste disposal services and generating electricity or steam, if properly operated and maintained, for several decades. Generally, we provide these waste disposal services and sell the electricity or steam generated under contracts, which expire on various dates between 2009 and 2034. Many of our service contracts may be renewed for varying periods of time, at the option of the municipal client.

Our principal executive offices are located at 40 Lane Road, Fairfield, New Jersey 07004, and our telephone number is (973) 882-9000.

Use of Proceeds

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of our common stock by selling stockholders except as may otherwise be stated in an applicable prospectus supplement.

Description of the Securities

We may issue from time to time, in one or more offerings the following securities:

•	shares of our common stock, $0.10 par value per share;

•	shares of our preferred stock, $0.10 par value per share;

•	warrants exercisable for our common stock; or

•	debt securities.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, warrants or debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

Selling Stockholders

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule, and the effectiveness of our internal control over financial reporting as of December 31, 2008 included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Neal, Gerber & Eisenberg LLP of Chicago, Illinois.

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